As filed with the Securities and Exchange Commission on May 30, 2008.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPEN ENERGY CORPORATION

(Name of small business issuer in its charter)

Nevada	3674	98-0370750
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Open Energy Corporation

514 Via De La Valle, Suite 200

Solana Beach, CA 92075

(858) 794-8800

(Address of principal place of business)

Dalton W. Sprinkle, Esq.

General Counsel and Senior Vice President

Open Energy Corporation

514 Via De La Valle, Suite 200

Solana Beach, CA 92075

(858) 794-8800

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $0.001 par value per share	4,280,627	$.30	$1,284,188	$50.47

(1)   Includes up to 4,280,627  shares of the Registrant’s common stock issuable upon exchange for the Class A shares of 2093603 Ontario, Inc. (a subsidiary of the Registrant) held by the Selling Stockholders, as defined in the accompanying prospectus. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Registrant’s common stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)   These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The registration fee has been calculated in accordance with 457(c) for 4,280,627 shares. The proposed maximum offering price is based upon the average of the high and low bid prices of the Registrant’s common stock reported on the Over-the-Counter Bulletin Board on May 28, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Open Energy Corporation

4,280,627  Shares of

Common Stock

This prospectus relates to the resale, from time to time, of up to 4,280,627 shares of common stock of Open Energy Corporation, formerly known as Barnabus Energy, Inc., a Nevada corporation, by the selling stockholders named in this prospectus in the section “Selling Stockholders,” including their pledges, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” Open Energy is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

References in this prospectus to “the Company,” “Open Energy,” “we,” “our,” and “us” refer to Open Energy Corporation.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “OEGY.BB”. The shares of common stock may be offered for sale by the Selling Stockholders at prices established on the Over-the Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On May 28, 2008, the last reported sale price of our common stock was $0.31 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 3 before you decide whether to invest in shares of our common stock.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. After the accompanying registration statement is declared effective by the United States Securities and Exchange Commission, the sale of all the common stock in this offering may be sold by the Selling Stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive officers are located at 514 Via de la Valle, Suite 200, Solana Beach, California 92075 and the phone number is (858) 794-8800.

Subject to completion, dated May 30, 2008

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You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus.

Our website is located at www.openenergycorp.com. Information contained on our website is not incorporated into and is not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements. These forward looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•      significant uncertainty inherent in the renewable energy industry;

•      intense and increasing competition from other “clean” renewable energy companies and conventional fossil fuel based energy companies; new competitors are likely to emerge and new technologies may further increase competition;

•      our operating costs may increase beyond our current expectations and we may be unable to fully implement our current business plan;

•      our ability to obtain future financing or funds when needed;

•      our ability to successfully obtain a diverse customer base;

•      our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•      our ability to attract and retain a qualified employee base;

•      our ability to respond to new developments in technology and new applications of existing technology before our competitors do so;

•      acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•      our ability to maintain and execute a successful business strategy; and

•      we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission, or SEC.

You also should consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUMMARY

The following is only a summary of the information included in the prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our “Risk Factors” section and our Financial Statements and the notes to the Financial Statements before making any investment in Open Energy Corporation.

Our Company

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of solar electric technologies for residential, commercial and industrial applications.  The Company currently designs, manufactures and distributes building-integrated photovoltaic (BIPV) roofing tiles, roofing membranes and architectural photovoltaic glass products under the SolarSave® trade name.  The company maintains two facilities:  A corporate office in Solana Beach for senior management, marketing, sales, customer service, legal and finance and an engineering facility in Grass Valley, California for product design, project engineering, prototyping, customer glass manufacturing, and materials management.

The following three strategic initiatives distinguish our approach from others in an industry that is increasingly becoming commoditized and price-driven:

1.  We utilize the building products distribution channels through which we co-design, market and distribute our products.

We believe that the lowest cost per installed watt for rooftop solar applications can best be achieved by partnering with those already engaged in the production, design, marketing, distribution, installation and servicing of traditional roofing products.  The channel begins with our established relationships with companies such as Eagle Roofing Products and Petersen-Dean and ends with the roofer that seamlessly installs our building-integrated products onto rooftops together with the non-PV portion of the roof.  This installation method avoids the problems created where multiple trades are engaged in the installation of a roof and a PV solar system, including the voiding of an existing roof warranty where a solar system has been subsequently installed by other than the roofer.

2.  We develop and manufacture a suite of proprietary best-in-class building integrated PV products on an outsourced basis.

We strive to be a leading edge designer of innovative products and technologies.  We offer a suite of building-integrated photovoltaic, or “BIPV” products designed to blend seamlessly into and form a part of building materials already in use.  Our primary proprietary products are divided into three segments:

Solar Roofing Tiles.  Our tile products integrate with the roofing products offered by our channel partners, and are specifically designed with an eye toward aesthetic appeal.

SolarSave Membrane.  Our SolarSave™ membrane product is designed for low-slope or “flat” rooftops, typically associated with commercial developments.  We anticipate that reintroduction of our SolarSave™ membrane product will be reintroduced during the summer months of 2008.

SolarSave™ Architectural Glass. We design and manufacture custom PV glass laminates to meet the aesthtic, performance and structural requirements of designers and architects.  Sizes, shapes and configurations can be built to match virtually any specification available today, allowing for a direct substitution for monolithic, laminated or insulated glass panels.

While we will continue to develop innovative products, we will also evaluate licensing and purchasing options to acquire technologies developed by others.  We outsource most of the steps in our manufacturing process in order to the ability to deliver high quality products in very large volumes to meet the demands of our customers.

3.  We intend to offer financed solutions to the residential market through long-term power purchase agreements that will contribute to increased product sales and generate recurring revenues from the sale of energy.

In general, homeowners, commercial tenants and industrial operations do not buy power generating systems. They pay for power through their monthly utility bills. Solar electric systems remain expensive, although state rebates, federal tax incentives and other government programs have reduced the costs of solar electricity. We have developed a plan we believe will provide a financial solution that monetizes the full array of Federal tax incentives for the ultimate benefit of the residential energy consumer. We believe we will sell more products and participate in the long term revenue streams associated with the sale of energy.

THE OFFERING

Background

In February 2006, we and our newly formed subsidiary, 2093603 Ontario, Inc., or “Exchangego,” entered into a stock purchase agreement with Solar Roofing Systems, Inc., or “SRS,” and the stockholders of SRS, or the “SRS Stockholders.”  Pursuant to the stock purchase agreement, Exchangeco acquired all outstanding shares of SRS, other than those already owned by us.  The stock purchase agreement provided for, among other things, the issuance of Class A shares of Exchangeco to the SRS Stockholders that were resident in Canada, who are the Selling Stockholders under this prospectus.  A total of 4,892,141 Class A shares were to be issued to the Selling Stockholders, including 2,446,071 Class A shares that were issued upon the closing of the transactions governed by the stock purchase agreement, and 2,446,070 shares the issuance of which was conditioned upon SRS satisfying certain milestones post-acquisition.  In connection with the stock purchase agreement, we also entered into a registration rights agreement with the SRS Stockholders, which obligated us to register the shares of our common stock that are issuable in exchange for the Class A shares of Exchangeco held by the Selling Stockholders.   Each Class A share of Exchangeco is exchangeable for one share of our common stock, in accordance with the terms and conditions set forth in the articles of incorporation of Exchangeco and the exchange rights agreement and support agreement described below under “Transactions with Selling Stockholders.”

In March 2008, we entered into a settlement agreement with the SRS Stockholders, pursuant to which, among other things, we agreed to cause Exchangeco to issue an additional 1,834,554 Class A shares, and we agreed to file the registration statement of which this prospectus forms a part.

The Offering

Securities Offered	Up to 4,280,625 shares of our common stock, par value $0.001 per share, by the Selling Stockholders.

Manner of Offering

The Selling Stockholders, either directly or through underwriters, broker-dealers or agents, may offer and sell their securities on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at prevailing market prices, fixed prices or negotiated prices. See “Plan of Distribution” beginning on page 59 of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the Selling Stockholders.

Trading Symbol for our	Our common stock is traded on the OTCBB under the symbol “OEGY.OB.”
common stock

Risk Factors

Investors should carefully consider the risks described below before deciding whether to invest in our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below. See “Forward-Looking Statements.”

The execution of our business plan will require substantial funds. If we are unable to acquire additional financing, we may be forced to discontinue our operations.

We received net proceeds of approximately $19.37 million from the issuance of convertible notes and warrants during September and December 2007.  Nonetheless, we will need to raise additional funds, likely through equity or debt financing in order to execute our business plan and continue operations.  No assurance can be given that this additional financing will be available on terms satisfactory to us.  Any such financing will likely result in additional dilution to our current stockholders.

If we are unable to raise substantial funds, we may be unable to pay our debts as they mature and we may be forced to discontinue our operations and liquidate. In such event, holders of our common stock would likely lose all or substantially all of their investment in our shares.

Depending on our method of raising funds, now and in the future, your shares may be diluted.

If we raise additional funds by selling additional shares of our capital stock, or securities convertible into or exercisable for shares of our capital stock, the ownership interest of our stockholders may be diluted.

New home construction in the U.S. is currently slowing, and doing so fairly dramatically in several areas where the Company’s products are offered. This building slow-down could negatively impact our sales.

California represents over 70% of all PV installations in North America, and new home construction in California has slowed significantly. Arizona, Nevada, New Mexico and Florida are also significant potential markets for the Company’s PV products and they too are experiencing a decline in new home construction activity.  In addition, these regions also have a high volume of unsold new home inventory.  If the residential home industry continues to have a high volume of unsold inventory, the new home construction market is likely to continue to decline. This could adversely affect solar installations, particularly for the Company’s building integrated PV roofing tiles.

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

As of the date of our most recent audit, which included the fiscal years ended May 31, 2007 and May 31, 2006, we had not generated sufficient revenues to meet our cash flow needs.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Although we have generated revenue, we are still operating at a net loss, and may continue to incur losses for a period of time.  We incurred a net loss of $8.9 million for the three months ended February 29, 2008, a net loss of $39.6 million for the year ended May 31, 2007, and a net loss of $12.2 million for the year ended May 31, 2006.  We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations.  If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

We expect our operating results to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

We believe that our operating results may fluctuate substantially from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this “Risk Factors” section:

•                     our current reliance on large-volume orders from only a few customers;

•                     the receipt and shipment of large orders or reductions in these orders;

•                     variability between customer and product mix;

•                     changes in our pricing policies or those of our competitors;

•                     the introduction of new products or product enhancements by us or our competitors;

•                     changes in the terms of our arrangements with customers or suppliers;

•                     ability of our customers to accurately forecast demand for our products by their end users;

•                     the impact of changes in government regulation and rebate programs affecting our products;

•                     delays or failures to fulfill orders for our products on a timely basis;

•                     delays in the introduction of new or enhanced products by us or market acceptance of these products;

•                     our ability to finance our working capital needs;

•                     the availability and cost of raw materials and components for our products;

•                     an increase in product warranty returns or in our allowance for doubtful accounts; and

•                     operational disruptions, such as transportation delays or failures of our order processing system.

A substantial portion of our sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

Evaluating our business and future prospects may be difficult due to the rapidly changing technological and market landscape.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. We first shipped renewable energy commercial products in December 2005. Relative to the entire solar industry, we have shipped only a very small number of products.

The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. We have recently begun to outsource substantially all of our manufacturing, and there is no guarantee we can do this at a price that is competitive with our competition, or that we can gain access to new, more cost effective solar technologies that may be developed by our competitors. Moreover, the SunCone™ CSP system is only in the early stages of development and we have limited experience upon which to predict whether it can be successfully commercialized and limited capital to fund such development.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The solar power market is intensely competitive and rapidly evolving. Our competitors are better capitalized, have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power products, including BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Most of our competitors are substantially larger than we are, have longer operating histories, and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

There is a shortage of semi-conductor grade silicon and the PV cells made from this material, upon which our products depend, that may constrain our revenue growth. Additionally, we may not have sufficient financial resources to take advantage of supply opportunities as they may arise.

Silicon is an essential raw material in the production of PV cells. There is currently an industry-wide shortage of silicon ingots, which has resulted in significant price increases. Increases in silicon prices may impact our manufacturing costs in the future. As demand for PV cells has increased, a number of manufacturers have announced plans to add additional capacity. As this manufacturing capacity becomes operational, it will increase the demand for silicon. Polysilicon is also used in the semiconductor industry generally, and any increase in demand from that sector will compound the shortage. The production of silicon is capital intensive and adding additional capacity requires significant lead time. We do not believe that the supply imbalance will be remedied in the near term, and we expect that silicon demand will continue to outstrip supply for the foreseeable future.

We depend on a limited number of suppliers for the laminate and cells necessary to manufacture our products, and the loss or interruption of supply would negatively impact sales and damage our reputation with our customers.

We currently purchase laminate and cells from a small number of major solar suppliers.  There has been an industry wide shortage of laminate which has resulted in shipment delays and price increases.  Unlike some of our competitors, we are not vertically integrated and do not control our supply chain.  We are evaluating alternate suppliers for the critical parts of all of our products.   Any interruption or slow down in supply, or increase in product costs, could cause a disruption or a complete stoppage of our manufacturing operations and a corresponding loss of revenue.

In addition, we have recently entered into agreements with our significant customers that require that we provide them with certain volume commitments.  Any inability on our part to meet the requirements of those customers would damage our reputation with those customers and negatively impact our operations.

Our products may not gain market acceptance, which would prevent us from achieving sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•                  our failure to produce products that compete favorably against other solar power products on the basis of cost, quality and performance;

•                  our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•                  whether customers will accept our new designs under development; and

•                  our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technology and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The solar power industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar power technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

The reduction or elimination of government economic incentives could prevent us from achieving sales and market share.

We believe that the near-term growth of the market for “on-grid” applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of federal and state government economic incentives. The reduction or elimination of government economic incentives may adversely affect the growth of this market or result in increased price competition, which could prevent us from achieving sales and market share. In the United States, the 30% federal tax credit is currently scheduled to expire on December 31, 2008. If Congress does not extend the tax credit, the Company and the industry in general will be severely and negatively affected.  In December 2007, the Senate failed to get enough votes to pass the proposed clean energy bill and its associated renewable electricity standard and investment tax credit.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany and Japan, have provided incentives in the form of feed-in tariffs, cash rebates, tax credits, permitting preferences and other incentives to promote the use of solar energy and to reduce dependency on fossil fuels. These government economic incentives could be reduced or eliminated altogether, which would significantly harm our business.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The traditional energy and electrical utility industries are heavily regulated by foreign, federal, state and local governments. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned power generation systems. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, which would harm our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, health and safety standards, environmental regulations, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Problems with product quality or product performance may cause us to incur warranty expenses and prevent us from achieving sales and market share, particularly if we introduce new technologies.

As is consistent with standard practice in our industry, the duration of our product warranties is lengthy. Our current roofing tile product warranty is for 25 years, and our roofing membrane product warranty is for 20 years. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Our products have not been installed long enough to allow us to evaluate their performance over a 20 to 25-year period. We experienced a warranty claim with our first tile installation. Although we believe the initial problem has been resolved, other warranty issues could develop. We also experienced warranty claims with some of our initial membrane installations, causing us to temporarily discontinue product shipments. There is no assurance that the membrane product warranty issues can be resolved. Failure to resolve these product warranty issues could force us to permanently discontinue product shipments, which would materially and negatively affect the Company’s revenues. Please see “Description of Business — Our Products — SolarSave Roofing Membranes.”

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, we would be unable to achieve sales and market share.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•                  cost-effectiveness of solar technologies as compared with conventional and competitive alternative energy technologies;

•                  performance and reliability of solar products as compared with conventional and non-solar alternative energy products;

•                  success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;

•                  public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;

•                  fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

•                  increases or decreases in the prices of oil, coal and natural gas;

•                  capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;

•                  continued deregulation of the electric power industry and broader energy industry; and

•                  availability of government subsidies and incentives.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.

Our ability to compete effectively against other solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to protect our intellectual property and may need to defend our products and services against infringement claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products and services:

•                  we cannot be certain that our pending patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•                  given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important;

•                  third parties may design around our patented technologies or seek to challenge or invalidate our intellectual property rights and there is no assurance that our intellectual property rights will deter infringement or misappropriation of our intellectual property;

•                  we may incur significant costs and diversion of management resources in prosecuting or defending intellectual property infringement suits;

•                  we may not be successful in prosecuting or defending intellectual property infringement suits and, as a result, may need to seek to obtain a license of the third party’s intellectual property rights, which may not be available to us, whether on reasonable terms or at all; and

•                  the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public.

Failure to adequately protect our trademark rights could cause us to lose market share and cause our sales to decline.

We sell our solar roofing, architectural glass and balance-of-system products under our brand names SolarSave® and we have branded our solar concentrating technology under the brand name SunConeTM CSP. We are also branding our company with the name Open EnergyTM. We expect to expend significant resources promoting these brand names, and we have applied for registered trademarks in the United States for SunConeTM CSP, the OE Logo, Open EnergyTM and other trademarks. However, registration of our brand name trademarks could be denied, and if granted, such registration will not necessarily deter or prevent unauthorized use by others. If other companies, including our competitors, use our brand names, consumers may not recognize us as the source of our products. This would reduce the value of goodwill associated with our brand names. This consumer confusion and the resulting reduction in goodwill could cause us to lose market share and cause our sales to decline.

Material weaknesses in our disclosure controls and procedures and our internal control over financial reporting,  if not remedied effectively, could prevent us from reporting our financial results on a timely and accurate basis and result in a decrease in the trading price of our common stock and otherwise seriously harm our business.

Management has concluded that our disclosure controls and procedures and our internal control over financial reporting had material weaknesses as of February 29, 2008. We have made progress toward alleviating the deficiencies.  However, we have not remedied all weaknesses at this time.  These controls and procedures are designed to provide reasonable assurance that we can provide timely and accurate financial reporting of our results of operations.

Failure to achieve and maintain an effective internal control environment could prevent us from reporting our financial results on a timely and accurate basis or cause investors to lose confidence in our reported financial information. These effects could in turn result in a decrease in the trading price of our common stock.

There are a large number of shares underlying our convertible debentures and warrants that may be available for future sale. Our existing stockholders may experience immediate and substantial dilution resulting from the issuance of these shares and the sale of these shares may depress the future market price of our common stock.

As of May 20, 2008, we had (i) 127,952,397 shares of common stock issued and outstanding; (ii) debentures outstanding that, including accrued interest, are convertible into 42,000,000 additional shares of common stock; and (iii) warrants outstanding to purchase up to 74,884,879 additional shares of our common stock. The number of shares of common stock issuable upon conversion or exercise of the foregoing securities may increase if we issue shares of common stock or securities convertible into common stock at an effective price per share less than the conversion and/or exercise prices of the foregoing securities. See “Management’s Discussion and Analysis - Liquidity and Capital Resources – Debt Financings.”  If and when our outstanding debentures, notes and warrants are converted or exercised for shares of our common stock, our existing stockholders will be diluted.  In addition, the sale of a significant number of such shares of common stock may depress the market price of our common stock.

Our senior lender has a general security interest in our inventory, specified accounts receivable and our cash accounts, which collectively represent substantially all of our liquid assets. If we were to default under the terms of our loan agreement, our lender would have the right to foreclose on these assets.

In April 2008, we entered into a loan and security agreement with The Quercus Trust pursuant to which Quercus agreed to loan us up to $3.5 million based upon the availability of specified collateral.  The loan and security agreement is collateralized by a general security interest in all of our inventory, specified accounts receivable and our cash accounts. If we were to default under the terms and conditions of the loan and security agreement, or if our specified collateral ratios fall below certain levels, Quercus would have the right to accelerate the outstanding indebtedness under the loan and security agreement and foreclose on the collateral. Such a foreclosure would have a material adverse effect on our business, liquidity, results of operations and financial position.

Our failure to withhold for or pay federal and state employment and income taxes associated with the vesting or issuance of shares of restricted stock granted to our employees may result in significant liabilities for which we may not have sufficient cash to satisfy.

On December 18, 2007, we received $1,498,770 from Mr. Saltman, our Chairman and Chief Executive Officer to satisfy the employee portion of the required withholding taxes on his restricted stock grants. In January 2008, we paid all outstanding federal and state employment taxes, as well as interest and penalties associated with the vesting dates for restricted stock previously granted as set forth in certain employment contracts.

We are obligated to pay all employee federal and state withholding taxes as well as the employer’s portion of FICA. As of February 29, 2008, there was a remaining obligation for one employee and one former employee to repay us for taxes to be paid on their behalf in the amount of $343,000.

Our obligation to withhold for and pay federal and state employment and income taxes associated with these restricted shares granted to employees is ongoing with each new vesting or issuance date, and the level of tax obligation would be significant if any of the vesting or issuance schedules were to accelerate in accordance with the terms of the employment agreements. We could therefore incur significant additional liabilities for which we may not have sufficient cash to satisfy, requiring us to raise additional funds or curtail or cease operations.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

We will become subject to Sections 78.411 and 78.444 of the Nevada General Corporation Law (the “NGCL”) if we ever have 200 or more stockholders of record. Such statutes would prevent us from engaging in any “business combination” (as such term is defined in Section 78.416 of the NGCL, described in “Description of Capital Stock” herein) with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)   prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)   on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our success depends on our ability to retain our key personnel.

Our success is dependent upon the efforts of key members of our management, including our chairman and chief executive officer, David Saltman, our president and chief operating officer, David Field, our executive vice president of world wide operations, Christopher Gopal, and our chief financial officer, Aidan Shields. The loss of these persons, or other key employees, could have a material adverse effect on us. Our future success is likely to depend substantially on our continued ability to attract and retain highly qualified personnel. The competition for such personnel is intense, and our inability to attract and retain such personnel could have a material adverse effect on us. We do not maintain life insurance on any of our personnel.

Our growth may not be manageable and our business could suffer as a result.

Even if we are successful in obtaining new business, failure to manage the growth could adversely affect our operations. We may experience extended periods of very rapid growth, which could place a significant strain on our management, operating, financial and other resources. Our future performance will depend in part on our ability to manage growth effectively. We must develop management information systems, including operating, financial, and accounting systems, improve project management systems and expand, train, and manage employees to keep pace with growth. Our inability to manage growth effectively could negatively affect results of operations and the ability to meet obligations as they come due.

We may not address successfully the problems encountered in connection with any recent and potential future acquisitions.

In March and April, 2006, we completed the acquisitions of Solar Roofing Systems, Inc. and Connect Renewable Energy, Inc. In December of 2006 we acquired WaterEye. In addition, we expect to consider future opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our products, or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•                  problems assimilating the purchased technologies, products or business operations;

•                  problems maintaining uniform standards, procedures, controls and policies;

•                  unanticipated costs associated with the acquisition;

•                  diversion of management’s attention from our core business;

•                  adverse effects on existing business relationships with suppliers and customers;

•                  risks associated with entering new markets in which we have no or limited prior experience;

•                  potential loss of key employees of acquired businesses; and

•               increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future.

We have not paid common stock dividends since our inception and do not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings in an effort to complete development of our technologies and products, with the goal of increasing sales and long-term profitability and value. In addition, several of our financing agreements currently restrict, and any other credit or borrowing arrangements that we may enter into may restrict or limit, our ability to pay common stock dividends to our stockholders.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under rules adopted by the SEC, we will be required to include management’s report on internal controls as part of our annual report for the fiscal year ending May 31, 2008 pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report for the fiscal year ending May 31, 2009. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.  Additionally, our common stock is subject to the SEC regulations for “penny stock.”  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

If a letter agreement with one of our investors were held to be in violation of Section 5 of the Securities Act of 1933, we could be required to repurchase certain securities sold in a previous offering.

On March 30, 2006, we entered into a securities purchase agreement pursuant to which we issued convertible debentures and warrants to Cornell Capital Partners, L.P.  In May of 2007, we entered into a letter agreement, or the May Letter, whereby Cornell elected to waive a condition of the convertible debentures then held by Cornell that stated that Cornell could own no more than 4.99% of the Company.  The May Letter also stated that the Company elected to waive a provision of the convertible debentures relating to the conversion limitation in any thirty (30) day period.

While we do not believe it to be the case, the May Letter may have resulted in a violation of Section 5 of the Securities Act of 1933.  However, if the May Letter was held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase any shares held by Cornell and the shares sold by Cornell in such offering at the original purchase price, less any amounts previously paid by us to Cornell in partial redemption of the convertible debentures or received by Cornell from the sale of shares of our common stock into which the convertible debentures were converted in part, plus statutory interest from the date of purchase.  We sold an aggregate of $15 million in principal amount of convertible debentures to Cornell pursuant to the March 30, 2006 securities purchase agreement and we previously redeemed approximately $1.9 million in principal amount of such convertible debentures, and paid approximately $864,000 in interest on such convertible debentures.  In the event that we were required to repurchase shares our cash position would be reduced by the amount of shares we were required to repurchase.  There can be no assurance that we would have sufficient cash available to meet such obligation as well as our continuing operating requirements or that, if additional financing were required, that such financing could be obtained on terms acceptable to us, if at all.  We would contest vigorously any claim that a violation of the Securities Act of 1933 occurred.

TRANSACTIONS WITH SELLING STOCKHOLDERS

The following is a description of transactions between the Company and the Selling Stockholders.

In February 2006, we and our newly formed subsidiary, 2093603 Ontario, Inc., or “Exchangeco,” entered into a stock purchase agreement with Solar Roofing Systems, Inc., an Ontario, Canada corporation, or “SRS,” and the stockholders of SRS, or the “SRS Stockholders.” In April 2006, we completed the acquisition of all of the outstanding shares of SRS. Exchangeco acquired the outstanding shares of SRS for consideration equal to CDN $3,709,067 in cash, 736,081 shares of our common stock and 2,446,071 Class A shares of Exchangeco issued at closing.  In addition, the stock purchase agreement provided that the former shareholders of SRS would be entitled to receive up to 736,079 additional shares of our common stock and up to 2,446,070 additional Class A shares within 90 days following the December 31, 2006 fiscal year end of SRS. Such share amounts were to be reduced by up to 50% in the event that SRS failed to satisfy certain gross sales targets for fiscal year 2006.  Each of the foregoing shares of our common stock and the Class A shares of Exchangeco was valued at U.S. $2.00 per share in the transaction. Each Class A share of Exchangeco is exchangeable for one share of our common stock, in accordance with the terms and conditions set forth in the articles of incorporation of Exchangeco and the exchange rights agreement and support agreement described below.

In connection with our acquisition of SRS in April 2006, we entered into the following agreements:

Exchange Rights Agreement. We entered into an exchange rights agreement with the Selling Stockholders. Pursuant to the exchange rights agreement, we granted to the holders of Class A shares of Exchangeco, the right to exchange each such share for one share of our common stock upon specified liquidation or insolvency events applicable to us or in the event that Exchangeco shall fail to redeem Class A shares as required by its articles of incorporation. The exchange agreement shall terminate at such time as no Class A shares (or securities convertible into or exchangeable for such shares) are held by any party other than us or any of our affiliates.

Support Agreement. We entered into a support agreement with Exchangeco and the Selling Stockholders. Pursuant to the support agreement, we agreed to refrain from paying any dividends upon our common stock unless (1) Exchangeco simultaneously declares or pays an equivalent dividend on the Class A shares and (2) Exchangeco has sufficient funds to enable it to timely make such dividend payment. In addition, the support agreement requires us to take all such actions and do all things that are reasonably necessary or desirable to enable and permit Exchangeco and us to satisfy our obligations pursuant to the articles of incorporation of Exchangeco and the exchange agreement to cause the exchange of Class A shares (and all declared and unpaid dividends, if applicable) for shares of our common stock. For so long as there are any outstanding Class A shares not held by us or our affiliates, the support agreement requires that we maintain the economic equivalence of the Class A shares with shares of our common stock by refraining from taking certain specified actions, such as stock or rights dividends, stock splits, reclassifications, mergers or similar actions, unless the Class A shares benefit from an economically equivalent action. The support agreement shall terminate at such time as no Class A shares (or securities convertible into or exchangeable for such shares) are held by any party other than us or any of our affiliates.

Registration Rights Agreement. We entered into a registration rights agreement with the Selling Stockholders pursuant to which we agreed to register the resale of shares of our common stock issued or issuable in exchange for Class A shares of Exchangeco, which we refer to as the exchange shares. The registration rights agreement required that we cause a registration statement to be declared effective by the SEC with respect to the resale of the exchange shares prior to the earlier of (1) March 30, 2007, and (2) the date Exchangeco first exercises its right to redeem Class A shares for exchange shares. We are required to pay all registration-related expenses in connection with the registration statement.  We did not previously file a registration statement covering the exchange shares, which exchange shares are included in this registration statement.

In March 2008, we entered into a settlement and general release agreement with the SRS Stockholders.  The settlement agreement was entered into to settle certain disagreements related to the rights and liabilities of the Company and the SRS Stockholders under the terms of the stock purchase agreement we entered into with Exchangeco, Solar Roofing Systems, Inc. and the SRS Stockholders in February 2006.

Under the terms of the Settlement Agreement, among other things, in exchange for mutual releases given by us and the SRS Stockholders in favor of the other, we:

•                  agreed to pay off principal and interest of approximately $436,000 for certain loans owed to the SRS Stockholders;

•                  issued an aggregate of 368,040 shares of our common stock to the SRS Stockholders (other than the Selling Stockholders);

•                  caused Exchangeco to issue an aggregate of 1,834,554 Class A shares to the Selling Stockholders;

•                  reduced the exercise price of certain currently outstanding options from $1.50 per share to $0.40 per share and to extend the expiration date of such options from April 30, 2008 to July 31, 2008;

•                  agreed to file the registration statement of which this prospectus forms a part on or prior to May 31, 2008; and

•                  use all commercially reasonable efforts to ensure that:

•                  this registration statement is effective on or prior to August 31, 2008;

•      this registration statement is kept continuously effective thereafter until all of the exchange shares have been sold, or the later of (A) August 31, 2010 and (B) 90 days following the Company’s fiscal year end occurring in 2010.

USE OF PROCEEDS

This prospectus relates to shares of our common stock, some of which may be offered and sold from time to time by certain Selling Stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering by the Selling Stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock is traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTCBB. It has been quoted under the symbol “OEGY.OB” since April 21, 2006. Before that, it was quoted under the symbol “BBSE.OB.” The following is a summary of the high and low closing prices of our common stock on the OTCBB during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive in all the periods presented below, and such trades may not constitute an active trading market in all the periods presented below.

	High	Low
Year Ended May 31, 2008
First Quarter	$0.77	$0.41
Second Quarter	0.63	0.45
Third Quarter	0.25	0.46

Year Ended May 31, 2007
First Quarter	$1.59	$0.60
Second Quarter	0.95	0.48
Third Quarter	0.66	0.30
Fourth Quarter	0.59	0.30

Year Ended May 31, 2006
First Quarter	$1.38	$0.55
Second Quarter	2.50	1.44
Third Quarter	2.32	1.55
Fourth Quarter	1.89	1.20

On May 28, 2008, the closing sale price for our common stock was $0.31, as reported on www.nasdaq.com. As of May 20, 2008, there were 58 stockholders of record of the common stock (which does not include the number of persons or entities holding stock in nominee or street name through various brokerage firms).

DIVIDENDS

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock. In addition, several of our financing agreements currently restrict, and any other credit or borrowing arrangements that we may enter into may restrict or limit, our ability to pay common stock dividends to our stockholders.

DESCRIPTION OF OUR BUSINESS

Company History

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of solar electric technologies for residential, commercial and industrial applications.  The Company currently designs, manufactures and distributes building-integrated photovoltaic (BIPV) roofing tiles, roofing membranes and architectural photovoltaic glass products under the SolarSave® trade name.  The company maintains two facilities:  A corporate office in Solana Beach for senior management, marketing, sales, customer service, legal and finance and an engineering facility in Grass Valley, California for product design, project engineering, prototyping, customer glass manufacturing, and materials management.

Our company was originally incorporated in the State of Nevada on April 11, 2002 under the name Barnabus Enterprises Ltd., and in May 2005 we changed our name to Barnabus Energy, Inc. By 2005, we had acquired gas leases and a number of existing and proposed gas wells in Alberta, Canada. This network tied into a transport pipeline leading into the United States, where a premium for production could be obtained.

In June of 2005, we made a strategic business decision to shift our focus. Motivated by the growth in wind, solar and other renewable energy technologies and believing that market forces and legislative incentives were in place to support the domestic solar industry, we decided to transform the Company into a renewable energy company.

In August of 2005, we signed an exclusive international license for SunConeTM CSP (concentrating solar power) technology. SunCone TM CSP was conceived by Dr. Melvin Prueitt, a physicist, inventor and former senior research scientist at the Los Alamos National Laboratory. SunConeTM CSP utilizes curved geometries and reflective surfaces to collect solar thermal energy, which can then be used to heat a working fluid. Potentially, this energy can drive a turbine to produce electricity, or purify water using multi-stage flash distillation or membrane filtration devises. The first prototype was designed and built by Hytec Engineering of Los Alamos, New Mexico, and initial testing of this prototype system was successful.

That same month, we signed an agreement to acquire a controlling interest in Toronto-based Solar Roofing Systems, Inc. (SRS), which has a patent pending on SolarSave TM photovoltaic (PV) roofing membrane. In November of 2005, we signed an agreement to acquire California-based Connect Renewable Energy, Inc. (CRE), which developed, patented, and is currently manufacturing PV integrated roofing tiles. Both companies were engaged in the production of light-weight, fire-rated, weather-resistant, building-integrated PV roofing materials. We also moved our corporate offices to Southern California, the most active solar marketplace in the U.S. On December 8, 2005, we sold our oil and gas holdings.

In March 2006, we completed the acquisition of CRE and in April 2006, we acquired the remaining interests in SRS. SRS and CRE provided our company with proprietary, next generation photoelectric products, and expanded our manufacturing, marketing, sales and service capabilities. In February and March 2006, we signed agreements to obtain approximately $20 million through a series of financings, and on April 21, 2006 we changed our name to Open Energy Corporation to better reflect our mission, vision and strategic objectives.

In December 2006, we acquired WaterEye, a Grass Valley, California based company with proprietary, web-enabled water monitoring software. Its founder, Tom Wolf, became our Senior VP of Engineering and Development. WaterEye provided ongoing revenues, water treatment expertise, and a technology platform for monitoring and displaying our PV installations.

In April 2007, we signed a master distribution agreement with privately held Eagle Roofing Products, one of the largest manufacturers of cement tiles in North America. This strategic alliance provides our company with access to major home developers and roofing contractors across the country. We sell our residential tile products through this distribution pipeline, and utilize the building trades as our installation and service providers.

Realizing that the solar industry was quickly becoming commoditized and that we would never be competitive as a low-cost manufacturer, In May of 2007, we signed a memorandum of understanding with Suntech Power Holdings (NYSE: STP) to manufacture our tile and PV glass products in China. We believe this relationship has the potential to provide the production volume required to compete for a significant share of the U.S. residential and commercial solar electric marketplace.

In November 2007, we signed a distribution agreement with Petersen-Dean Roofing Systems, one of the largest residential and commercial roofing contractors in the U.S., to install SolarSave® PV Tiles on new homes across the country. The agreement includes a minimum commitment to purchase the Company’s products, including tiles, membranes and balance of system equipment.

On December 13, 2007, our board of directors approved a plan to shut down operations at our Aurora, Ontario, facility in Canada (the “Plan”). Pursuant to the Plan, existing operations and specified assets at our Aurora facility were transferred to our Grass Valley, California facility. In connection with the Plan, substantially all of our employees at the Aurora facility were terminated. The Plan was substantially complete as of January 31, 2008. The Plan does not involve the discontinuance of any business line and we remain committed to the commercialization of our membrane product pursuant to our overall corporate strategy to outsource the majority of our high-volume manufacturing and concentrate on our core competencies as a leading designer of innovative products. We are currently evaluating additional alternatives in an effort to optimize our manufacturing processes on a company-wide basis.

While Open Energy is currently developing its next generation commercial product, the Company has temporarily suspended shipments of its current membrane product due to a product corrosion issue. As a result of the corrosion issue, we have recorded a valuation allowance totaling $2.5 million in SRS related to the finished goods product in inventory, as well as the cost of replacing product under warranty with our customers.

The Company has performed annual impairment tests of the carrying value of goodwill and intangibles of its SRS and CRE acquisitions as required under SFAS NO. 142 and SFAS NO. 144, respectively. The tests determined that indications of impairment existed for certain purchased intangible assets and goodwill associated with its acquisition of SRS. Based on these assessments, the

Company recorded charges in SRS of $3.5 million and $2.7 million to write-down the value of intangible assets and goodwill, respectively. In addition, we have taken a goodwill write-off of $2.5 million for the acquisition of WaterEye. While it is our intention to modify the WaterEye software to provide real time monitoring for future installations of our Suncone™ CSP product that is in development, this product is not yet commercialized and we are not actively marketing the original WaterEye product for water treatment monitoring.

The Energy Industry

Continued Growth in Electricity Use Is Expected in All Sectors

According to the Energy Information Administration’s “Annual Energy Outlook 2007,” total electricity sales are expected to increase by 41 percent from 3,660 billion kilowatt hours in 2005 to 5,168 billion kilowatt hours in 2030. The largest increase is in the commercial sector, as service industries continue to drive growth. The data in this section is all derived from the Annual Energy Outlook 2007 report.

Electricity demand is projected to grow by 39 percent from 2005 to 2030 in the residential sector, by 63 percent in the commercial sector, and by 17 percent in the industrial sector. Growth in population and disposable income is expected to lead to increased demand for products, services, and floorspace, with a corresponding increase in demand for electricity for space heating and cooling and to power the appliances and equipment used by buildings and businesses. Population shifts to warmer regions will also increase the need for cooling. Higher energy prices are expected to encourage investment in energy-efficient equipment and on-site electricity generation.

Largest U.S. Capacity Additions Expected in the Southeast and the West

The United States is expected to require approximately 292 gigawatts of new generating capacity by 2030 to meet demand and to replace inefficient, older generating plants that are retired. The largest amounts of new capacity are expected in the Southeast and the West. In the Southeast, electricity demand represents a relatively large share of total U.S. electricity sales, and its need for new capacity is greater than in other regions.

Coal-fired capacity, which typically is expensive to build but has relatively low operating costs, is expected to account for about 54 percent of the total capacity additions from 2006 to 2030. Natural-gas-fired plants, which generally are the least expensive capacity to build but have comparatively high fuel costs, are expected to represent 36 percent of the projected additions. Renewable and nuclear plants, which have high investment costs and low operating costs, are expected to account for 6 percent and 4 percent of total additions, respectively. These assumptions are based on no dramatic changes in U.S. Government policies in regards to renewable energy.

Technology Advances, Tax Provisions Increase Renewable Generation

Despite technology improvements, rising fossil fuel costs, and public support for cleaner, greener alternatives, the contribution of renewable energy to U.S. electricity supply is expected to remain relatively small at 9.0 percent of total generation in 2030—about the same as their share in 2005. A dramatic change in national energy policy is needed to change this trend. Although conventional hydropower remains the largest source of renewable generation through 2030, environmental concerns and the scarcity of untapped large-scale sites limit its growth, and its share of total generation is expected to fall from 6.6 percent in 2005 to 5.3 percent in 2030. Electricity generation from non-hydroelectric alternative fuels is expected to increase, bolstered by technology advances and State and Federal supports. The share of non-hydropower renewable generation is expected to increase by 60 percent, from 2.3 percent of total generation in 2005 to 3.6 percent in 2030.

Solar Residential and Commercial Market- Distributed Generation

An underlying consideration concerning the delivery of electricity is the location of the generation source relative to the location of the end-use consumption. Over the past century, the economics of power plant construction supported larger and larger central station sites linked to transmission lines spanning great distances to reach the ultimate consumer. The economic considerations of centralized power plants have been altered by the advent of smaller scale technologies that can provide electricity at competitive prices near the place of consumption. The combination of economic factors and of advances in generation technologies opens the market to an opportunity for “distributed generation” of electricity in combination with traditional grid resources. Open Energy’s PV products are directed at this renewable distributed generation environment.

The market for PV modules and cell shipments in the United States has undergone significant growth in the last several years, expanding from 48,664 peak kilowatts in 2003, to 78,346 in 2004, and to 134,465 in 2005, according to the U.S. Department of Energy. Demand for residential and commercial solar systems is dependent upon:  government policies and incentive programs;

technological developments (i.e. higher cell efficiencies, lower system costs); investment in manufacturing capacity (particularly polysilicon plants); market development; and consumer behavior. Based on a market analysis conducted by Navigant Consulting, if the installed cost per watt drops to $4.25 to $5.30 per watt-DC, by 2010 the market in the United States alone would be 666 megawatts or $3.2 billion. Prices for large thin-film ground mount systems are being quoted at the high-end of this range today.

U.S. Energy Policy & Pending Legislation

Over the past decade, U.S., government regulators have strengthened air and water emissions control requirements. In addition, states have enacted Renewable Portfolio Standards that require a certain percentage of electricity produced be derived from renewable sources. In 2005, President Bush signed into law a major energy bill that includes federal tax credits, renewable portfolio standards and other programs designed to accelerate the adoption of renewable energy alternatives. All 50 States now have one or more renewable energy incentive programs, including net metering, renewable portfolio standards, tax credits, loans and grant programs. In December of 2005, the California Public Utility Commission passed the largest solar energy bill in U.S. history, providing $3.2 billion in rebates over the next 11 years to support distributed generation solar systems. However, due to the significant increase expected in electricity demand in this country discussed above, these efforts are simply not enough.

In December 2007, the Senate failed to pass the CLEAN (Creating Long-Term Energy Alternatives for the Nation) Energy Act of 2007 (H.R. 6) which would have brought the country one step closer to a “greener” national energy policy. The purposes of the new Energy Act are to:  1) Move the United States toward greater energy independence and security; 2) Increase the production of clean renewable fuels; 3) Protect consumers from price gouging; 4) Increase the energy efficiency of products, buildings, and vehicles; 5) Promote research on and deploy greenhouse gas capture and storage options and 6) Improve the energy performance of the Federal Government.

In the United States, the 30% federal investment tax credit is currently scheduled to expire on December 31, 2008. If Congress fails to extend the tax credit, the Company and the industry in general will be severely and negatively affected.

The Global Solar Equipment Market

According to a January 2007 research report from Morgan Stanley, the $15 to $20 billion global solar market is projected to grow at 43% annually through 2010, with growth accelerating in 2009 and 2010 as the silicon shortage subsides and lower cost “thin film” technologies gain greater market share. An estimated 80,000 tons of silicon production is expected to come on-line by 2010, with over 60% available for the solar market. Non-traditional PV technologies, such as thin film, are expected to grow even faster, reaching a 20% global market share in 2010 from 9% in 2005. According to Morgan Stanley, the key growth drivers are the rising costs of oil, gas and electricity, consumer demand for clean energy alternatives, long term government subsidy programs, the desire for energy security, and independence from foreign oil imports.

According to a report by Navigant Consulting, the PV industry grew by a compound annual rate of 41% per year since 2001. Growth in installed solar power systems has been stimulated by long-term government subsidies, tax incentives and feed-in tariffs (requiring the utilities to buy back excess power generated by privately owned PV systems). The government subsidies have stimulated development of new technologies designed to reduce costs.

Photovoltaic Systems

In 1953, Bell Laboratory invented the first PV cell, a thin sandwich of silicon and metal capable of converting sunlight directly into electricity. The advantages of these PV cells were very compelling and included: high reliability, low maintenance, modularity and flexibility of design, and significant environmental benefits. PV also supports the trend toward distributed (point-of-use) power generation. We believe that capacity constraints, increased demand for power reliability, and the challenges of building new centralized power plants will increase the demand for distributed generation in general and specifically for solar electric systems.

One of the most significant drawbacks of PV is the high initial system cost, which is due almost entirely to the high cost of PV cells, which in turn is dependent upon the cost and availability of semi-conductor grade silicon. Several new silicon processing plants are currently under construction, which are expected to ease the current silicon shortage. In 2005, 76% of U.S. module shipments were based upon crystalline silicon cells, with the remaining 24% being thin-film.

Alternative Photovoltaic Technologies

Open Energy currently utilizes crystalline silicon PV cells in its products. PV cells offer high power generation per square foot. They are also highly reliable, with proven, long term, power output performance. Despite billions of dollars pouring into solar PV in the form of government incentive programs, subsidies and private investments, the industry remains less than 1% of the electrical power utilized globally today. Wide scale adoption of solar electric generation has been hampered by two important limiting factors: a shortage of silicon, and the high cost per watt of manufacturing traditional PV. Several new technologies show promise of overcoming these barriers. As they become commercially viable, Open Energy plans to incorporate them into our product designs as appropriate.

As a result, major corporations and research centers around the world are scrambling to develop alternative “thin film” technologies that can reduce or eliminate the use of pure grade silicon, and that can be scaled on continuous production lines. By increasing automation and reducing raw material and energy costs, the real goal becomes making PV competitive with grid power. This could potentially be achieved at or below $3 per installed AC watt.

One of Open Energy’s key strategies is to remain technology agnostic. As these alternative technologies become commercially viable, we will incorporate them in products that provide customers with better solutions for their energy needs.

Our Strategy

According to the U.S. Department of Energy, every hour of every day the earth receives enough solar energy to meet mankind’s entire requirements for one year. It is this power we intend to utilize in order to deliver safe, clean, cost competitive energy solutions to our residential, commercial and industrial customers. We participate in a marketplace that, while highly competitive, is experiencing significant growth. We do so with superior products, an experienced leadership team, and a unique strategic focus that we believe will lead to growth and shareholder value.

We recently reformulated our overall corporate strategy based on three primary factors concerning our products and industry:

1.   We have proprietary building-integrated PV products that could be sold, installed and serviced through the building trades;

2.   With the recent influx of capital and explosion in PV capacity, the solar industry was becoming increasingly commoditized and Open Energy determined it would be extremely difficult to compete as a manufacturer; and

3.   Solar installations are increasingly being financed through power purchase agreements.

The following three strategic initiatives distinguish our approach from others in an industry that is increasingly becoming commoditized and price-driven:

1.  We utilize the building products distribution channels through which we co-design, market and distribute our products.

We believe that the lowest cost per installed watt for rooftop solar applications can best be achieved by partnering with those already engaged in the production, design, marketing, distribution, installation and servicing of traditional roofing products.  The channel begins with our established relationships with companies such as Eagle Roofing Products and Petersen-Dean and ends with the roofer that seamlessly installs our building-integrated products onto rooftops together with the non-PV portion of the roof.  This installation method avoids the problems created where multiple trades are engaged in the installation of a roof and a PV solar system, including the voiding of an existing roof warranty where a solar system has been subsequently installed by other than the roofer.

Our focus on customer needs includes co-designing with distribution channel partners to drive product innovation and product application, lowest total cost of system installation, and providing bundled services.  Services include customer service, engineering and design, pre-sales and point-of-sales support and training, post-sales support, on-line monitoring and display for homeowners, warranty registration, and rebate financing and processing.  We are working to incorporate demand management capabilities into our solar systems to enhance the power-saving functionality of our product offerings.  We have participated with our channel partners in the training of over 300 roofers and sales personnel to sell and install our proprietary products, which offers significant sales and distribution leverage with low overhead devoted to these efforts.  In April 2008, we amended our joint marketing and distribution agreement with Eagle whereby Eagle has agreed to purchase at least 82,500 tiles in monthly increments from April 2008 through December 2008.  Furthermore, if we introduce our second generation asphalt shingle product on or prior to October 1, 2008, the total minimum purchase commitment increases by 11,000 tiles.

2.  We develop and manufacture a suite of proprietary best-in-class building integrated PV products on an outsourced basis.

We strive to be a leading edge designer of innovative products and technologies.  We offer a suite of building-integrated photovoltaic, or “BIPV” products designed to blend seamlessly into and form a part of building materials already in use.  Our primary proprietary products are divided into three segments (each of which is described in greater detail below under “—Our Products”):

SolarSave® Roofing Tiles.  Our tile products integrate with the roofing products offered by our channel partners, and are specifically designed with an eye toward aesthetic appeal.

SolarSave® Membrane.  Our membrane product is designed for low-slope or “flat” rooftops, typically associated with commercial developments.  We anticipate that reintroduction of our membrane product will occur during the summer months of 2008.

SolarSave® Architectural Glass. We design and manufacture custom PV glass laminates to meet the aesthetic, performance and structural requirements of designers and architects.

While we will continue to develop innovative products, we will also evaluate licensing and purchasing options to acquire technologies developed by others.  As thin film, nano-materials, vapor deposition and other innovations become commercially viable on a cost per installed watt basis, we intend to use them to develop commercial products and bring them to market.  We do not spend extensively on research, or carry expensive overhead that typically accompanies such efforts.

We outsource most of the steps in our manufacturing process in order to the ability to deliver high quality products in very large volumes to meet the demands of our customers.  During the nine months ended February 29, 2008, we implemented a new supply chain strategy, pursuant to which we transitioned our manufacturing model to a multi-source, outsourcing model resulting in the expansion of our manufacturing capacity from 2,000 to 20,000 tiles per month.  Our outsourced supply chain strategy matches supply and demand, while providing the lowest total installed cost to our customers.  In January 2008, we completed the shut down of operations at our Aurora, Ontario, manufacturing facility in Canada.  We continue to utilize the resources in our Grass Valley, California facility to perform design and supplemental manufacturing and assembly functions.  We expect that these efforts will yield a positive gross margin by the fourth calendar quarter of 2008.

3.  We intend to offer financed solutions to the residential market through long-term power purchase agreements that will contribute to increased product sales and generate recurring revenues from the sale of energy.

In general, homeowners, commercial tenants and industrial operations do not buy power generating systems. They pay for power through their monthly utility bills. Solar electric systems remain expensive, although state rebates, federal tax incentives and other government programs have reduced the costs of solar electricity. We have developed a plan we believe will provide a financial solution that monetizes the full array of Federal tax incentives for the ultimate benefit of the residential energy consumer. Together with a tax equity partner, we will install our products in “solar communities.” We will coordinate the engineering, equipment procurement and construction of each project. We will contract with third parties to maintain the rooftop systems, to read the meters, and to bill the customers. The equity investor will receive a secure internal rate of return and the benefits of the 30% Federal tax credit and 5-year accelerated depreciation under the 2005 U.S. Energy Bill. The builders will reduce their construction costs and, hopefully, sell their homes more quickly. The residential consumer will be guaranteed a reduced monthly utility bill and receive the benefits of incremental home value at no additional expense or tax impact. We believe we will sell more products and participate in the long term revenue streams associated with the sale of energy.

In February 2008, we signed a development agreement for our first “solar community” project, a 47-unit condominium project co-sited with a Whole Foods store and other mixed retail outlets in San Diego, California.  The project is a LEED certified “green” development scheduled for construction commencing during the summer of 2008.

Our Products

SolarSave® Roofing Tiles

SolarSave® PV Roofing Tiles are primarily targeted for residential housing projects, where the use of slate or ceramic tiles is prevalent. We have developed and are now producing a line of PV tiles that blend seamlessly with the colors and edge profiles of the most commonly used cement tiles. SolarSave®  Roofing Tiles are waterproof, fire-rated building materials that require no external framing or roof penetration. They can be safely and easily installed by professional roofing contractors. SolarSave®  Tiles have the following features and benefits:

•             Easily installed using Roof Tile Institute standards

•             Class A Fire Rated, Certified to UL 1703 standards

•             25-year warranty to produce 80% power output

•             Available in colors that match traditional cement tiles

•             Edge profiles naturally shed water

•             Modular, expandable system

•             200 pound/foot snow load capacity

•             125 mph wind load rating with clips installed

We have recently introduced the first generation of brown tiles to match brown and red tile roofs, which we believe significantly enhances the aesthetic potential of rooftop solar applications.  Based on considerable feedback from our channel partners, we will soon be introducing brown tiles using colored solar cells into the market.  Finally, we are presently designing and will soon be introducing an asphalt shingle product that is designed to provide a solar solution for the substantial majority of rooftops in the U.S. that are asphalt shingle-based.

SolarSave® Architectural Glass

We also design and manufacture custom PV glass laminates to meet the aesthetic, performance and structural requirements of designers and architects. Sizes, shapes and configurations can be built to match virtually any specification available today, allowing for a direct substitution for monolithic, laminated or insulated glass panels. This product is ideally suited for LEED certification on green building projects.

SolarSave® Architectural Glass, or “Glass,” offers both shading and electrical power generation, and is geared towards glass canopies, skylights, atriums, vertical glass curtain walls, and other architectural applications. It is often desirable to achieve translucency in PV skylight applications. While a standard PV cell is an opaque 125 mm square, our cells can be arranged within clear glass panels to provide appropriate light levels and shading coefficients. A wide variety of colors, thickness, patterns, and shapes can be produced.

Our first major architectural glass project was installed at the California Academy of Sciences Museum in Golden Gate Park, California in the fourth calendar quarter of 2007. The PV glass laminates for this project were certified to UL 1703 standards using Sunpower cells.

SolarSave® Roofing Membranes

SolarSave® Roofing Membranes are a frameless, weather tight, fire rated, low maintenance product with superior aesthetics and power performance, generating approximately 450 watts per panel.  Our membrane product is designed for flat or low slope commercial, industrial and institutional roofing applications. Our Pre-sale market feedback has indicated that there is robust demand for the membrane product both in the U.S. and European markets.  The membrane product has been UL approved for use with Duro-last, IB, Fibertite, Sarnafil, Carlisle and Cooley roofing membranes.

While we are currently developing its next generation commercial product, we have temporarily suspended shipments of our current membrane product due to a product corrosion issue. The membrane product is exhibiting random corrosion post-installation. The corrosion occurrence and rate of development may be exacerbated by heat, humidity, sunlight, and electrical current.

We have engaged Bodycote Testing Laboratories (a worldwide testing agency with multiple facilities in Toronto and surrounding areas) to determine the metallurgical and chemical composition of the corrosion as well as conduct a polymer layer analysis, so that we can: (1) Determine the cause; (2) Implement appropriate changes to the manufacturing and distribution processes to prevent future occurrences; (3) Determine appropriate corrective action if corrosion is detected on a module; (4) Initiate quality assurance procedures to evaluate our product including: work in process laminates in our plant; finished goods on hand in our plant; finished goods on hand in our customers’ warehouses; membranes that have been installed on end user roofs.

As a result of the corrosion issue, we have recorded a valuation allowance totaling $2.88 million related to the finished goods product in inventory, as well as the cost of replacing product under warranty with our customers.

Manufacturing

Historically, the laminates for our SolarSave® PV Tiles were manufactured by Sunpower Corporation in their Philippines factory. These laminates were shipped to our Grass Valley facility where they were glued into injection molded composite frames, and fitted with junction boxes and connective cables. However, when Sunpower acquired PowerLight, the combined company became our biggest competitor. Furthermore, we realized that we could not manufacture our product as efficiently and economically as others. As a result, in May of 2007 Open Energy signed a letter of intent with Suntech to outsource our tile product to China.

SolarSave® Architectural PV Glass is specified by architects and designers seeking to incorporate PV directly into skylights, glass canopies, or vertical glass curtain walls. Currently, the Company manufactures Architectural PV Glass in Grass Valley, CA, which provides us flexibility for short run production.

Historically, we manufactured SolarSave® Membranes in a 9,950 sq. ft. facility in Aurora, Ontario, Canada (formerly Solar Roofing Systems). Open Energy has temporarily suspended shipments of its membrane product due to a corrosion issue that we are currently working to resolve. Concurrently, we are working on a combination of product enhancements and incorporating PV cells from alternate manufacturers. As discussed above, we recently shut down operations at our Aurora, Ontario, facility in Canada and transferred existing operations and specified assets at our Aurora facility to our Grass Valley, California facility. The shutdown of the Aurora facility did not involve the discontinuance of any business line and we remain committed to the commercialization of our membrane product, which was historically manufactured at our Aurora facility. The Aurora shutdown was part of our overall corporate strategy pursuant to which we are outsourcing the majority of our high-volume manufacturing and concentrating on our core competencies as a leading designer of innovative products. We are currently evaluating additional alternatives in an effort to optimize our manufacturing processes on a company-wide basis.

Sales and Marketing Strategy

Market Segmentation

Open Energy divides its marketing and sales strategy into two separate, yet complimentary components. The first is product sales of SolarSave™ Tiles, Membrane and Glass, as well as balance of system (BOS) components such as inverters and SolarEye monitoring software. The second component is our Solar Communities business. The Solar Communities business represents the sale of both product and electricity under long term power purchase agreements (PPAs) or leases where we develop, install, own and operate systems in new residential multifamily developments. Both product sales and our Solar Communities businesses are aligned through the building products channel, consistent with the notion of Building Integrated Photovoltaic (BIPV) products, which currently represent 100% of our product lines.

Product Sales

Product sales are segmented by specific channels within the building products trade. For example, SolarSave™ Tiles are predominantly sold via Eagle Roofing (Eagle) under a master distribution agreement. Eagle is the largest manufacturer in the U.S. of concrete roofing tiles and has significant market share in the residential roofing products market throughout the U.S. SolarSave™ Membrane is sold directly to large solar integrators and more importantly, cross-sold by major manufacturers of PVC roofing membranes into the commercial roofing market. Lastly, Glass products are typically sold directly to end-users, including architectural and design firms, or construction contractors.

Solar Communities

The Company has developed an innovative, proprietary strategy geared to builders of new condominium and town home communities. These developers are under increasing regulatory pressure to increase energy efficiency and incorporate renewable energy alternatives in their properties. Utilizing a traditional project finance model and conventional legal structures, we plan to provide an opportunity for the installation of solar systems at no additional cost to the builder or the homeowner, and a long term revenue stream from the electricity generated under long term power purchase agreements.

A member of Open Energy’s management team previously successfully developed and financed distributed generation projects, with related Power Purchase Agreements or “PPAs”, Engineering, Procurement and Construction or “EPC” contracts and Operation and Maintenance or “O&M” agreements, and has developed a similar framework for project financing multi-family dwellings. Over the next five years, we anticipate entering into agreements with major residential builders to provide our unique “Solar Communities” package.

Open Energy will benefit from a development fee for each project, sales of our solar tiles, and participation in the long term revenue stream. The builder is anticipated to experience reduced construction costs, an accelerated permitting process, and increased sales velocity of new homes. The homeowner will benefit from a reduced utility bill and an increase in the resale value of their property at no additional cost. We believe it is a compelling value proposition.

Our goal is to own the building products sales channels for solar and provide superior service to our customers. Products and technologies will evolve, projects will come and go, but the customers remain largely the same. These relationships provide the foundation necessary to build a long-term viable business. At the same time, they generate projects which fit our criteria for Solar Communities which will be financed under long-term power purchase agreements. In this way, Open Energy sells not only products, but power.

Market Criteria

We currently focus our domestic marketing and sales efforts in territories that meet the following criteria:

•             Strong solar incentives;

•             High retail electricity rates;

•             High electrical consumption; and

•             Significant service volatility.

California is the dominant market in the United States for PV, with 73% of the grid-tied installations. New Jersey is the second largest market although growth there slowed in the second half of 2006 due to state budget troubles that resulted in uncertainty about the payment mechanism and dampened demand. New York, Arizona, Colorado, Texas, Massachusetts, Nevada, Oregon, Connecticut and Pennsylvania all have PV incentive programs in place. A number of new states, including Florida, New Mexico, and Washington State, have recently announced favorable PV incentives as well.

Customer Profiles

Open Energy has identified a number of potential customers by industry, sector, and application. Open Energy is initially focused on high-profile opportunities within correlative industries and with the following sector application demographics:

•             Building Products Companies

•             Residential Developers

•             Architects and Interior Designers

•             Public Administrators, City Planners

•             Hotel & Resort Developers

•             Educational Institutions

•             Government Purchasing Officers

Current market opportunities are being realized in the new residential home building market, where solar has recently become a competitive advantage for the sale of new homes by major national home builders. As an example, companies such as Lennar, Centex, and others are beginning to offer solar rooftops as a standard feature in many California communities.

Product Promotion

SolarSave™ Tiles, Membranes and Glass are sold on the basis of their features and associated benefits. They are lighter, stronger, easier to install and maintain, and aesthetically superior to most PV products available in the market today. Through its web presence, public relations activities, industry advertising and trade show attendance, Open Energy Corporation has established a strong brand within a very competitive market environment. Open Energy and its SolarSave™ products have appeared in a number of industrial trade publications, in ads, articles, and product reviews. This publicity generates sales leads, which are entered into a data base and circulated to our network of distributors and integrators.

Open Energy has developed a sophisticated web site that includes corporate information and company profile, a complete product information section, a list of our distributors and sales relationships, pictures of our installations, as well as investor and public relations sections. The Company has invested in Website and Search Engine Optimization through RenewableEnergyAccess.com, SolarBuzz.com, and links to numerous industry sites and information sources. Our website address is www.openenergycorp.com. Information on such website is not incorporated into this prospectus.

Research & Development

A core competency of the Company is innovative design and development of next generation solar energy products and technologies. We employ a team of mechanical, electrical and software engineers in Grass Valley, California who are responsible for this development effort. A number of initiatives are currently under way.

SolarEye®/ WaterEye™ Monitoring Systems

In December 2006, the Company purchased WaterEye, a privately held California corporation with proprietary software that provides remote, secure, web-enabled, real-time monitoring of water treatment facilities. We currently license systems to GE Water, Siemens/US Filter, Dow, DuPont and others.

It is our intention to modify this software to provide real time monitoring for future installations of our Suncone™ CSP product that is in development. Benefits of this proprietary software are:  1) It enables customers to display their system’s performance on their computers or displays; 2) It enables Open Energy or our service providers to monitor and maintain our installations; and 3) it will provide data on actual power or water purification performance.

SolarTherm™ Roofing Tile

One of the impediments to the performance of solar PV systems is degradation of power output with rising temperature. The reality is that a rooftop in the Southwest can be a very hot place to be. Open Energy has filed for patents on a product that would capture heat in a thin bladder embedded in the tile architecture, and channel this thermal energy to the hot water heater or swimming pool.

The potential benefits of such a system are impressive. A water heater can consume up to 40% of the energy demand of a residential dwelling, so heating water with solar saves money. Lowering the temperature of the roof increases the energy production of the PV system and cools the home, thereby reducing the energy demands of the air conditioning system.

Suncone® CSP

In July of 2005, Open Energy became the exclusive worldwide licensee of a solar thermal technology invented and patented by Dr. Melvin Prueitt, a physicist and research scientist from the Los Alamos National Laboratory. SunCone TM CSP (Concentrating Solar Power) utilizes non-imaging optical cones made of reflective composites to concentrate sunlight on rods at the base of each cone. The cones stay relatively cool, but the fluid is superheated, and then used to produce steam to drive a turbine and produce electricity. This same system can be coupled with reverse osmosis membranes or flash distillation equipment to produce fresh water from salt or brackish sources.

We believe that SunConeTM CSP has the potential to be less expensive to build, operate and maintain than competitive parabolic trough or dish systems. In 2006, we enlisted the services of Hytec Engineering of New Mexico to build the first full-scale SunCone TM CSP prototype. Initial testing of this prototype system was successful.  We have now redesigned Suncone™ CSP to achieve a more cost effective design and plan to build a commercial prototype.

The Competition

We face competition from domestic and international companies actively engaged in the manufacturing and distribution of solar PV systems, as well as from emerging technologies that may become viable in the next several years. The best funded and most powerful of these multi-national corporations produce PV cells as well as standard rack-mounted PV modules. The standard PV modules (framed arrays of PV cells) must be rack-mounted externally to the building, creating penetrations in the roof, generating maintenance problems, and detracting from their visual appearance. The manufacturers of these modules include: Sharp, Kyocera, Suntech, Sanyo, and Mitsubishi Electric, among others. While the standard PV modules could be considered competition to our products, Open Energy is targeting the building-integrated market. We believe that our building-integrated solar products have significant advantages over most other PV product offerings. We also compete with building integrated tile manufacturers such as: Sharp, Kyocera, BP Solar, GE Solar, Sunpower Corporation/PowerLight, and integrated membrane manufacturers such as Solar Integrated Technologies.

The market for solar power products is competitive and continually evolving. We expect to face increased competition, which may result in price reductions or reduced margins. The solar power market in general competes with other sources of renewable energy and conventional power generation. We may also face competition from some of our customers who may develop products or technologies internally which are competitive with our products, or who may enter into strategic relationships with or acquire existing solar power product providers. Open Energy also expects that future competition will include new entrants to the solar power market offering new technological solutions.

Our current and future competitors may have longer operating histories, greater name recognition and greater financial, sales and marketing, technical and other resources than us, or may develop technologies superior to ours. Many of our competitors have well-established relationships with our current and potential dealers and their customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can. Consolidation or strategic alliances among our competitors may strengthen these advantages and may provide them greater access to customers or new technologies.

SolarSave™ Roofing Tile Competition

Our primary competitors for the SolarSave™ Tile product are BP Solar, Sharp, Kyocera, GE Solar, and Sunpower Corporation/Powerlight, each of which has a version of a building-integrated tile product. However, we believe that SolarSave™  Tiles have a number of important advantages. Because they are made from injection molded composites, they can be made to match the colors and edge profiles of the most commonly used cement tiles used in the domestic market today. Thus, their visual appearance is superior to our competitors. They are a light weight, low voltage, Class A fire rated, UL certified roofing product that is safer and easier to install than the competition. They can support a snow load up to 200 pounds per square foot, and winds up to 120 mph with clips. The SolarSave™ Tile is a true roof tile, designed to be installed by roofers with traditional roofing tools and methods.

SolarSave™ Architectural PV Glass Competition

In the United States, our primary competitors for manufacturing solar glass products are Atlantis Energy and Spire Solar. Companies that market to the architectural community could be considered competitors from the standpoint that they may market solely competing manufacturer’s products; however, they could potentially become Open Energy dealers. Internationally, we compete with solar glass manufacturers such as: GSS Solar (Germany), Schuko (Germany), Solar Nova (Germany), Swiss Sustainable Systems (“3S” in Switzerland), and MSK (a subsidiary of Suntech, in Japan). Our current intention is to outsource production of much of our architectural glass products to China as part of our relationship with Suntech.

SolarSave™ Roofing Membrane Competition

Our primary competitors for the SolarSave™  membrane product are: Solar Integrated Technologies (SIT) which integrates Uni-solar’s (United Solar Ovonic) thin-film technology with a Sarnafil commercial roofing membrane; and Nanosolar SolarPly™, a building-integrated CIGS (Copper Indium Gallium Diselenide) thin film product that is integrated with commercial roofing membranes. The SolarSave™ roofing membrane product has significantly higher energy production per square foot of roof space (i.e. higher efficiency); primarily due to our use of high-efficiency crystalline PV cells rather than thin-film technology. SIT’s product currently generates approximately 6 watts per square foot, as compared to a SolarSave™ SP450 of approximately 14 watts per square foot. In addition, the SolarSave™ membrane has been UL approved for use with Duro-last, IB, Fibertite, Sarnafil, Carlisle and Cooley roofing membranes.

For commercial installations, we also compete with a number of companies that manufacture standard PV modules, as discussed above. In addition, solar integrators and/or installers that market commercial solar products could be considered competitors to the extent that they market solely competing manufacturers’ products, such as:  Powerlight (Sunpower), Conergy Inc., Dome-Tech Group, Eastwood Energy, GE Energy (a subsidiary of General Electric Corporation), Global Solar Energy, Inc. (a subsidiary of Solon AG), SPG Solar, Inc., and Sun Edison LLC.

SunCone™ CSP Competition

SunCone™ CSP will compete with manufacturers of parabolic trough solar collectors, such as:  EuroTrough, Solargenix Energy, Solel, and Arizona Public Service Company; with manufacturers of dish sterling engine systems, such as: Stirling Energy Systems and Schlaich Bergermann und Partner (SBP); with manufacturers of solar tower systems such as: Luz II and Boeing; and manufacturers of thin-film ground mount systems such as: Uni-Solar, First Solar and others. According to a study conducted by Sargent & Lundy LLC, trough and tower technology installation costs are projected to drop from 10 to 14 cents per kWh to 3.5 to 6 cents per kWh in 2020; therefore, we need to develop a product with installation costs better than or equal to the competition.

In addition to centralized solar plants, there is a very large market for distributed CSP technologies that can operate reliably for loads ranging from 10 kW to several mW. The majority of these applications are currently for remote power generation such as water pumping and village electrification where there is no utility grid. In these applications, diesel generators are the primary current competition to CSP. Of growing interest to a number of utilities are domestic grid-connected applications in which the system is sited at critical points on the transmission and distribution (T&D) network, providing value not simply from the energy produced but also in offsetting T&D losses and postponing the need to upgrade the utility infrastructure to meet load growth. Small gas-turbine systems will also compete with CSP and other renewable energy technologies for this market. Key market criteria for distributed power systems are: reliable operations, minimal service requirements, and low capital, installation and maintenance costs compared to other distributed power generation alternatives.

Suncone™ CSP also competes directly with dish stirling engine systems that use dish technology. However, we believe Suncone™ CSP can be used to replace the dish component (the concentrator) and be used in conjunction with stirling engines. The expected advantages of our system over dish systems are: lighter weight, lower capital, installation and maintenance costs, lower cost materials, elimination of the need for a high-performance selective coating, and less complex tracking systems. Dish stirling technologies require much less land area than thin-film or trough systems, which will reduce the land acquisition costs and make them more desirable for smaller distributed generation systems. We believe that a combined Suncone/Stirling product has the potential to be extremely competitive as compared to the install cost per watt of a fixed thin-film installation.

Intellectual Property

We rely on a combination of patent, copyright, trade secret, trademark and contractual protection to establish and protect our intellectual property. We have filed trademark registration applications in the U.S. for SolarSave™ and for other trademarks. We require our customers to enter into confidentiality and nondisclosure agreements before we disclose any sensitive aspects of our solar technologies or strategic plans, and we typically enter into proprietary information agreements with employees and consultants. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as laws in the United States. In addition, our competitors may independently develop products similar to ours. Our precautions may not prevent misappropriation or infringement of our intellectual property.

In the United States we have five issued patents, seven U.S. patent applications pending, and one foreign patent application pending. Pursuant to an agreement with Dr. Melvin Prueitt, we are the exclusive licensee of a provisional U.S. Patent application for the first version of Suncone that consisted of an inexpensive lightweight reflected film that is formed into one or more cones that concentrate the sun’s rays to the base, and the collected energy can be used to heat a fluid. We have redesigned Suncone™ CSP to achieve a cost effective design with a more wind-resistant cone and have submitted our own patent application. Our issued patents will begin to expire in 2013. We intend to continue assessing appropriate opportunities for patent protection of those aspects of our technology that we believe provide significant competitive advantages to us, and for licensing opportunities of new technologies relevant to our business. WaterEye has three U.S. patents issued and four pending. They cover the general method of remote monitoring as applied to advanced separation processes, water and wastewater treatment, including local data collection, internet interface, and database storage.

Although we apply for patents to protect our technology, our revenue is not dependent on any one patent we own, and we currently rely on trade secret rights to protect our proprietary information and know-how. We also employ proprietary processes and customized equipment in manufacturing facilities. We do not know if our current or future patent applications will result in patents being issued with the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged, invalidated or declared unenforceable.

Environmental Regulations

We are subject to a variety of foreign, federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. If we fail to comply with present or future environmental laws and regulations, we could be subject to fines, suspension of production or a cessation of operations. In addition, under some foreign, federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

We believe that we have all environmental permits necessary to conduct our business. We believe that we have properly handled our hazardous materials and wastes and have appropriately remediated any contamination at any of our premises. We are not aware of any pending or threatened environmental investigation, proceeding or action by foreign, federal, state or local agencies, or third parties involving our current facilities. Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

Employees

Our current full-time headcount is 37 employees. Of that number, 5 are production-related in Grass Valley; 22 are corporate, marketing, and administrative; 4 are product development; and 4 are sales.

Description of Property

We lease an approximately 8,000 square foot manufacturing facility in Grass Valley, California. We also lease facilities in Solana Beach, California totaling approximately 4,300 square feet for our corporate headquarters.  Additionally, we lease 2,400 square feet related to warehouse space in Grass Valley for tile and glass related inventory.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Company Description and Overview

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of solar electric technologies for residential, commercial and industrial applications.  The Company currently designs, manufactures and distributes building-integrated photovoltaic (BIPV) roofing tiles, roofing membranes and architectural photovoltaic glass products under the SolarSave® trade name.  The company maintains two facilities:  A corporate office in Solana Beach for senior management, marketing, sales, customer service, legal and finance and an engineering facility in Grass Valley, California for product design, project engineering, prototyping, customer glass manufacturing, and materials management.

In March and April 2006, the Company acquired two privately-held companies engaged in the manufacturing and distribution of building-integrated Photovoltaic (“PV”) roofing products. Solar Roofing Systems, Inc. (“SRS”) based in Aurora, Ontario, Canada, developed a proprietary building integrated roofing material incorporating high-efficiency crystalline PV cells in a single-ply roofing membrane designed primarily for commercial and industrial buildings. Connect Renewable Energy, Inc. (“CRE”) based in Grass Valley, California, developed roofing tiles designed to match the colors and edge profiles of tiles traditionally used in residential housing construction. In addition, CRE developed a solar architectural glass product. These three product lines are now being sold under the trade name “SolarSave™.”

On December 22, 2006, the Company acquired WaterEye Corporation, a Delaware corporation (“WaterEye”), via a merger of WaterEye with and into the Company’s wholly-owned subsidiary, Open Energy/WE Acquisition Corporation, a Nevada corporation. Prior to such merger, WaterEye was a privately held corporation engaged in the design and installation of hardware/software that monitors the quality, safety, and security of water supply and wastewater treatment systems.

We also hold an exclusive worldwide license to a technology referred to as SunCone™ CSP (concentrating solar power). The SunCone™ CSP system utilizes non-imaging optical cones to concentrate sunlight on rods at the base of each cone. Fluid flows through these rods and is heated to several hundred degrees centigrade. This superheated fluid can then be used to generate steam and produce electricity or to purify salt or brackish water. We are currently working to commercialize this technology. Through extensive computer modeling and re-engineering, the Company has developed numerous improvements to the first prototype, which utilized aluminized mylar film suspended in tension to create the Suncone collector. The current design incorporates a more durable hard shell structure, one which we believe can withstand higher wind forces and will be less expensive to manufacture, install and service.

The following three strategic initiatives distinguish our approach from others in an industry that is increasingly becoming commoditized and price-driven:

1.  We utilize the building products distribution channels through which we co-design, market and distribute our products.

We believe that the lowest cost per installed watt for rooftop solar applications can best be achieved by partnering with those already engaged in the production, design, marketing, distribution, installation and servicing of traditional roofing products.  The channel begins with our established relationships with companies such as Eagle Roofing Products and Petersen-Dean and ends with the roofer that seamlessly installs our building-integrated products onto rooftops together with the non-PV portion of the roof.  This installation method avoids the problems created where multiple trades are engaged in the installation of a roof and a PV solar system, including the voiding of an existing roof warranty where a solar system has been subsequently installed by other than the roofer.

Our focus on customer needs includes co-designing with distribution channel partners to drive product innovation and product application, lowest total cost of system installation, and providing bundled services.  Services include customer service, engineering and design, pre-sales and point-of-sales support and training, post-sales support, on-line monitoring and display for homeowners, warranty registration, and rebate financing and processing.  We are working to incorporate demand management capabilities into our solar systems to enhance the power-saving functionality of our product offerings.  We have participated with our channel partners in the training of over 300 roofers and sales personnel to sell and install our proprietary products, which offers significant sales and distribution leverage with low overhead devoted to these efforts.  In April 2008, we amended our joint marketing and distribution agreement with Eagle whereby Eagle has agreed to purchase at least 82,500 tiles in monthly increments from April 2008 through December 2008.  Furthermore, if we introduce our second generation asphalt shingle product on or prior to October 1, 2008, the total minimum purchase commitment increases by 11,000 tiles.

2.  We develop and manufacture a suite of proprietary best-in-class building integrated PV products on an outsourced basis.

We strive to be a leading edge designer of innovative products and technologies.  We offer a suite of building-integrated photovoltaic, or “BIPV” products designed to blend seamlessly into and form a part of building materials already in use.  Our primary proprietary products are divided into three segments:

Solar Roofing Tiles.  Our tile products integrate with the roofing products offered by our channel partners, and are specifically designed with an eye toward aesthetic appeal.  We have recently introduced the first generation of brown tiles to match brown and red tile roofs, which we believe significantly enhances the aesthetic potential of rooftop solar applications.  Based on considerable feedback from our channel partners, we will soon be introducing brown tiles using colored solar cells into the market.  Finally, we are presently designing and will soon be introducing an asphalt shingle product that is designed to provide a solar solution for the substantial majority of rooftops in the U.S. that are asphalt shingle-based.

SolarSave Membrane.  Our SolarSave™ membrane product is designed for low-slope or “flat” rooftops, typically associated with commercial developments.  We anticipate that reintroduction of our SolarSave™ membrane product will be reintroduced during the summer months of 2008.  Our membrane product is a frameless, weather tight, fire rated, low maintenance product with superior aesthetics and power performance, generating approximately 450 watts per panel. Pre-sale market feedback has indicated that there is robust demand for the membrane product both in the U.S. and European markets.

SolarSave™ Architectural Glass. We design and manufacture custom PV glass laminates to meet the aesthetic, performance and structural requirements of designers and architects.  Sizes, shapes and configurations can be built to match virtually any specification available today, allowing for a direct substitution for monolithic, laminated or insulated glass panels. This product is ideally suited for LEED certification on “green” building projects.

While we will continue to develop innovative products, we will also evaluate licensing and purchasing options to acquire technologies developed by others.  As thin film, nano-materials, vapor deposition and other innovations become commercially viable on a cost per installed watt basis, we intend to use them to develop commercial products and bring them to market.  We do not spend extensively on research, or carry expensive overhead that typically accompanies such efforts.

We outsource most of the steps in our manufacturing process in order to the ability to deliver high quality products in very large volumes to meet the demands of our customers.  During the nine months ended February 29, 2008, we implemented a new supply chain strategy, pursuant to which we transitioned our manufacturing model to a multi-source, outsourcing model resulting in the expansion of our manufacturing capacity from 2,000 to 20,000 tiles per month.  Our outsourced supply chain strategy matches supply and demand, while providing the lowest total installed cost to our customers.  In January 2008, we completed the shut down of operations at our Aurora, Ontario, manufacturing facility in Canada.  We continue to utilize the resources in our Grass Valley, California facility to perform design and supplemental manufacturing and assembly functions.  We expect that these efforts will yield a positive gross margin by the fourth calendar quarter of 2008.

3.  We intend to offer financed solutions to the residential market through long-term power purchase agreements that will contribute to increased product sales and generate recurring revenues from the sale of energy.

In general, homeowners, commercial tenants and industrial operations do not buy power generating systems. They pay for power through their monthly utility bills. Solar electric systems remain expensive, although state rebates, federal tax incentives and other government programs have reduced the costs of solar electricity. We have developed a plan we believe will provide a financial solution that monetizes the full array of Federal tax incentives for the ultimate benefit of the residential energy consumer. Together with a tax equity partner, we will install our products in “solar communities.” We will coordinate the engineering, equipment procurement and construction of each project. We will contract with third parties to maintain the rooftop systems, to read the meters, and to bill the customers. The equity investor will receive a secure internal rate of return and the benefits of the 30% Federal tax credit and 5-year accelerated depreciation under the 2005 U.S. Energy Bill. The builders will reduce their construction costs and, hopefully, sell their homes more quickly. The residential consumer will be guaranteed a reduced monthly utility bill and receive the benefits of incremental home value at no additional expense or tax impact. We believe we will sell more products and participate in the long term revenue streams associated with the sale of energy.

In February 2008, we signed a development agreement for our first “solar community” project, a 47-unit condominium project co-sited with a Whole Foods store and other mixed retail outlets in San Diego, California.  The project is a LEED certified “green” development scheduled for construction commencing during the summer of 2008.

On December 13, 2007, our board of directors approved a plan to shut down operations at our Aurora, Ontario, facility in Canada (the “Plan”). Pursuant to the Plan, existing operations and specified assets at our Aurora facility will be transferred to our Grass Valley, California facility. In connection with the plan, substantially all of our employees at the Aurora facility will be terminated. We expect that the Plan will be substantially complete as of January 31, 2008. The Plan does not involve the discontinuance of any business line and we remain committed to the commercialization of our membrane product, which was historically manufactured at our Aurora facility. The Plan is part of our overall corporate strategy pursuant to which we are outsourcing the majority of our high-volume manufacturing and concentrating on our core competencies as a leading designer of innovative products. We are currently evaluating additional alternatives in an effort to optimize our manufacturing processes on a company-wide basis.

During fiscal 2007, the Company has significantly underperformed versus expectations for both its SRS and CRE acquisitions, and it has become clear that the Company does not have the resources to be a low cost high volume manufacturer. As a result, the Company has decided that indicators of impairment could exist for certain purchased assets and goodwill associated with its SRS and CRE acquisitions. The company has performed annual impairment tests of the carrying value of goodwill and intangibles of its SRS and CRE acquisitions as required under SFAS NO. 142 and SFAS NO. 144, respectively. The tests determined that indications of impairment existed for certain purchased intangible assets and goodwill associated with its acquisition of SRS. Based on these assessments, the company recorded charges in SRS of $3.5 million and $2.7 million to write-down the value of intangible assets and goodwill, respectively (see note 4 of the Notes to Consolidated Financial Statements).

In addition, the Company has learned that web based monitoring in the solar industry is heavily subsidized by the inverter manufacturers and the Company has made the decision to utilize these subsidized offerings rather than expend the funds necessary to offer a WaterEye monitoring product customized for the solar industry. As a result, we have taken a goodwill write-off of $2.5 million. While it is our intention to modify the WaterEye software to provide real time monitoring for future installations of our Suncone™ CSP product that is in development, this product is not yet commercialized and we are not actively marketing the original WaterEye product for water treatment monitoring.

Open Energy has temporarily suspended shipments on its existing membrane product due to a corrosion issue that we are currently working to resolve. Coincidently, we are also working on a combination of product enhancements and incorporating PV cells from alternate manufacturers. As a result, we have recorded a valuation allowance totaling $2.88 million related to the finished goods product in inventory, as well as the potential cost of replacing product under warranty. The Company is currently developing its next generation commercial product.

Limited Operating History

There is limited historical financial information about our company upon which to base an evaluation of our future performance. Our company has generated limited revenues from operations. We cannot guarantee that we will be successful in our business. We are subject to risks inherent in a fast growing company, including limited capital resources, possible delays in product development and manufacturing, and possible cost overruns due to price and cost increases. There is no assurance that future financing will be available to our company on acceptable terms. Additional equity financing could result in dilution to existing stockholders.

Results of Operations - Three and Nine Months Ended February 29, 2008

The following table sets forth the Company’s consolidated statement of operations data for the three and nine months ended February 29, 2008 and February 28, 2007.

Summary Statement of Operations (in thousands):

	Three Months Ended February 29, 2008	Three Months Ended February 28, 2007	Nine Months Ended February 29, 2008	Nine Months Ended February 28, 2007

Revenues, net	$2,746	$1,779	$5,619	$3,839
Gross loss	(1,692)	(348)	(4,045)	(655)
Operating expenses:
Selling, general and administrative	4,663	4,436	14,653	12,409
Research and development	58	264	223	689
Restructuring costs	722		722
Impairment of technology agreement and note receivable	—	—	—	2,376
Total operating expenses	5,443	4,700	15,598	15,474
Loss from operations	(7,135)	(5,048)	(19,643)	(16,129)
Total other (expense)	(2,380)	(1,789)	(10,365)	(6,812)
Loss before income tax benefit	(9,515)	(6,837)	(30,008)	(22,941)
Income tax benefit	581	599	1,781	1,902
Net loss	$(8,934)	(6,238)	(28,227)	$(21,039)
Net loss per share - basic and fully diluted	$(0.07)	$(0.08)	$(0.24)	$(0.29)

Revenues

Revenues for the three months ended February 29, 2008 and February 28, 2007 were $2,746,000 and $1,779,000, respectively.  For the nine months ended February 29, 2008 and February 28, 2007, revenues were $5,619,000 and $3,839,000, respectively.

During the quarter, the majority of our revenue consisted of shipments of SolarSave™ Tiles for residential projects through the building products channel.  During the nine months ended February 29, 2008, revenue of $5,619,000 primarily consisted of $3,543,000 in sales of SolarSave™ Tiles for residential projects and $1,239,000 in sales of SolarSave™ PV Glass for the remainder of the California Academy of Sciences Museum installation in Golden Gate Park, San Francisco, California, and to another PV Glass customer.

At February 29, 2008, we deferred revenue in the amount of $1,136,000 by assigning a declining factor to the rebate portion of revenues based on progress through the rebate processing cycle.

Cost of sales and gross loss

For the three months ended February 29, 2008 and February 28, 2007, cost of sales was $4,438,000 and $2,127,000, respectively.  For the nine months ended February 29, 2008 and February 27, 2007 cost of sales was $9,664,000 and $4,494,000, respectively.  Gross loss for the three months ended February 29, 2008 and February 28, 2007 was $1,692,000 and $348,000, respectively, and for the nine months ended February 29, 2008 and February 27, 2007, our gross loss was $4,045,000 and $655,000, respectively.

The gross loss for the three month period ended February 29, 2008 of $1,692,000 reflects: the high cost of laminates for the SolarSave™ tile for low volume purchase quantities, higher than expected freight and manufacturing costs incurred as a result of our need to satisfy tight delivery schedules and a $372,000 increase to warranty reserve related to tile delamination on a small percentage of early production Solar Save™ tiles.

In addition to the foregoing, the gross loss for the nine month period ended February 29, 2008 of $4,045,000 reflects a $996,000 increase to warranty reserve related to diode failures of prior quarter SolarSave™ membrane product shipments.

We have undertaken a number of initiatives to improve gross margin.  We believe that the redesign of our SolarSave™ membrane product scheduled for release to market during the summer months of 2008 will address the warranty issues.  We are negotiating with outsourced manufacturers on product pricing for our current and next generation SolarSave™ roofing tiles and are also evaluating other cost effective supply options for our laminates and products.  As we mature in our relationship with our suppliers and customers and improve forecasting, we expect to reduce costs as well as eliminate expedited freight expenses.  Due to these initiatives, we expect our gross margin to be positive by the fourth quarter of 2008 with continuous improvement forecasted through the remainder of the calendar year.  However, our industry is still developing and the highly competitive environment continues to put pressure on gross margins.

Selling, general and administrative

Selling, general and administrative expenses, or “SG&A” for the three months ended February 29, 2008 and February 28, 2007 were $4,663,000 and $4,436,000, respectively.  For the nine months ended February 29, 2008 and February 27, 2008, SG&A expenses were $14,653,000 and $12,409,000, respectively.

For the three months ended February 29, 2008, SG&A expenses included $2,494,000 in stock-based compensation, $221,000 of depreciation expense and intangible asset amortization expense, and $356,000 of legal and professional fees associated primarily with SEC reporting, contractual matters, and efforts to protect the Company’s intellectual property.

For the nine months ended February 29, 2008, SG&A expenses of $14,653,000 included $7,838,000 in stock-based compensation, $652,000 of depreciation expense and intangible asset amortization expense, and $1,203,000 of legal and professional fees associated primarily with SEC reporting, contractual matters, and efforts to protect the Company’s intellectual property.

Research and development

For the three months ended February 29, 2008 and February 28, 2007, research and development expenses were $58,000 and $264,000, respectively.  For the nine months ended February 29, 2008 and February 28, 2007, research and development expenses were $223,000 and $689,000, respectively.

The research and development expenses incurred in such periods were related to the ongoing development of the SolarSave™ tiles, SolarSave™ membranes, architectural glass and future product development.

Future research and development efforts will be focused on improvements to our SolarSave™ roofing tiles, roofing membranes, and architectural glass which we believe will contribute to increasing and retaining market share.

Restructuring costs

For the three months and nine months ended February 29, 2008, restructuring costs were $722,000.  The Company did not incur restructuring costs in 2007.

As discussed above “Recent Developments”, in December 2007, we adopted a Plan to shut down operations at our Aurora, Ontario facility in Canada.  The Plan was substantially complete as of January 31, 2008.  In connection with the Plan, we terminated 28 of our 30 full-time employees at the Aurora facility.  Existing operations and specified assets at the Aurora facility were transferred to our Grass Valley, California facility and we sold certain of the other assets located at the Aurora facility.  We recorded total costs associated with the Plan of $722,000, of which $267,000 related to employee termination costs, $210,000 related to asset impairment and relocation costs, $202,000 pertained to lease and lease settlement costs and $43,000 was incurred for legal and administrative costs.  At February 29, 2008, $112,000 of lease settlement costs remained outstanding and will be paid monthly through July 2008.

Other income (expense)

During the three months ended February 29, 2008 and February 28, 2007, other expenses were $2,380,000 and $1,789,000, respectively.  Other expenses for the nine months ended February 29, 2008 and February 28, 2007, were $10,365,000 and $6,812,000, respectively.

For the three months ended February 29, 2008, other expenses totaling $2,380,000 included $3,086,000 that is non-cash interest from the amortization of the discounts recorded in connection with warrants, beneficial conversion features and original issue discounts, and non-cash deferred financing fees associated with convertible debentures and notes payable.

For the nine months ended February 29, 2008, other expenses totaling $10,365,000 included $10,533,000 in non-cash interest from the amortization of the discounts recorded in connection with warrants, beneficial conversion features and original issue discounts, and non-cash deferred financing fees associated with convertible debentures and notes payable.

Net loss

For the three months ended February 29, 2008 and February 28, 2007, we incurred a net loss of $8,934,000 and $6,238,000, respectively.  Our net loss for the nine months ended February 29, 2008 and February 28, 2007 was $28,227,000 and $21,039,000, respectively.

For the three months ended February 29, 2008, the net loss of $8,934,000 included $2,494,000 in stock-based compensation, $221,000 in depreciation and amortization expense, and $3,086,000 in non-cash interest from the amortization of the discounts recorded in connection with warrants, beneficial conversion features and original issue discounts, and non-cash deferred financing fees associated with convertible debentures and notes payable.

For the nine months ended February 29, 2008, the net loss of $28,227,000 included $7,838,000 in stock-based compensation, $652,000 in depreciation and amortization expense, and $10,533,000 in non-cash interest from the amortization of the discounts recorded in connection with warrants, beneficial conversion features and original issue discounts, and non-cash deferred financing fees associated with convertible debentures and notes payable.

Results of Operations – Fiscal Year Ended May 31, 2007

The following table sets forth the Company’s consolidated statement of operations data for the year ended May 31, 2007. During the fiscal year ended May 31, 2006, we had not yet begun significant manufacturing operations, nor did we generate significant revenues. Thus a prior period comparison is not meaningful.

Summary Statement of Operations (in thousands):

	Twelve Months Ended May 31,
	2007	2006
Revenues, net	$4,292	$152
Gross profit (loss)	(4,788)	(4)
Operating expenses:
Selling, general and administrative	17,084	8,638
Research and development	513	2,530
Impairment of intangibles and goodwill	10,540	—
Impairment of note receivable	683	—
Total operating expenses	28,820	11,168
Loss from operations	(33,608)	(11,172)
Total other income (expense)	(9,206)	(1,037)
Loss from continuing operations before income taxes	(42,814)	(12,209)
Loss from discontinued operations	—	(849)
Income tax benefit	3,262	885
Net loss	$(39,552)	$(12,173)

Revenues

For the year ended May 31, 2007, revenues for SolarSave™ Tile and SolarSave™ Membrane products and WaterEye water monitoring subscriptions totaled $4,292,000, falling significantly short of previous revenue forecasts. Revenues were significantly below our initial financial projections primarily due to a manufacturing and cell procurement cost structure that was too high relative to the competition and which forced us to price our products at a premium. In addition, our initial sales strategy for our SolarSave™ Tile of selling through solar integrators resulted in a sales cost structure that compounded the price disadvantage. Finally, the California Solar Initiative Handbook released in April 2007 specifically excluded BIPV solar products, such as ours, for existing residential homes from receiving the California rebates. In July 2007, a proposal was made by the California Public Utility Commission to reverse this decision, but the proposal has not yet been formally approved.

As of May 31, 2007, our backlog of SolarSave™ Tile orders totaled approximately $2.7 million, of which a majority is expected to be filled during the fiscal year ending May 31, 2008. Our future revenues will depend not only on successful sales efforts, but also on our ability to successfully outsource our manufacturing, our ability to procure PV cells, and our ability to secure sufficient equity financing. In the next several months, revenues are expected to remain constrained until Suntech and/or alternative suppliers begin production of our SolarSave™ Tile product, and shipment of our SolarSave™ Membrane can be resumed.

Cost of Revenues

For the year ended May 31, 2007, cost of sales was $9,080,000, resulting in a gross loss of $4,788,000. The cost of sales includes charges for $1,370,000 of inventory reserves for SRS in Canada, a $547,000 charge to adjust CRE inventory to the lower of cost or market and a charge for SRS warranty reserves totaling $1,520,000. The remaining $5,643,000 of cost of sales exceeded revenues due to an underutilization of manufacturing capacity and the resulting under-absorption of labor and overhead expenses due to lower than anticipated sales volume. The inventory and warranty reserves for SRS are primarily related to the estimated costs to correct the corrosion issues with the membrane product for both on-hand inventories and existing installations.

A substantial part of cost of sales for the SolarSave™ Tiles and the SolarSave™ Membranes consisted of Sunpower PV cells. Due to the high cost and limited supply of Sunpower cells, among other factors, we are currently in the process of switching cell suppliers. The cost of PV cells is currently volatile. Any component price increases could negatively affect our gross profit margins in the near future. The Company signed a letter of intent with Suntech in China, whereby Suntech will both manufacture the laminates and conduct final assembly consisting of gluing the laminates into the frame, securing the output tabs, and installing the junction boxes. In addition, the Company is currently in negotiations with Suntech to provide volume manufacturing of a standard size architectural glass panel with more specialized design and custom manufacturing being planned for our Grass Valley facility. Our plan is to reduce our cost of sales by outsourcing to a vendor that can manufacture our products in high volumes at a lower cost.

Operating Expenses

Selling, general and administrative

Selling, general and administrative expenses for the year ended May 31, 2007 were $17,084,000. Net of non-cash stock-based compensation and other expenses, SG&A expenses were $9,664,000. Legal, professional and consulting fees were approximately $2,249,000 for fiscal 2007. The legal and professional fees were primarily related to our financing activities, our registration statement that went effective October 2006, the acquisition of WaterEye, and SEC reporting requirements. Cash-based management fees, wages and salaries were approximately $3,536,000 for fiscal 2007. The 2007 period included $7,421,000 in non-cash compensation for stock grants to key management, directors, and consultants. Depreciation and amortization were $151,000 and $1,350,000 respectively. General administrative, insurance, facilities, and travel for fiscal 2007 were $1,752,000. Advertising expenses, which include investor relations expenses, were $626,000 for fiscal 2007. These expenses were related to the branding of the Open Energy Corporation name, participation in trade shows, and the marketing of the SolarSave TM solar roofing tiles, roofing membranes, and architectural glass.

Research and Development

For the year ended May 31, 2007, research and development expenses were $513,000. In fiscal 2008, the Company anticipates an increase in research and development expenses related to the commercialization of SunCone TM CSP, and the ongoing development of its SolarSave TM solar roofing tiles, roofing membrane, and architectural glass, and new product development.

As discussed above, the first prototype SunConeTM CSP was designed, built, and tested for efficiency, power output and other technical specifications. This initial testing was successful, and we are now moving forward to design and engineer a commercial product. The Company has developed numerous improvements to the first prototype, which utilized aluminized Mylar film suspended in tension to create the Suncone collector. The current design incorporates a more durable hard shell structure, one which our design team believes can withstand higher wind forces and will be less expensive to manufacture, install and service. Further work will be required to design a commercial system capable of interfacing with an off-the-shelf steam turbine to produce electricity and/or to interface with either flash distillation or membrane filtration equipment in order to produce potable water from salty or brackish sources. This next phase of development will require additional time, capital and other resources in order to complete.

In addition, the SolarSaveTM solar roofing tiles, roofing membranes, and architectural glass will require ongoing development in order to achieve and retain market share. In the case of the solar roofing tiles, we are developing various color systems and edge profiles. The power output of the solar roofing membranes can be improved by designing a system on a tilt, and can be improved visually by imprinting colors and patterns on their top surfaces, and improved technically by utilizing different materials, including new PV technologies as they become available. During our production ramp-up, additional improvements may be made to the manufacturing processes, which could require additional research and development expenditures.

Impairment of intangibles and goodwill

In fiscal 2007, the Company recorded an impairment of intangibles and goodwill of $10,540,000 that was primarily related to the impairment of intangibles and goodwill in SRS of $3,500,000 and $2,731,000, respectively, and an impairment of goodwill in Water Eye of $2,525,000. In addition, the Company wrote-off the full unamortized amount of $1,694,000 of the SunCone TM CSP license agreement.

Write-off of note receivable

In fiscal 2007, the Company wrote off its note receivable from Goldstar of $683,000, including accrued interest totaling $33,000.

Other (expense)

In fiscal 2007, Other (expense) was $9,206,000. Interest expense was $8,924,000 in fiscal 2007, of which $8,211,000 was due to warrant repricings and non-cash interest expense related to amortization of the warrants, beneficial conversion feature and original issue discount associated with the 0%, 5% and 10% Debentures.

Net Loss

Our net loss was $39,552,000 for fiscal 2007, of which, $10,540,000 was the write-off and impairment of intangibles and goodwill, $7,418,000 was stock-based compensation, $243,000 was depreciation, $1,350,000 was amortization, and $8,211,000 was non-cash interest expense. The significant increase in our increased net loss is directly related to lower than anticipated sales volume, under-utilization of manufacturing facilities and the resulting higher than forecasted cost of sales. The Company believes that if adequate financing can be secured, sales will increase as a result of its new sales and marketing strategies. To date, the Company has been unable to sell its products in quantities sufficient to be operationally profitable and is unsure if or when it will become profitable.

Overview for the Three Months Ended August 31, 2007

During the quarter, the Company continued to suffer from a lack of capital to purchase inventory, thus our ability to manufacture product was severely constrained. In addition, we did not have sufficient capital resources to implement our revised corporate strategy as discussed above, nor did we have the capital to make the investments needed to complete our transition of PV cell vendors for both the tile and membrane products. Also during the quarter, we temporarily suspended shipments of our SolarSave™ photovoltaic (PV) roofing membrane, which further constrained our revenues. We did however, deliver the PV glass tiles for the California Academy of Science Museum in San Francisco, California which accounted for a majority of our revenues in the quarter.

Liquidity and Capital Resources

Since our inception we have generated significant losses from operations and expect to generate losses from operations during at least the next four fiscal quarters.  As of February 29, 2008, we had $3,872,000 in cash and inventory of $3,589,000.

On April 30, 2008, we entered into a Loan and Security Agreement with The Quercus Trust and issued a promissory note for a loan of up to $3.5 million dollars.  Pursuant to the Loan and Security Agreement, Quercus agreed to loan the Company an amount equal to the lesser of 50% of the Company’s combined inventory, accounts receivable and cash balances, and 100% of its qualified accounts receivable (as defined in the Loan and Security Agreement), which we refer to as the “Borrowing Base,” up to a maximum of $3.5 million.  On April 30, 2008, Quercus funded $1,550,000 to us under the Loan.  From April 30, 2008 through June 30, 2008, we are permitted to request additional advances under the and Security Loan Agreements in minimum amounts of at least $200,000, as we generate additional qualified accounts receivable and assuming the Borrowing Base is satisfied.

All unpaid principal under the Loan is due in full on October 30, 2008, and the loan may be prepayed in full at any time.  We are required to make partial prepayments on this loan upon receipt of any rebates included in the accounts receivable portion of the collateral under the loan, and upon determination that the Borrowing Base is not satisfied at specified intervals during the term of the loan.  Interest on the loan is payable in warrants to acquire shares of the Company’s common stock at an exercise price of $.506 per share.  The total number of warrants that may be issued, assuming the maximum Loan amount of $3.5 million is funded is 1,389,096, which the parties agreed equates to an 18% per annum interest rate on the Loan.  On April 30, 2008, the Company issued warrants to acquire 615,171 shares of the Company’s common stock to Quercus upon the receipt of the $1,550,000 described above.  The warrants have a seven-year term and an exercise price of $.506 per share.

The loan is secured by a first priority security interest in all of the Company’s inventory, accounts receivable and money and deposit accounts. If any event of default occurs under the loan agreements, Quercus may: (1) declare null and void its obligation to make any additional advances under the loan, (2) require the Company to immediately repay the loan in full, (3) foreclose on the collateral, and (4) assert all other rights and remedies of a lender under applicable law.

On April 30, 2008, upon the closing of the Loan and Security Agreement described above, we paid in full all principal and accrued interest under the $3 million principal amount 10% Secured Convertible Debenture described below.  Further debt and/or equity financing will be required in the next few months to allow us to continue operations under our revised corporate strategy.

Quarter Ended February 29, 2008

During the quarter ended February 29, 2008, we took steps to improve our debt structure in an effort to increase our ability to secure for additional financing.  We repaid our 8/31/2007 Note for $1,000,000 which matured on February 29, 2008.  On February 25, 2008, the Company redeemed all remaining amounts outstanding pursuant to the 5% Debentures (defined below) issued by the Company in 2006 to YA Global Investments, L.P., and its affiliates (formerly known as Cornell Capital Partners, L.P.).  The total redemption payment, which included principal, accrued interest and a redemption premium, totaled approximately $3.1 million.  The Company recognized an immaterial gain on the early extinguishment.  While the scheduled maturity date of the 2006 Debentures was in March 2009, the 2006 Debentures permitted redemption for so long as the Company’s common stock was trading below $.50 per share, with the payment of a redemption premium.  The 2006 Debentures were the only remaining variably-priced convertible securities in the Company’s capital structure.  YA Global Investments holds one additional 2007 Debenture (defined below) in the principal amount of $3 million, which was scheduled to mature in March 2008.  The 2007 Debenture has a fixed conversion price equal to $.50 per share.  We extended the maturity date of the 2007 Debenture to April 30, 2008.

We failed to pay interest due on the 12/7/07 Notes on January 1 and April 1, 2008.  As a result, the 12/7/07 Notes and accrued interest are redeemable at the holders’ option.  Accordingly, the outstanding principal balance of $1.0 million, net of unamortized discounts totaling $461,000, has been reclassified from a long-term liability to a current liability as of February 29, 2008. We have proposed to the note holders an arrangement pursuant to which all current past due interest would be paid through the issuance of warrants to purchase shares of our common stock, but such arrangement has not yet been finalized. In the event we fail to finalize such an arrangement with the note holders, we anticipate paying the past due interest in the amount of approximately $19,000, in cash.

As of the Year Ended May 31, 2007

As of May 31, 2007, we had cash and cash equivalents of $319,000, and negative working capital of $8,492,000. During the year ended May 31, 2007, we funded our operations from private sales of equity and debt securities. On August 31, 2007, we closed a securities purchase agreement with an accredited investor for the private placement of a convertible promissory note in the principal amount of $1,000,000 (the “8/31/07 Note”) and a related warrant (See “Financings” below). On September 19, 2007, we entered into a Securities Purchase Agreement with an accredited investor for the private placement of (i) a convertible note in the principal amount of $20 million and (ii) a warrant to acquire up to 40 million shares of common stock. The net proceeds from the transaction totaled $18.46 million. Neither of these financings are reflected in our financial statements as of May 31, 2007.

For the year ended May 31, 2007, we used $9,239,000 of cash in operations. Investment activities used $832,000 of cash during the year, which was primarily related to acquisition of property and equipment. Financing activities provided $7,639,000 of cash during the year, with $8,000,000 in gross proceeds from convertible debentures with warrants and $500,000 in proceeds from warrants that were exercised.

The cost of PV cells, which is the primary cost of sales for solar roofing products, is volatile. The Company is uncertain of the extent to which this will affect its working capital in the near future. The fluidity of the current cell supply from the Company’s current major cell suppliers could cause a disruption or a complete stoppage of the Company’s manufacturing operation putting even greater strain on its liquidity and cash flow needs,

Our current cash requirements are significant due to PV cell and tile laminate inventory purchases; a build-up in personnel to support the Eagle Roofing sales channel; delays in product shipments as a result of the shift to outsourcing and the suspension of membrane product shipments; research and development expenses; and other operational expenses. We expect to continue to use significant sources of cash to fund our operations during fiscal 2008.

The Company has incurred losses since its inception totaling approximately $52,453,000 through May 31, 2007. The Company has been unable to sell its products in quantities sufficient to be operationally profitable and is unsure if or when it will become profitable.

Significant Capital Expenditures

We anticipate that we will make limited capital expenditures over the next twelve months for manufacturing equipment and leasehold improvements.

Debt Financings

0% Convertible Debentures and Related Warrants

As of August 31, 2007 all of the 0% Debentures, originally issued in February 2006, have been converted and are no longer outstanding.

As of August 31, 2007, the warrants were still outstanding and were exercisable into 2,354,261 shares of the Company’s common stock. The warrant exercise price which were initially set at $2.23 per share, became $0.2875 per share on December 22, 2006, and are subject to further adjustment upon the occurrence of certain specified events including, but not limited to, the issuance of securities at a deemed price below the current exercise price, stock dividends, stock splits, mergers or reorganizations, and the Company’s failure to meet certain revenue milestones.

6% Convertible Note and Related Warrants

On September 19, 2007, Open Energy Corporation entered into a Securities Purchase Agreement with an accredited investor for the private placement of (i) a convertible note in the principal amount of $20 million and (ii) a warrant to acquire up to 40 million shares of common stock. The net proceeds from the transaction totaled $18.46 million. This amount is not reflected in the financial statements as of August 31, 2007.

The maturity date on the Note is three years from September 19, 2007, which may be extended at the option of the investor if (i) a trigger event (as defined in the Note) has occurred and is continuing on the maturity date, and (ii) through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced. Open Energy does not have the right to prepay the note in whole or in part without penalty prior to the maturity date. If a trigger event occurs with respect to the Note, the investor may require Open Energy to redeem all or any portion of the Note.

The Note will accrue interest at a rate of 6% per annum, with accrued interest due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 beginning on the first such date after September 19, 2007. The Note will be convertible into shares of common stock at an initial price of $0.50 per share, which is subject to downward adjustment as described in the Agreement.

The Warrant is exercisable for up to 40 million shares of Common Stock at an exercise price of $0.506 per share, subject to downward adjustment as described in the Agreement.

8/31/07 Note

On August 31, 2007, we issued to an accredited investor a convertible promissory note in the principal amount of $1,000,000 (the “8/31/07 Note”) and a related warrant to acquire up to 1,200,000 shares of common stock (the” 8/31/07 Warrant”) for a purchase price of $931,000. The 8/31/07 Note matured six months after August 31, 2007, and was paid in full on February 29, 2008 for $1,000,000. Commencing on the maturity date, the 8/31/07 Note accrued interest at the rate of 10% per annum. The principal and accrued interest was convertible into our common stock at $0.50 per share. However, the holder could not convert if the conversion shares issued would result in the holder beneficially owning greater than 4.99% of our outstanding common stock.  In the event of default, the 8/31/07 Note accrued interest at a rate of 10% per annum and the holder could convert any or all of the outstanding principal and interest into common stock at a fixed conversion price equal to $0.1868 per share. In no event could the conversion price be lower than $0.05.  The 8/31/07 Warrant is exercisable through August 31, 2012. The exercise price is $0.709, subject to adjustments and anti-dilution provisions which include a price floor of $0.05 per share.  During the quarter, we repaid our 8/31/2007 Note for $1,000,000.

6/15/07 Note

On June 15, 2007, the Company entered into a Note and Warrant Purchase Agreement with an accredited investor for the private placement of a $950,000 promissory note (the “6/15/07 Note”) and a related warrant to acquire up to 4,000,000 shares of common stock (the “6/15/07 Warrant) for a purchase price of $750,000. In connection with this transaction, the Company’s Chief Executive Officer entered into a Stock Pledge Agreement pursuant to which certain of his shares of the Company’s common stock were pledged to secure the performance of the 6/15/07 Note, and he agreed to guaranty any deficiency above and beyond the value of the shares. Had there been an event of a default with respect to the 6/15/07 Note, the investor had the option to either (i) foreclose on the common stock pledged or (ii) convert all unpaid amounts due under the 6/15/07 Note into (A) a debenture which is convertible into shares of common stock of Open Energy and (B) a warrant exercisable for shares of common stock.

The maturity date of the 6/15/07 Note was October 15, 2007, and it was paid in full on October 5, 2007. The Note was purchased at a discount, thus the effective interest paid was $200,000. The 6/15/07 Warrant is exercisable for three years, and is subject to anti dilution provisions and a floor exercise price of $0.05 per share. In addition, a warrant to purchase 400,000 shares of common stock at the rate of $.50 per share that expires on June 15, 2012, was issued to an investment banker for services rendered in connection with the financing.

5% and 10% Secured Convertible Debentures and Related Warrants

In July 2006, the Company and Cornell agreed to the following, effective as of their original issue dates, as follows:

•             to provide for a floor price of $0.05 on the adjustable conversion price of the 5% Debentures;

•             to provide for a floor price of $0.05 per share on the exercise price of the warrants applicable to adjustments with respect to certain future issuances of securities by us, and upon certain distributions of assets and similar recapitalization events;

•             to extend the deadline for having the registration statement declared effective until August 12, 2006; and

•             to cap liquidated damages payable in respect of failure to have an effective registration statement at 15% of the liquidated value of the debentures outstanding.

In August 2006, the Company and Cornell agreed to further amend the investment agreements described above, effective as of their original issue dates, as follows:

•             to provide for the purchase by Cornell of $1,500,000 of the remaining secured convertible debentures as of the date of the letter agreement, with the remaining $3,500,000 to be purchased by Cornell upon the effectiveness of the registration statement that we are required to file pursuant to the investor registration rights agreement, subject to customer closing conditions;

•             to waive any breaches of the investment agreements with Cornell related to certain of our tax withholding liabilities;

•             to further extend the deadline for having the registration statement declared effective until September 5, 2006; and

•             to provide that instead of a third warrant being issued to Cornell upon the last closing, such warrant was issued on August 17, 2006, at an exercise price of $0.80 (rather than $1.50) per share, and is exercisable for 6,250,000 shares (rather than 3,000,000 shares).

In addition, Cornell granted us a waiver of certain of the restrictive covenants contained in the investment agreements to permit us to take certain remedial actions relative to our tax withholding liabilities described under “Payroll Withholding Taxes” below, including the following with respect to any officer or employee: repurchasing vested shares, canceling any unvested shares, granting substitute equity awards, or permitting such persons to sell, pledge or transfer their shares.

Cornell has converted the following principal amounts of 5% Debentures, and the Company has correspondingly issued the following shares of common stock to Cornell:

		Shares of
	Principal	Common
Conversion Date	Amount	Stock
August 22, 2006	$200,000	342,877
September 5, 2006	800,000	1,371,507
December 22, 2006	200,000	695,652
January 12, 2007	200,000	695,652
January 24, 2007	200,000	695,652
March 29, 2007	200,000	670,241
April 13, 2007	800,000	2,751,978
May 15, 2007	600,000	2,063,983
May 16, 2007	200,000	687,994
May 22, 2007	1,100,000	3,670,337
May 31, 2007	305,000	969,793
	$4,805,000	14,615,666

On March 30, 2007, Open Energy Corporation entered into an agreement with Cornell Capital Partners, L.P. for the private placement of (i) a Convertible Secured Debenture in the original principal amount of $3,000,000 and (b) a Warrant to purchase up to 6,000,000 shares of our common stock, par value $0.001 per share, which were issued and sold for an aggregate purchase price of $3,000,000. We received gross proceeds of $3,000,000, before expenses, from the financing transaction, which we expect to use for general corporate and working capital purposes. The Debenture accrues interest at a rate of 10% per annum and matures on one year from the issuance date. No payments of interest or principal are due under the Debenture until maturity. Subject to limitations contained in the Debenture for the maximum amount that may be converted, the Debenture is convertible at any time at Cornell’s option into shares of our common stock at a conversion rate which is calculated by dividing (i) the amount of the outstanding and unpaid principal and interest of the Debenture to be converted into shares of common stock by (ii) the conversion price of $0.50. The conversion price is subject to adjustment in the event we issue shares of common stock for a consideration per share less than the conversion price in effect immediately prior to such issuance or sale, except for issuances in connection with an approved stock plan, the conversion, exchange or exercise of an outstanding security, an acquisition, or conversion of the Debenture. The Warrant issued to Cornell has an initial exercise price of $0.50 per share, subject to adjustment, and a term of five years from the issuance date.

On May 21, 2007, the Company entered into a Letter Agreement with Cornell Capital Partners, L.P. which amended certain terms of the secured convertible debentures issued by the Company to Cornell pursuant to a Securities Purchase Agreement dated March 30, 2006, as amended. Pursuant to the letter agreement the Company agreed to waive the 65 days notice to which it was entitled pursuant to the securities purchase agreement dated March 30, 2006 and, instead of completely waiving the conversion restriction, Cornell agreed not to increase its holdings beyond 9.99%.

On August 29, 2007, the Company entered into a Letter Agreement with Cornell Capital Partners, L.P. Specifically, the Company (i) agreed to consider registering 4,000,000 shares of common stock pursuant to Rule 462(b) of the 1933 Securities Act, as amended; however OEC will only register additional shares in an amount and at a price that together represent no more than 20% of the shares originally subject to the initial registration statement that remain unsold; (ii) Cornell agreed to not request further registration until 90 days after the effective date of the new registration statement; (iii) their right of first negotiation was waived with respect to the capital raising offer letter sent to Cornell August 6, 2007 and they provided their consent to complete a financing transaction; (iv) they consented to the Company increasing the number of shares allocated to Open Energy’s stock option plan by 8,000,000 for a total of 16,500,000; and (v)  Cornell confirmed that none of the previous debentures are in default.

Payroll Withholding Taxes

On December 18, 2007, the Company received $1,498,770 from Mr. Saltman, Chairman and Chief Executive Officer to satisfy the employee portion of the required withholding taxes on his restricted stock grants. In January 2008, the Company plans to pay all outstanding federal and state employment taxes, as well as interest and penalties associated with the vesting dates for restricted stock previously granted as set forth in certain employment contracts.

The Company is obligated to pay all employee federal and state withholding taxes as well as the employer’s portion of FICA. There is a remaining obligation for one employee and one former employee to repay the Company for taxes to be paid on their behalf in the amount of $239,601.

Through August 31, 2007, the Company did not withhold or pay federal or state employment or income taxes associated with the vesting dates for restricted stock previously granted as set forth in certain employment contracts. Total accrued liabilities at August 31, 2007 associated with the employees’ combined portion of required withholding, which is an obligation of the Company to the extent not satisfied by the employees, is $1,874,000. The Company has also accrued expenses related to the employer’s portion of FICA, penalties, and interest, currently estimated to be approximately $417,000 as of August 31, 2007.

The Company has recorded amounts due from related parties of $1,843,000 and accounts payable of $1,861,000 as of August 31, 2007 for the employees’ obligations. Vestings of the restricted stock in 2007 for the Company’s Chief Executive Officer and Vice President of Business Development have been deferred until 2008 pursuant to amendments to their employment contracts.

As discussed in Note 8 of the Consolidated Financial Statements, during the fiscal years ended May 31, 2006 and 2007, we did not withhold for or pay federal or state employment or income taxes associated with the vesting dates for restricted stock set forth in certain employment agreements, or associated with the grants of shares to Mr. Saltman during his employment period for consulting and director services and Ms. Bostater during her employment period for consulting services. We also did not withhold or pay employment or income taxes for shares of common stock issued to a non-executive employee during the fiscal year ended May 31, 2006, and another employee during the fiscal year ended May 31, 2007.

Total accrued liabilities at May 31, 2007 associated with the employees’ and employer’s combined portion of required withholding, which is an obligation of our company to the extent not satisfied by the employees, are $2,417,000. We also may be subject to penalties and interest, currently estimated to be approximately $324,000 for the fiscal year ended May 31, 2007, which has been recorded as other expense. We have recorded corresponding amounts due of $1,993,000 for the employees’ obligations.

Our obligation to withhold for and pay federal and state employment and income taxes associated with these restricted shares granted to employees is ongoing with each new vesting or issuance date, and the level of tax obligation would be significant if any of the vesting or issuance schedules were to accelerate in accordance with the terms of the employment agreements. Our company could therefore incur significant additional liabilities for which we may not have sufficient cash to satisfy, requiring us to raise additional funds or curtail or cease operations.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. The Company has identified the following accounting policies, described below, as the most important to an understanding of the Company’s current financial condition and results of operations.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”).  The Company generates revenue from the sale of photovoltaic roofing tiles, photovoltaic roofing membranes, balance of system products, water monitoring equipment and subscriptions and management system products to dealers and other parties.  The Company does not perform any installations of photovoltaic products.  The Company does, however, install water monitoring systems and recognizes corresponding license/subscription revenue consistent with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition requirements.

SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Amounts billed or received from customers in advance of performance are recorded as deferred revenue. In addition, the Company records deferred revenue in connection with sales to certain customers of products that qualify for state rebates that have been assigned to the Company by the customer. Based on the assignment of the rebate to the Company, the Company bills the customer net of the anticipated rebate and assumes the responsibility for collection of the rebate. The rebate processing cycle involves a multi-step process in which the Company accumulates and submits information required by the state agency necessary for the collection of the rebate. The entire process can take up to 120 days or more to complete. Although title to the products sold have transferred to the customer, due to uncertainty relating to the collection of the rebate, the Company defers revenue on a portion of the selling price related to the rebate. As the rebate processing advances through the various stages of the processing cycle, the deferral percentage is decreased until such time that the rebate claim is submitted to the state agency, at which point, any remaining deferred revenue relating to that specific transaction is recognized.

Cost of sales related to revenue that has been deferred in connection with rebate collection process is recorded as deferred charges until such time as the related revenue is recognized.

Accounts Receivable

The Company regularly evaluates the collectability of its accounts receivable. An allowance for doubtful accounts is maintained for estimated credit losses, and such losses have been minimal and within management’s expectations. When estimating credit losses, the Company considers a number of factors including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. Accounts receivable consist of trade receivables and amounts due from state agencies or utilities for rebates on state-approved solar systems installed. These rebate amounts are passed on to the customer at the time the customer is billed and the rebate is assigned to the Company. Generally, states agencies or utilities can take 120 days or more to remit the rebate amounts to the Company.

Inventories

Inventories are valued at lower of cost (first in, first out) or market. Management provides a reserve, as necessary, to reduce inventory to its net realizable value. Certain factors could impact the realizable value of inventory so management continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration expected demand, new product development; the effect new products might have on the sale of existing products, product obsolescence and other factors. The reserve or write down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write downs may be required. If actual market conditions are more favorable, reserves or write-downs may be reversed.

Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Per Statement of Financial Accounting Standards No. 142,  Goodwill and Other Intangible Assets (“SFAS No.142”), goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead must be tested for impairment annually or more frequently if circumstances indicate that indicators of impairment may be present. Management assesses goodwill for impairment at the reporting unit level on an annual basis at fiscal year end or more frequently under certain circumstances. Such circumstances include (i) significant adverse change in legal factors or in the business climate, (ii) an adverse action or assessment by a regulator, (iii) unanticipated competition, (iv) a loss of key personnel, (v) a more-likely-than-not expectation that a reporting unit or a significant portion of that unit will be sold or otherwise disposed of, and (vi) recognition of an impairment loss in a subsidiary that is a component of a reporting unit. Management must make assumptions regarding estimating the fair value of the Company reporting unit. If these estimates or related assumptions change in the future, the Company may be required to record an impairment charge.

Evaluation of Long-lived Assets

The Company’s policy is to assess potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets carrying value unlikely and the carrying amount on the asset exceeds the estimated undiscounted future cash flows. If such evaluation were to indicate a material impairment of these long-lived assets, such impairment would be recognized by a write down of the applicable asset to its estimated fair value under SFAS No. 144,  Accounting for the Impairment of Disposal of Long-Lived Assets.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Beneficial Conversion and Warrant Valuation

In accordance with EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF No. 00-27,   Application of Issue No. 98-5 to Certain Convertible Instruments, the Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that have conversion features at fixed rates that are in the money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized as non-cash interest expense over the term of the convertible debt, using the effective interest method.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, as defined in Item 303(c)(2) of Regulation S-B promulgated under the Securities Act of 1933.

Controls and Procedures

(a) Disclosure Controls and Procedures. Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that a company files or submits under the Securities Exchange Act is accumulated and communicated to the company’s management, including its principal executive officer and principal accounting officer, as appropriate to allow timely decisions regarding required disclosure.

We maintain disclosure controls and procedures designed to provide reasonable assurances that material information related to our company is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

Under the supervision and with the participation of our management, including our principal executive officer and our chief financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act. Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were not effective as of February 29, 2008.

In connection with its audit of our consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal years ended May 31, 2007, our independent auditors, Squar Milner Peterson Miranda & Williamson advised our management and the audit committee of the board of directors of the Company that the Company of the following control deficiencies that were considered to be material weaknesses.  Specifically, our independent auditors noted:

1.	ineffective controls over period end financial close and reporting processes;
2.	insufficient personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters;
3.	inadequate procedures for appropriately identifying, assessing and applying accounting principles;

We are in the process of attempting to remediate the above noted weaknesses through the recruitment of additional senior accounting personnel and through the implementation of additional internal controls and procedures designed to assure the timely and accurate preparation of our financial statements.

These remediation efforts were not fully implemented by February 29, 2008. However, based on our review, management has concluded that the financial statements included in this report fairly present in all material respects our financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles.

We will become subject to Section 404 of the Sarbanes Oxley Act of 2002, with the requirement to include management’s assessment on the effectiveness of internal control over financial reporting with the Company’s annual report for the year-ended May 31, 2008. When we begin testing and reporting on the Company’s internal controls, we may discover and be required to report material weaknesses in those controls. In addition, we expect that the evaluation process and any required remediation, if applicable, will increase the Company’s accounting, legal and other costs and may divert management resources from other operating objectives and concerns.

(b) Changes in Internal Controls over Financial Reporting. We made changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during our most recent fiscal quarter, and subsequent to that period, that have materially affected, or are likely to materially affect, our internal control over financial reporting.  During the quarter ended February 29, 2008, we have taken the following actions each of which are expected to have a material impact on our internal controls over financial reporting:

•              Reorganization of Financial Responsibilities.  We have reorganized certain job functions within our accounting and finance group to diversify responsibility for period end closing and to segregate job functions.

•              Retention of Consultant.  In December 2007, we retained a consultant to serve as interim controller.  We anticipate hiring additional accounting staff to assist with our internal accounting and disclosure controls functions.

•              Implementation of Processes.  Under the direction of our Chief Financial Officer and EVP of Worldwide Operations we have begun automating certain record keeping functions and implementing additional control procedures designed to provide timely and accurate financial information.

(c) Limitations On Disclosure Controls And Procedures. Our management, including our chief executive officer and chief financial officer, does not expect that our disclosure controls or internal controls over financial reporting will prevent all errors or all instances of fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age
David P. Saltman	Chairman & Chief Executive Officer	53

David A. Field	President, Chief Operating Officer and Director	50

Aidan H. Shields	Chief Financial Officer and Treasurer	40

Christopher S. Gopal, Ph.D.	Executive Vice President, World Wide Operations	56

Dalton W. Sprinkle	General Counsel, Senior Vice President and Secretary	35

Thomas D. Wolfe	Chief Technology Officer	59

Patricia M. Eckert	Director	60

Steven J. Kemper	Director	52

Kenneth F. Potashner	Director	50

Edward Douglas Ward	Director	75

David P. Saltman is currently our Chairman of the board of directors a director of the Company, a position he has held since October 2007, and is the Chief Executive Officer of the Company, a position he has held since September 2005. From September 2005 to October 2007, Mr. Saltman was also the President of the Company. From June 2000 to September 2005, Mr. Saltman was a senior executive of BioComposites International, Inc., a company producing natural fiber reinforced plastics for a wide range of industrial applications, including automotive interiors, building materials and consumer products. Mr. Saltman served on the President’s advisory council that created environmental purchasing guidelines for the federal government, and is the recipient of several awards from the American Marketing Association and the National Recycling Coalition for his work on sustainable technologies. Prior to his efforts in the energy sector, Mr. Saltman enjoyed a career in the entertainment industry, including being a founder of the “E!” Entertainment Network. Mr. Saltman is a former board member of the California League of Conservation Voters and currently sits on the board of CALEAP, a California clean energy bond initiative. In 1978, Mr. Saltman earned a Bachelor of Arts Degree in Motion Picture/Television Production from UCLA.

David A. Field is currently our President, Chief Operating Officer and a director, positions he has held since October 2007, June 2007 and 2008, respectively. Prior to joining Open Energy Corporation, Mr. Field was a senior executive at Clark Security Products, the largest independent vertically integrated security distribution company in North America from January 2005 to August 2006. Previously, he founded and managed several companies in the energy sector. In June 2001. Mr. Field founded and was CEO of Clarus Energy Partners, a leading Distributed Generation developer, owner and operator that was acquired by Hunt Power in early 2004. Prior to Clarus Energy, Mr. Field co-founded Omaha-based Kiewit Fuels, a renewable energy company specializing in the development of biofuels production. In addition to a career in sustainable energy development, he also has an extensive background in water technology and infrastructure development, with companies such as; Bechtel, Peter Kiewit, and Poseidon Resources, as well as, in corporate finance with Citicorp. Mr. Field holds a MBA from the Garvin School of International Management (Thunderbird).

Aidan H. Shields is currently our Chief Financial Officer, a position he has held since June 2007. Prior to joining Open Energy, Mr. Shields was Chief Financial Officer of Satellite Security Corporation, a start-up micro-cap company in the wireless GPS technology space from May 2006 to March 2007. Previously, he spent 11 years with Gap Inc. in several roles, including Chief Financial Officer of the Outlet Division and Senior Director and Controller of the Old Navy Division. During his time with Old Navy, the division grew from a start up to the fastest growing retailer in U.S. history. While at Gap Inc., Mr. Shields spent time in a multitude of roles supporting Real Estate, Financial Planning, Business development, Marketing Effectiveness, Supply Chain, Operations and SEC reporting. Before Gap Inc., Mr. Shields worked for Minerals Technologies Inc. in Cork, Ireland and Europe. Mr. Shields is a native of the Republic of Ireland and is a graduate of the Institute of Chartered Accountants in Ireland. He received his training as a Chartered Accountant with KPMG in Ireland.

Christopher S. Gopal, Ph.D. is currently our Executive Vice President, World Wide Operations, a position he has held since November 2007. Prior to joining Open Energy Corporation, Mr. Gopal held senior executive positions at major product and services companies.  These have included Vice President in World-Wide Operations at Dell Computer, and Director of Global Supply Chain Services at Ernst & Young Consulting.  From November 2006 to October 2007, he was a Director at Deloitte Consulting, and served as an independent consultant to electronics manufacturing firms from September 2005 to November 2006. He was the VP of Commercial Supply Chain at SAIC from June 2003 to August 2005. Prior to that, Mr. Gopal was the VP of Global Supply Chain Services at Unisys from November 2001. He has worked for, and consulted to, many of the leading global companies in the technology and consumer product industries, where he has helped develop supply chain strategy and information strategy, source products, and execute for world-class results.  In addition to his corporate experience, Mr. Gopal has been involved in small and startup companies in the technology and telecommunications industries, the most recent of which was Telseon, a next-generation telecommunication company. Mr. Gopal is recognized as a thought leader in the industry, has been an invited speaker and panel member at leading supply chain and information technology forums, and has co-authored three books on the subject.  Mr. Gopal holds a PhD from the University of Southern California, and an MBA from the Cranfield School of Management, UK.

Dalton W. Sprinkle is currently General Counsel, Senior Vice President and Secretary of the Company, positions he has held since January 2008.  Mr. Sprinkle served on the board of directors of the Company from December 2006 through January 2008.  From June 2007 through January 2008, Mr. Sprinkle was an attorney in private practice.  Mr. Sprinkle was President and Chief Executive Officer and a director of Integrated Dental Solutions, Inc., an international dental services company headquartered in San Diego from September 2006 through June 2007. Mr. Sprinkle was special counsel to Sheppard Mullin Richter & Hampton LLP from October 2005 through September 2006, where he counseled public and private companies on a wide range of business and legal issues. From July 2004 through October 2005, Mr. Sprinkle was associated with Luce, Forward, Hamilton & Scripps, where he practiced corporate and securities law with an emphasis on private placements of real estate securities and REITs. From November 2002 through July 2004, Mr. Sprinkle was associated with Morgan, Lewis & Bockius in Los Angeles where he practiced corporate and securities law with an emphasis on renewable and other energy transactions. Mr. Sprinkle serves on the board of directors of several other private companies.  Mr. Sprinkle earned his Juris Doctor degree, cum laude, from Georgetown University Law Center, where he served as editor-in-chief of The Tax Lawyer, and received his Bachelor of Arts degree, magna cum laude, from the University of Southern California.

Thomas Wolfe is currently Chief Technology Officer and has been with Open Energy since December 22, 2006. In 1998 Mr. Wolfe found WaterEye Corporation, which became an Open Energy subsidiary on December 22, 2006. Mr. Wolfe has over twenty five years experience in the chemical process industries, with particular experience in power, water and wastewater treatment technologies. Mr. Wolfe has made many contributions to the development and advancement of reverse osmosis membrane technology and wastewater evaporation technology dating back to the early 1970’s. He has participated at all levels in some of the largest membrane and evaporator installations in the world and has hands on experience with a wide variety of evaporator configurations including vapor recompression, steam driven single and multiple effect systems, as well as direct contact and submerged combustion processes. In the software field, Mr. Wolfe was the founder of Western Pacific Data Systems, now part of Spirent Systems (UK) a leading software development company in California. Mr. Wolfe developed much of the software currently in use today for reverse osmosis membrane performance prediction and computational chemistry for recovery determination and scale control. Mr. Wolfe has authored more than 20 technical articles and papers in his various fields of involvement and is a member of the American Chemical Society and the American Water Works Association. He received his Bachelors Degree in Chemistry from the University of California, San Diego.

Patricia M. Eckert is currently a director of the Company, a position she has held since November 2007. Ms. Eckert is an industry consultant providing advisory and business development services to clients in the telecommunications and utilities industries focusing on regulatory and environmental issues and facilitating strategic alliances in the California markets.  Ms. Eckert is the former President of the California Public Utilities Commission (CPUC) and a Commissioner from 1989 through 1994.  The CPUC is one of the largest economic regulatory bodies in the United States, overseeing $90 billion of rates and services annually. In 1995, Ms. Eckert was retained by Deloitte & Touche (D&T) as a strategic partner where she played a key role in the launch of D&T’s emerging telecom industry practice and energy practice. She served as advisor to the President of Stanford Research International Consulting (SRIC) in 1997 and 1998. Ms. Eckert established the Beverly Hills law firm of Eckert & Colman in 1982 which specialized in business transactions, real estate and taxation.  Her practice expanded to include complex federal litigation involving United States defense contract matters.  Before entering private law practice, Ms. Eckert worked for more than 14 years as a business and marketing executive for Procter & Gamble and The Dow Chemical Company and its subsidiary, Bio-Science Laboratories.  A member of the State Bar of California, Ms. Eckert has served on the State Bar of California’s Commission on Judicial Nominees Evaluation and was appointed to the State Dispute Resolution Advisory Council by Governor George Deukmejian in 1987. Ms. Eckert served as Chairman of the National Association of Regulatory Commissioners (NARUC) Committee on Administration and was a member of the Electricity and International Committees of NARUC.  She has presented testimony before the United States Senate and House Committees on Energy and Public Utilities.  She has served on the Boards of Directors of Rebuild LA, American Ecology, Extant Communications, and Dynegy.  Ms. Eckert also serves on the Advisory Board of Enertech Capital. Ms. Eckert earned a degree in business from Parsons College where she graduated Phi Kappa Phi cum laude and earned a Juris Doctor degree from Loyola Law School in Los Angeles.

Steven J. Kemper is currently a director of the Company and Chair of the Audit Committee of our Board of Directors, positions he has held since November 2007. Mr. Kemper is a certified public accountant with an MBA and has over 25 years of financial management experience in the health care, high tech and consumer electronics industries.  He is the former Chief Financial Officer of DexCom, a medical technology leader in continuous glucose monitoring, and of CryoGen, which was sold to American Medical Systems.  Prior to joining the Company, Mr. Kemper was the Chief Financial Officer of General Instrument’s Satellite Communications Group (now a division of Motorola). Mr. Kemper earned a degree in Accounting from San Diego State University and earned a masters in business administration from Loyola Marymount University.

Kenneth F. Potashner is currently a director of the Company, a position he has held since November extensive career includes being the President/CEO/Chairman of SonicBlue, a leader in products for the digital media, entertainment, and consumer electronics markets where the initial MP3 players and DVRs were brought to market . He served as President/CEO/Chairman of Maxwell Technologies, where he and his team successfully turned around the company transitioning it from a defense focus to a commercial focus, evidenced by a substantial increase in market capitalization. Prior to leading Maxwell Technologies, Mr. Potashner was executive vice president and general manager of Conner Peripherals , where he helped the company become a leading supplier of hard drives. He also held executive management positions at Quantum, DEC (Digital Equipment Corporation), and Texas Instruments. Mr. Potashner currently serves on the boards of directors of Newport Corporation where he is the Chairman, Cornerstone Properties, Taxcient, and One Stop Systems. He is an advisor and investor in several other corporations.  Mr. Potashner earned his bachelor’s degree in electrical engineering at Lafayette College and a masters’ degree in electrical engineering from Southern Methodist University.

Edward Douglas Ward, or E. Douglas Ward, is currently a director and Chair of the Company’s Compensation Committee on our Board of Directors. Since 1994 he has served as a Managing Director of Irvine Associates, Inc., a privately held Corporate Finance Group that arranges credit facilities and equity infusions for under-financed technology companies. Previously, he was President and Chief Operating Officer of Astrotech International Corporation, which had five operating companies and a commercial space venture. Earlier, he was Vice President and General Manager, Executive Vice President, and President of five diverse commercial and aerospace companies. In 1956, Mr. Ward received a Diploma in Aeronautical Engineering from Northrop Aeronautical Institute.

Committees of the Board of Directors

Audit Committee

The board of directors has an Audit Committee, which consists of Steven J. Kemper (Chair) and Kenneth F. Potashner. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder.

Nominating & Governance Committee

The Governance Committee of the board of directors is comprised of Patricia M. Eckert (Chair) and E. Douglas Ward.

Compensation Committee

The board has a Compensation Committee comprised of E. Douglas Ward (Chair) and Patricia M. Eckert.

Technology Committee

The board has a Technology Committee comprised of Kenneth F. Potashner (Chair), E. Douglas Ward and David P. Saltman.

CODE OF ETHICS

Effective August 30, 2005, our board of directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our President and Chief Executive Officer as well as the individuals performing the functions of our Chief Financial Officer, Secretary and Controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.         full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.         Compliance with applicable governmental laws, rules and regulations;

4.         the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.         accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our President and Chief Executive Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company’s personnel are to be accorded full access to our Company’s board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our President and Chief Executive Officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our President and Chief Executive Officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the President and Chief Executive Officer, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another.

Director Compensation

In the fiscal year ended May 31, 2007, the non-employee members of our Board of Directors received options to purchase 470,000 shares of our common stock at $0.48 per share, vesting over a three year period. For fiscal year 2008, the independent directors will be paid $20,000 in annual compensation, payable quarterly.

Directors may be reimbursed for their expenses incurred for attending each board of directors meeting. No payment precludes any director from serving us in any other capacity and being compensated for the service. During our fiscal year ended May 31, 2007, none of our directors were paid any fees to attend directors meetings.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
David P. Saltman	2007	$251,880		$—	$5,395,472	(7)	$—	$—	$—	$10,665	$5,658,017
Chief Executive Officer and Member of the Board of Directors	2006	268,732	(4)	—	4,046,604	(7)	—	—	—	5,600	4,320,936

Cheryl J. Bostater	2007	151,077		—	1,024,178	(8)	—	—	—	12,445	1,187,700
Chief Operating Officer	2006	149,100	(5)	—	341,393	(8)	—	—	—	1,750	492,243

Jeff Stein	2007	82,564	(6)		—		5,166	—	—	3,644	91,374
Chief Financial Officer	2006	—		—	—		—	—	—	—	—

Norman J. Dodd	2007	155,441		—	—		15,555	—	—	—	170,996
President of East Coast Operations	2006	21,025		—	—		—	—	—	—	21,025

Don Rogers	2007	139,785		—	—		18,555	—	—	—	158,340
Executive Vice President, East Coast Operations	2006	18,908		—	—		—	—	—	—	18,908

(1)

This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and 2006, for stock awards granted, in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. For additional information, please see Note 12 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007.

(2)

Stock options were granted as follows for the fiscal year ended May 31, 2007: 450,000 to Jeffrey Stein; 200,000 to Norman J. Dodd; and 300,000 to Don Rogers. Refer to “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10KSB, filed September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)	Amounts shown include 401K matching, and payments for family medical insurance above the single employee rate that is typically paid for all employees.

(4)

This amount includes $80,400, representing the market value of unrestricted, registered shares granted to David Saltman pursuant to the 2004 Consultant Compensation Plan, for consulting services rendered to us.

(5)

This amount includes $40,200, representing the market value of unrestricted, registered shares granted to Cheryl Bostater pursuant to the 2004 Consultant Compensation Plan, for consulting services rendered to us.

(6)	Jeffrey Stein resigned as Chief Financial Officer on June 4, 2007, and is no longer with the Company.

(7)

Pursuant to the terms of Mr. Saltman’s employment agreement, he was granted a total of 8,235,662 shares of common stock on September 15, 2005, such shares vest quarterly commencing on December 31, 2005, with 686,305 shares vesting in each of the first five quarters, suspended for the four quarters in 2007, 1,601,378 vesting in each of the first two quarters of 2008,  and 1,601,381 shares vesting in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for “Cause” or if Mr. Saltman terminates the employment agreement other than for “Good Reason”, as defined in the employment agreement. Mr. Saltman is responsible for making arrangements with respect to tax withholdings.

(8)

Pursuant to the terms of Ms. Bostater’s employment agreement, she was granted a total of 1,407,805 shares of common stock on March 15, 2006. 117,317 shares vested on each of March 15, 2006 and March 30, 2006, and 117,317 shares vesting in each of the first five quarters, suspended for the four quarters in 2007, 273,740 vesting in each of the first two quarters of 2008,  and 273,740 shares vesting in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for “Cause” or if Ms. Bostater terminates the employment agreement other than for “Good Reason”, as defined in the employment agreement. Ms. Bostater is responsible for making arrangements with respect to tax withholdings.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options.  The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant, unless the markets were closed on that date, in which case the price per share was the closing price on the next business day when the markets were open.  All options were granted under our 2006 Stock Incentive Plan.

The following table presents information concerning grants to each of the named executive officers during the fiscal year ended May 31, 2007.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (1)	($) (2)
David P Saltman	N/A	$—	$—	$—	—	—	—	—	—	$—	$—
Cheryl J. Bostater	N/A	—	—	—	—	—	—	—	—	—	—
Jeff Stein (3)	12/01/06	—	—	—	—	—	—	—	100,000	0.48	48,000
	04/09/07	—	—	—	—	—	—	—	350,000	0.31	108,500
Norman J. Dodd	12/01/06	—	—	—	—	—	—	—	200,000	1.50	40,000
Don Rogers	12/01/06	—	—	—	—	—	—	—	150,000	1.50	30,000
	12/01/06	—	—	—	—	—	—	—	50,000	0.48	15,500
	12/01/06	—	—	—	—	—	—	—	100,000	0.48	31,000

(1)   The exercise price of the stock option awards is equal to the closing price of the common stock on the date of the grant.

(2)   Refer to Note 12, “Stock-Based compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)   Jeffrey Stein resigned as Chief Financial Officer on June 4, 2007, and is no longer with the Company, all options were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended May 31, 2007, including the value of the stock awards.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
									Number of	Value of
				Equity				Market	Unearned	Unearned
				Incentive			Number	Value	Shares,	Shares,
				Plan Awards			of Shares	of Shares	Units, or	Units, or
	Number of	Number of		Number of			or Units	or Units	Other	Other
	Securities	Securities		Securities			of Stock	of Stock	Rights	Rights
	Underlying	Underlying		Underlying	Option		That	That	That	That
	Unexercised	Unexercised		Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)		Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		Options	($)	Date	(#) (4)	($)	(#)	($)
David P. Saltman	—	—		—	$—		4,804,137	$2,402,069	—	$—
Cheryl J. Bostater	—	—		—	—		821,220	410,610	—
Jeff Stein	16,666	83,334	(1)	—	0.48	12/1/2016	—	—	—	—
	—	350,000	(2)	—	0.31	4/9/2017	—	—	—	—
Norman J. Dodd	66,666	133,334	(1)	—	1.50	12/1/2016	—	—	—	—
Don Rogers	50,000	100,000	(1)	—	1.50	12/22/2016	—	—	—	—
	5,555	44,445	(1)	—	0.48	12/22/2016	—	—	—	—
	8,333	91,667	(3)	—	0.48	12/1/2016	—	—	—	—

(1)    Vesting 1/12th per quarter after initial vesting.

(2)    Vesting 1/12th per quarter.

(3)    Performance based.

(4)    Vesting will occur 1/3rd equally on the last day of March, June and September in 2008.

Option Exercises and Stock Vested at Fiscal Year End

During the fiscal year ended May 31, 2007, no stock options were exercised by any Named Executive, David Saltman had 2,058,915 shares of stock vest, and Cheryl Bostater had 351,951 shares vest.

Pension Benefits

The Company does not have any defined benefit plans at this time.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans.

Equity Compensation Plan Information

The following table provides information, as of December 14, 2007, with respect to options outstanding and available under our 2004 Consultant Compensation Plan and our 2006 Equity Incentive Plan, which are the only equity compensation plans other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	15,508,718	$0.55	991,282	(1)
Equity compensation plans not approved by security holders	0	0	8,576,000	(2)

TOTAL as of December 14, 2007	15,508,718		9,567,282

(1) The stockholders and the board of directors adopted the 2006 Equity Incentive Plan on November 2, 2006 and November 1, 2007, respectively. The number of shares of our common stock initially reserved for issuance pursuant to the 2006 Plan was equal to 8,500,000. On August 24, 2007, the board of directors amended the 2006 Plan such that the number of shares of common stock reserved for issuance pursuant to the 2006 Plan is equal to 16,500,000 shares. The purpose of the 2006 Plan is to encourage ownership in the Company by key personnel whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

(2) On September 23, 2004, our board of directors unanimously approved and adopted the 2004 Consultant Compensation Plan.   The plan authorizes our board of directors to issue up to 9,771,000 shares of our common stock. Accordingly, (i) on October 12, 2004, we issued 1,095,000 shares of common stock pursuant to the plan to various consultants for services rendered and (ii) on March 15, 2006, we issued 100,000 unrestricted shares to consultants.

The securities purchase agreement between us and Cornell restricts us from issuing any further grants under this plan for so long as any debentures issued under such purchase agreement are outstanding.

Employment and Consulting Agreements

We entered into an Employment Agreement dated August 25, 2005, with David Saltman whereby we appointed Mr. Saltman as our President and Chief Executive Officer. The term of the employment agreement is from September 15, 2005 to September 30, 2008, and automatically extends for additional one-year terms unless either party gives notice of its election to terminate the agreement at least ninety days prior to the expiration of the then-current term. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Saltman an annual base salary of $250,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, pursuant to the terms of Mr. Saltman’s employment agreement, and in partial consideration for the services of Mr. Saltman as President and Chief Executive Officer, he was granted a total of 8,235,662 shares of common stock on September 15, 2005, all of which such shares are being registered pursuant to this registration statement. Such shares vest quarterly commencing on December 31, 2005, with 686,305 shares being issued for each of the first eleven quarters and 686,307 shares being issued in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Mr. Saltman terminates the employment agreement other than for good reason. Upon Mr. Saltman’s death, disability, termination by us other than for cause, or termination by Mr. Saltman for good reason or upon a change of control, as provided in the employment agreement, all unvested shares shall immediately vest. Mr. Saltman is responsible for making arrangements with respect to tax withholdings.  Finally, Mr. Saltman is entitled to certain benefits, reimbursement of qualified expenses, a $600 per month automobile allowance and reasonable office support services at our corporate headquarters, as set out in the employment agreement.

If we terminate the employment agreement for Mr. Saltman’s death or disability or for cause, we will pay Mr. Saltman, or his legal representative, as applicable, a sum in cash of an amount equal to the accrued but unpaid salary and any applicable bonuses. If Mr. Saltman terminates the employment agreement for good reason, or if we terminate the employment agreement for any reason other than for cause, then we will pay Mr. Saltman a termination fee in cash of an amount equal to 250% of his unpaid salary and scheduled bonuses remaining through September 30, 2008, or the end of any subsequent renewal term which is no longer subject to our or Mr. Saltman’s right not to renew.

The employment agreement also grants Mr. Saltman the right to identify, in his sole discretion, a number of candidates for our board of directors that will at all times constitute a majority of such directors. We are required to use our best efforts to cause such designees to be elected to the board of directors. The employment agreement also grants Mr. Saltman the right to designate our legal counsel, outside auditing firm and any investor relations firm.

The employment agreement defines cause to be conviction of a felony involving a crime against the Company. The employment agreements defines good reason to include (a) any failure by us to comply with any provision of the agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by us promptly after receipt of notice thereof from Mr. Saltman; (b) the assignment to Mr. Saltman of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions held by Mr. Saltman during the term, (c) the occurrence of a change of control or (d) the failure of our shareholders to elect all of Mr. Saltman’s permitted director designees or our failure to appoint any such designee when required to do so.

Effective as of October 1, 2007, Mr. Saltman is no longer our President, but remains our Chief Executive Officer and Chairman.

On November 1, 2005 we appointed Cheryl J. Bostater Chief Financial Officer and entered into an employment agreement with her. The term of the employment agreement is from November 1, 2005 to October 31, 2008, and automatically extends for additional one-year terms unless either party gives notice of its election to terminate the agreement at least sixty days prior to the expiration of the then-current term. Pursuant to the terms of the employment agreement, we agreed to pay Ms. Bostater an annual base salary of $150,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, pursuant to the terms of Ms. Bostater’s employment agreement, as amended, and in partial consideration for the services of Ms. Bostater as Chief Financial Officer, she was granted a total of 1,407,805 shares of common stock on March 15, 2006, all of which such shares are being registered pursuant to this registration statement. 117,317 shares vested on each of March 15, 2006 and March 30, 2006, and 117,317 shares vest at the end of each calendar quarter thereafter. All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Ms. Bostater terminates the employment agreement other than for good reason, as defined in the employment agreement. Upon Ms. Bostater’s death, disability, termination by us other than for cause, or termination by Ms. Bostater for good reason or upon a change of control, as provided in the employment agreement, all unvested shares shall immediately vest. Ms. Bostater is responsible for making arrangements with respect to tax withholdings. Finally, Ms. Bostater is entitled to certain benefits, a $250 per month automobile allowance and reimbursement of qualified expenses, as set out in the employment agreement.

If we terminate the employment agreement for Ms. Bostater’s death or disability or for cause, we will pay Ms. Bostater, or her legal representative, as applicable, a sum in cash of an amount equal to the accrued but unpaid salary. If Ms. Bostater terminates the employment agreement for good reason, or if we terminate the employment agreement for any reason other than for cause, then we will pay Ms. Bostater a termination fee in cash of an amount equal to 150% of her unpaid salary and scheduled bonuses remaining through October 31, 2008, or the end of any subsequent renewal term which is no longer subject to our or Ms. Bostater’s right not to renew.

The employment agreement defines cause to be conviction of a felony involving a crime against the company, or objectively measurable deficiencies in performance which are not corrected within 60 days following notice. The employment agreements defines good reason to include (a) any failure by us to comply with any provision of the agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by us promptly after receipt of notice thereof from Mr. Saltman; (b) the assignment to Ms. Bostater of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions held by Mr. Bostater during the term, (c) the occurrence of a change of control or (d) the relocation of Ms. Bostater’s place of employment outside of San Diego County, California.

On April 1, 2006 we appointed Norman J. Dodd our President of East Coast Operations and entered into an employment agreement with him. The term of his employment agreement is through March 31, 2007. Pursuant to such agreement, we agreed to pay him an annual base salary of CDN $167,000 plus annual bonuses as determined by our board of directors, based upon our financial performance and Mr. Dodd’s performance. In addition, we agreed to grant Mr. Dodd an option exercisable for 200,000 shares of our common stock, such option to vest quarterly, provided that he remains employed by us, through March 31, 2009, at a strike price of $1.50 per share. Such option has not yet been granted, and we intend to grant it under a special, non-stockholder approved option plan shortly after the date of this prospectus. If Mr. Dodd is terminated without just cause after March 31, 2007, we are obligated to pay him the greater of six months’ base salary or the severance required by the laws of Aurora, Ontario in which he is employed. Finally, Mr. Dodd is entitled to certain benefits and reimbursement of expenses, as set out in the employment agreement.

On December 22, 2006 we appointed Tom Wolfe as Director of Research & Development, and entered into an employment agreement with him.  The term of his employment agreement is through December 21, 2007.  If employment continues beyond the Initial Term, the Employee will be employed on an at-will basis.   Pursuant to such agreement, we agreed to pay him an annual base salary of $165,000. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year. In addition, we agreed to grant Mr. Wolfe an option exercisable for 747,193 shares of our common stock, of which 447,193 are immediately vested and an additional 25,000 shares for each calendar quarter elapsed from January 1, 2007 shall vest, with all remaining unvested shares vesting on December 31, 2009.  In addition, we agreed to grant Mr. Wolfe an option exercisable for an additional 200,000 shares of our common stock, of which 16,666 shares for the period ending March 31, 2007 and 16,666 shares each calendar quarter elapsed from April 1, 2007 shall vest on the last day of each calendar quarter thereafter, subject to the Optionee’s performance, as measured against the performance goals and objectives established by the Company.  If Mr. Wolfe is terminated without Cause, the Company agrees to pay Employee an amount equal to the Base Salary on the regularly scheduled pay periods following the date of termination through the end of the initial term.  Mr. Wolfe is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company.  In addition, the Company shall pay for Employee’s spouse and dependent coverage under the healthcare benefits package provided for the employee.

On June 15, 2007, we entered into an employment agreement with John E. Hart as General Counsel and Corporate Secretary beginning May 14, 2007.  The Employee is employed on an at-will basis.   Pursuant to such agreement, we agreed to pay him an annual base salary of $150,000 which was increased to $175,000 on October 1, 2007. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year. In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Hart is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, and shall be eligible to accrue three weeks of paid vacation each year.  In addition, the Company shall pay for reasonable expenses including travel between Mexico or Nevada and California, based upon a schedule approved by the CEO.

On November 1, 2006 we appointed David Field as Senior Vice President of Business Development and entered into an employment agreement with him, which was amended June 15, 2007, upon his promotion to Executive Vice President and Chief Operating Officer. The Employee will be employed on an at-will basis.  Pursuant to such agreement, we agreed to pay him an annual base salary of $140,000.  Per the June 15, 2007 amendment, the base salary was increased to $175,000 as of June 8, 2007.  Provided that the Company has achieved its funding and revenue targets for the period June 1 through September 30, 2007, the base salary will be increased to $225,000 as of October 1, 2007. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year.  Per the June 15, 2007 amendment, Mr. Field was granted options for an additional 1,000,000 shares under the Company’s 2006 Equity Incentive Plan, which options shall vest quarterly, based on Company performance against the agreed business plan, over three years in accordance with the standard form of Option Agreement and the provisions of the Plan. In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Field is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company.  In addition, the Company shall pay for reasonable expenses.

On October 1, 2007, we appointed Mr. Field to President and he will remain our Chief Operating Officer.

On June 12, 2007 we appointed Aidan Shields as Chief Financial Officer and entered into entered into an employment agreement with him. The Employee is employed on an at-will basis.  Pursuant to such agreement, we agreed to pay him an annual base salary of $175,000 which was subsequently increased to $200,000 as of October 1, 2007. The Company shall base its Annual Salary, Bonus and Equity recommendations for the Employee on a benchmark study versus similar roles, experience levels and positions in the marketplace as well as the performance of the employee and the economic circumstances of the Company.  Employee will be entitled to participate in a fiscal 2007-08 bonus incentive plan to be designed and approved by the CEO and the Compensation Committee of the Board of Directors. The amount of the bonus will be based on the attainment of a fiscal 2007-08 performance target and based on the performance of the Company and the Employee. The Company shall grant an initial 500,000 options under the terms of the 2006 Equity Compensation Plan which shall vest quarterly over a three year period.  In addition, the Company agrees to review the Equity package of the Employee as part of a senior officer review during negotiations and on the completion of a new round of equity or debt financing.  In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Shields is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, and shall be eligible to accrue paid vacation.  In addition, the Company shall pay for reasonable expenses.

On November 1, 2007, Open Energy Corporation entered into an Employment Agreement, effective that date, with Christopher S. Gopal, Ph.D., who was named as Executive Vice President, World Wide Operations of the Company. Pursuant to the agreement, Mr. Gopal will receive an initial base salary of $200,000 and 1,200,000 options to purchase the Company’s common stock. The options were granted under the Company’s 2006 Equity Incentive Plan and 180,000 options will vest on November 1, 2007 and 85,000 options shall vest quarterly for twelve quarters commencing December 31, 2007. Mr. Gopal will also be eligible to receive yearly incentive-based bonuses as determined by the Company’s Compensation Committee.

The stock option agreements of our named executive officers provide that, in case of a change of control of the company, before the Optionee’s Termination of Service, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.  If the successor corporation refuses to assume or substitute for the Option, then immediately before and contingent on the consummation of the Change in Control, the Optionee will fully vest in and have the right to exercise the Option.  In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the Administrator will notify the Optionee in writing or electronically that the Option will be fully vested and exercisable for a period determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period. As of May 31, 2007, the value of the unvested, in-the-money options of our named executive officers that would accelerate upon a change of control, based on the difference between the closing price on the last trading day of the year of $0.55 per share and the exercise price of the respective options, was as follows:

Name	Option Value as of May 31, 2007
David P. Saltman	$—
Cheryl J. Bostater	—
Jeff Stein	91,000
Norman J. Dodd	0
Don Rogers	0

Non-Employee Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities by the non-employee members of our Board of Directors for the fiscal year ended May 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqulified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Douglas Ward (2)	$—	$—	76,800	(1)	$—	$—	$—	$76,800
Dalton W. Sprinkle (3)	—	—	72,000	(1)	—	—	—	72,000

(1)  Refer to Note 12, “Stock-Based compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(2)  Edward Douglas Ward has outstanding options to purchase an aggregate of 160,000 shares as of May 31, 2007.

(3)  Dalton W. Sprinkle has outstanding options to purchase an aggregate of 150,000 shares as of May 31, 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Ward serves as chair of the Compensation Committee of our Board of Directors, along with Patricia Eckert.  No interlocking relationship exists between any member of the Compensation Committee and any member of any other of the company’s board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of May 20, 2008, the beneficial common stock ownership of: (i) each of our directors, (ii) each person known by us to be a beneficial holder of 5% or more of our common stock, (iii) each Named Executive, and (iv) all of our executive officers and directors as a group.

Name and Addreess of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stock holders:
Cornell/YA GLOBAL INVESTMENTS, L.P. (1)	33,226,153	22.7%
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

The Quercus Trust (2)	94,500,041	44.2%
c/o Joseph P. Bartlett, Esq.
Greenberg Glusker Fields Claman & Machtinger LLP
1900 Avenue of the Stars, Suite 2100
Los Angeles, CA 90067

Named Executive Officers and Directors:
David P. Saltman (3)	8,175,660	6.3%
Edward Douglas Ward (4)	235,000	*
Dalton W. Sprinkle (5)	279,165	*
Aidan Shields (6)	583,334	*
Thomas D. Wolfe (7)	1,125,877	*
David Field (8)	1,229,164	*
Christopher S. Gopal, PhD (9)	435,000	*
Patricia M. Eckert (10)	62,499	*
Kenneth F. Potashner (10)	62,499	*
Steven J. Kemper (10)	62,499	*

All Executive Officers and Directors as a group (10 persons) (11)	12,250,697	9.7%

*	Indicates beneficial ownership of less than 5% of the total outstanding common stock.

(1)	Includes 14,976,153 issued shares, and 18,250,000 warrants outstanding from various convertible notes.

(2)

Includes 10,584,500 issued shares, 40,000,000 potential shares from the conversion of a convertible note dated September 19, 2007, and 40,000,000 warrants outstanding from the convertable note dated September 19, 2007, 3,300,370 interest conversion warrants, and 615,171 term loan interest warrants.

(3)

Includes 6,900,659 issued shares, of which 4,804,137 shares remain unvested and are subject to forfeiture, 700,000 vested options that have not been exercised, and 191,667 options that will vest by July 20, 2008.

(4)	Includes 210,000 vested options that have not been exercised and 25,000 options that will vest by July 20, 2008.

(5)	Includes 216,665 vested options that have not been exercised and 62,500 options that will vest by July 20, 2008.

(6)	Includes 483,334 vested options and 100,000 options that will vest by July 20, 2008.

(7)	Includes 366,189 issued shares held in the name of Thomas D. and Pamela W. Wolfe, 697,189 vested options that have not been exercised, and 62,499 options that will vest by July 20, 2008.

(8)	Includes 1,037,498 vested options that have not been exercised and 191,666 options that will vest by July 20, 2008.

(9)	Includes 350,000 vested options that have not been exercised and 85,000 options that will vest by July 20, 2008.

(10)	Includes 41,666 vested options that have not been exercised and 20,833 options that will vest by July 20, 2008.

(11)	See footnotes 3 through 10 inclusive.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. Transactions with a value above $120,000, including loans, between us and our officers, directors and principal stockholders and their affiliates, are to be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Since June 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party to in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the transactions described below.

As described in Note 9 to the Interim Consolidated Financial Statements for the three and nine months ended February 29, 2008, amounts due from related parties as of February 29, 2008 and May 31, 2007 of $343,000 and $1,993,000, respectively, consist of estimated balances owed by certain officers and other employees to the Company for income tax withholding in connection with previously issued restricted stock grants.  In December 2007, the Company received $1,498,770 from its Chairman and Chief Executive Officer to satisfy the employee portion of the required withholding taxes on restricted stock grants to him that have vested to date.  In January 2008, the Company paid past-due federal and state employment taxes, as well as related estimated interest and penalties associated with previously unpaid taxes.  The February 29, 2008 balance of $343,000 represents the remaining obligation for one employee and one former employee to repay the Company for taxes paid and to be paid on their behalf.

Issuances of Options

During the year ended May 31, 2007, we granted options to purchase an aggregate of 3,257,193 shares of our common stock to our directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $0.53 per share.

Other Transactions

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) certain Selling Stockholders may exchange less than all of their Class A shares of Exchangeco; and (3) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that (a) all of the currently outstanding Class A shares will be exchanged for shares of our common stock; and (b) all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

A description of each Selling Stockholder’s relationship to us and how each Selling Stockholder acquired the shares to be sold in this offering is detailed in the footnotes to this table. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no Selling Stockholder nor any affiliate of such Selling Stockholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before the Offering	Percent of Common Stock Beneficially Owned Before The Offering		Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Beneficially Owned After Completion of the Offering	Percent of Common Stock to be Beneficially Owned After Completion of the Offering

Robert Kafato	1,394,095	*	%	1,394,095	0	*	%

Norman Dodd (2)	1,587,253	*	%	1,347,253	240,000	*	%

William Chislett	355,136	*	%	355,136	0	*	%

Donald Rogers (3)	643,046	*	%	343,046	300,000	*	%

Paul Cowley	185,124	*	%	185,124	0	*	%

Howard Gomes (4)	400,413	*	%	142,079	258,334	*	%

Margreg Ltd.	113,719	*	%	113,719	0	*	%

Raymond Laaly	82,160	*	%	82,160	0	*	%

Phil Kaszuba	75,561	*	%	75,561	0	*	%

Keith Knights	55,018	*	%	55,018	0	*	%

Lois Holmes	51,406	*	%	51,406	0	*	%

Dodd Family Trust	46,842	*	%	46,842	0	*	%

Krino Kafato	46,370	*	%	46,370	0	*	%

1594505 Ontario Inc.	35,262	*	%	35,262	0	*	%

Craig Brown	3,778	*	%	3,778	0	*	%

Allan Kling	3,778	*	%	3,778	0	*	%

	5,078,961			4,280,627

(1)         Assumes the sale of all shares of common stock registered hereunder, although the selling stockholder is under no obligation known to us to sell any shares of common stock.

(2)         Includes 40,000 issued shares, 1,347,253 exchangeable shares, and 200,000 vested options that have not been exercised. Shares being registered include 100% of the aggregate number of exchangeable shares.

(3)         Includes 343,046 exchangeable shares, and 300,000 vested options that have not been exercised. Shares being registered include 100% of the aggregate number of exchangeable shares.

(4)         Includes 142,079 exchangeable shares, and 258,334 vested options that have not been exercised. Shares being registered include 100% of the aggregate number of exchangeable shares.

For a description of each Selling Stockholder’s relationship to us and how each Selling Stockholder acquired the shares to be sold in this offering. See “Transactions with Selling Stockholders.”

LEGAL PROCEEDINGS

Not applicable.

DESCRIPTION OF CAPITAL STOCK

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

We are presently authorized to issue 1,125,000,000 shares common stock, par value $0.001 per share. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into our other securities. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable, except for restricted shares issued under employment agreements which are not yet vested. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable upon conversion of the debentures and exercise of the warrants will be, when issued in accordance with the terms thereof, fully paid and non-assessable.

Anti-Takeover State Laws

We will become subject to Sections 78.411 and 78.444 of the NGCL if we ever have 200 or more stockholders of record. Such statutes would prevent us from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)                                  prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)                                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)                                  on or subject to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 78.416 defines “business combination” to include:

•                                          make a special written suitability determination for the purchaser;

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, transfer, pledge or other disposition involving the interested stockholder of 5% or more of the aggregate market value of the assets of the corporation, or more than 5% of the market value of all outstanding shares of our company, or representing 10% or more of the earning power or net income of our company;

•                                          subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Madison Stock Transfer, of 1813 E. 24th Street, Brooklyn, New York 11229.

Warrants to Purchase Our Common Stock

As of May 20, 2008, warrants to purchase 74,884,879  shares of our common stock were issued and outstanding, as follows:

	Number of Shares of Common Stock	Current Exercise Price	Expiration Date
0% Debenture Warrants	1,475,010	$0.2419	January 31, 2011
CCP 1 & 2	6,000,000	$0.5000	March 31, 2011
Prueitt	2,100,000	$1.5000	June 30, 2013
CCP-3	6,250,000	$0.5000	August 17, 2011
OEGY 2-1	6,000,000	$0.5000	March 29, 2012
OEGY-FIFE-1	4,400,000	$0.5000	June 15, 2012
Everest	1,272,000	$0.7090	August 31, 2012
Quercus	45,218,541	$0.5060	September 19, 2014
Knight	2,169,328	$0.5060	December 6, 2014

Each warrant contains provisions for the adjustment of the exercise price and may contain an adjustment for the number of shares issuable upon the exercise of the warrant in the event of the issuance of shares or securities convertible into or exercisable for shares of common stock at prices below the warrant exercise price, stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Debentures Convertible into Our Common Stock

As of May 20, 2008, debentures to purchase 42,000,000 shares of our common stock were issued and outstanding, as follows:

Balance Due	Number of Shares of Common Stock (1)	Current Conversion Price	Expiration Date
$1,000,000	2,000,000	$0.5000	December 7, 2010
$20,000,000	40,000,000	$0.5000	September 19, 2010

(1)            Based on the conversion prices in effect on May 20, 2008.

Each debenture contains provisions for the adjustment of the conversion price and the number of shares issuable upon the conversion of the debenture in the event of the issuance of shares or securities convertible into or exercisable for shares of common stock at prices below the conversion price, stock dividends, stock splits, reorganizations, reclassifications and consolidations.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices at the time of sale or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•              ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•              block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              settlement of short sales entered into after the date of this prospectus;

•              broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•              a combination of any such methods of sale;

•              through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•              any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed with certain Selling Stockholders to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold. Certain state securities laws require that the resale shares be sold only through registered or licensed brokers or dealers. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of                                         .

EXPERTS

The consolidated financial statements of our company as of and for the years ended May 31, 2007 and May 31, 2006 have been included herein and in the registration statement which includes this prospectus in reliance upon the report of our independent registered public accountanting firm, Squar, Milner, Peterson Miranda & Williamson, LLP dated September 7, 2007, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services, from our web site and at the web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our web site address is http://www.openenergycorp.com. The information on our web site is not incorporated into this prospectus.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

The following consolidated financial statements and the notes thereto are filed as part of this registration statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Open Energy Corporation

Solana Beach, California

We have audited the accompanying consolidated balance sheets of Open Energy Corporation and its subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Open Energy Corporation as of May 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation, effective June 1, 2006, as a result of the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
September 7, 2007

OPEN ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	May 31, 2007	May 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$319	$2,758
Accounts receivable, net of allowance for doubtful accounts of $138 at May 31, 2007	415	297
Inventories	1,857	2,932
Notes receivable	—	650
Prepaid expenses and other current assets	380	537
Total current assets	2,971	7,174

Fixed assets, net	1,298	581
Due from related parties	1,993	1,139
Deferred financing costs, net	93	144
Intangible assets, net	4,889	9,665
Goodwill	10,221	11,943
Total assets	$21,465	$30,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,687	$1,155
Notes payable, current maturities	325	320
Convertible debentures, net	1,778	—
Advances from related parties	312	314
Other accrued liabilities	6,164	2,232
Deferred revenue	1,197	142
Total current liabilities	11,463	4,163

Notes payable, net of current maturities	14	60
Convertible debentures, net of current maturities and debt discounts	4,178	3,823
Deferred tax liability	1,752	4,836
Total liabilities	17,407	12,882

Commitments and contingencies (Note 15)

Stockholders’ equity
Common stock, $0.001 par value; 1,125,000,000 shares authorized; 103,801,854 and 69,131,663 shares issued and outstanding at May 31, 2007 and 2006, respectively	104	69
Additional paid—in capital	56,407	30,589
Accumulated deficit	(52,453)	(12,901)
Other comprehensive income	—	7
Total stockholders’ equity	4,058	17,764

Total liabilities and stockholders’ equity	$21,465	$30,646

The accompanying notes are an integral part of these consolidated financial statements.

OPEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Twelve Months Ended May 31,
	2007	2006
Revenues, net	$4,292	$152
Cost of sales	9,080	156
Gross profit (loss)	(4,788)	(4)

Operating expenses
Selling, general and administrative	17,084	8,638
Research and development	513	2,530
Impairment of intangibles and goodwill	10,540	—
Impairment of note receivable	683	—
Total operating expenses	28,820	11,168

Loss from operations	(33,608)	(11,172)

Other income (expense)
Interest and other income	70	16
Interest expense	(8,924)	(707)
Other expense	(237)	(284)
Loss on foreign exchange	(115)	(62)
Total other income (expense)	(9,206)	(1,037)

Loss from continuing operations before income taxes	(42,814)	(12,209)
Income tax benefit	3,262	885
Loss from continuing operations	(39,552)	(11,324)

Loss from discontinued operations	—	(849)
Net loss	$(39,552)	$(12,173)

Net loss per share - basic and diluted
Continuing operations	$(0.49)	$(0.20)
Discontinued operations	$—	$(0.02)
Net loss	$(0.49)	$(0.22)

Weighted average shares outstanding - basic and diluted	81,085,056	55,685,610

The accompanying notes are an integral part of these consolidated financial statements.

OPEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended May 31, 2007 and 2006

(In thousands, except stock shares)

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
Balance, May 31, 2005	46,668,750	$47	$411	$(728)	$5	$(265)

Issuance of stock in connection with private placement	3,089,790	3	2,429	—	—	2,432

Issuance of unearned restricted stock	9,643,467	10	(10)	—	—	—

Restricted stock amortization	—	—	4,388	—	—	4,388

Issuance of stock as loan fee	65,000	—	132	—	—	132

Issuance of warrants in connection with debt financing	—	—	4,478	—	—	4,478

Beneficial conversion feature - convertible debt, net of income tax	—	—	3,905	—	—	3,905

Issuance of stock for services	482,500	—	907	—	—	907

Issuance of stock in connection with acquisitions	9,182,156	9	13,949	—	—	13,958

Net loss	—	—	—	(12,173)	—	(12,173)

Foreign currency translation adjustments	—	—	—	—	2	2

Balance, May 31, 2006	69,131,663	69	30,589	(12,901)	7	17,764

Restricted stock amortization	—	—	6,420	—	—	6,420

Issuance of stock for services	421,483	1	233	—	—	234

Issuance of stock and warrants for licensing rights	100,000	—	1,787	—	—	1,787

Cancellation of stock issued for licensing rights	(100,000)	—	—	—	—	—

Issuance of warrants in connection with debt financing	—	—	1,801	—	—	1,801

Beneficial conversion feature - convertible debt, net of income tax	—	—	229	—	—	229

Conversion of convertible debentures	26,261,997	26	10,029	—	—	10,055

Issuance of stock in legal settlement	75,000	—	70	—	—	70

Issuance of stock in connection with acquisitions	6,911,711	7	2,905	—	—	2,912

Stock based compensation expense	—	—	765	—	—	765

Issuance of stock upon warrant exercise	1,000,000	1	499	—	—	500

Foreign currency translation adjustments	—	—	—	—	(7)	(7)

Warrant repricing	—	—	1,080	—	—	1,080

Net loss	—	—	—	(39,552)	—	(39,552)

Balance, May 31, 2007	103,801,854	$104	$56,407	$(52,453)	$—	$4,058

The accompanying notes are an integral part of these consolidated financial statements.

OPEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended May 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(39,552)	$(12,173)
Loss from discontinued operations	—	849
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,593	448
Interest from amortization of warrants and beneficial conversion feature, net of tax	6,507	298
Amortization of deferred financing costs	51	8
Amortization of original issue discount	573	44
Warrant repricing	1,080	—
Stock issued in legal settlement	70	—
Stock based compensation	7,418	5,295
Loan fee	—	132
Addition to bad debt reserve	138	—
Addition to inventory reserves	1,917	44
Impairment of intangibles and goodwill	10,541	1,800
Reserve for note receivable and accrued interest receivable	683	—
Deferred taxes	(3,236)	(886)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(228)	(213)
Due from employees	(853)	(1,139)
Inventories	(842)	(1,479)
Other current assets	124	(513)
Accounts payable	545	790
Other accrued liabilities	3,177	1,977
Deferred revenue	1,055	142
Net cash used in continuing operations	(9,239)	(4,576)
Net cash used in discontinued operations	—	(681)
Net cash used in operating activities	(9,239)	(5,257)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	—	350
Purchases of property and equipment	(852)	(277)
Additions to intangible assets	(2)	(90)
Acquisitions, net of cash acquired	22	(6,782)
Other investing activities of discontinued operations	—	(119)
Net cash used in investing activities	(832)	(6,918)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	—	334
Proceeds from issuance of convertible debt	8,000	15,250
Proceeds from warrant exercise	500	—
Proceeds from private placements of common stock	—	1,755
Payments on notes payable	(149)	(68)
Payments on advances from related parties	(2)	(751)
Payment of debt issuance costs	(710)	(952)
Other financing activities of discontinued operations	—	(637)
Net cash provided by financing activities	7,639	14,931

Effect of foreign currency translation	(7)	2

Net (decrease) increase in cash and cash equivalents	(2,439)	2,758

Cash and cash equivalents at beginning of period	2,758	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$319	$2,758

SUPPLEMENTAL DISCLOSURES

Cash operating activities:
Interest paid	$13	$251
Income taxes paid	$—	$—

Non-cash investing and financing activities:
Stock issued and to be issued in connection with acquisition	$3,643	$13,958
Liabilities assumed in connection with acquisition	$24	$1,796
Assets acquired in connection with acquisition	$2,873	$25,349
Note receivable from sale of oil and gas interests	$—	$650
Warrants issued in connection with debt financing	$1,801	$4,478
Beneficial conversion feature associated with convertible debt	$229	$3,905
Issuance of stock in lieu of debt repayment	$—	$677
Stock issued upon conversion of debt	$10,055	$—
Stock and warrants issued for technology license	$1,787	$—
Acquisition of fixed assets pursuant to notes payable agreement	$91	$—
Acquisition of fixed assets pursuant to capital lease	$16	$—

The accompanying notes are an integral part of these consolidated financial statements.

Open Energy Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended May 31, 2007 and 2006

Note 1 – The Company and Summary of Significant Accounting Policies

The Company

Open Energy Corporation, a Nevada corporation (the “Company”), focuses on the development and commercialization of solar energy products and technologies for a wide range of applications including power production and water desalination.

The Company was incorporated on April 11, 2002, and was originally involved in oil and natural gas development with interests in property, wells, pipelines and a small gas refinery in Alberta, Canada. In September 2005, the Company decided to sell its oil and gas holdings in order to focus entirely upon renewable energy. The oil and gas divestiture was completed during the quarter ended February 28, 2006 and the Company commenced sales of a portfolio of renewable energy products and technologies, based on its acquisitions of Connect Renewable Energy, Inc. (“CRE”) and Solar Roofing Systems, Inc. (“SRS”), which were completed in March 2006 and April 2006, respectively. With the acquisition of WaterEye Corporation in December 2006 (see Note 4), the Company intends to also develop and commercialize utility monitoring products.

Shares of the Company’s common stock currently trade on the OTC Bulletin Board under the symbol “OEGY.OB” (formerly BBSE.OB). On April 19, 2006, the Company effected a corporate name change from Barnabus Energy, Inc. to Open Energy Corporation. (On May 4, 2005, the Company had effected a corporate name change from Barnabus Enterprises, Ltd. to Barnabus Energy, Inc).

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Reclassification

Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation.

Foreign Currency

The functional currency for the Company’s Canadian subsidiary is the United States dollar. Gains and losses from foreign exchange transactions are included in the consolidated statements of operations and have not been significant. Translation adjustments resulting from the process of translating the Company’s former oil and gas operations into U.S. dollars are included in determining comprehensive loss and have not been significant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include revenue recognition estimates, the viability of recognizing deferred tax assets, valuation of intangibles and goodwill, valuation of equity instruments, reserves for inventory, allowance for uncollectible amounts due from related parties and the allowance for doubtful accounts receivable. Significant changes in these estimates may have a material impact on the financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). The Company generates revenue from the sale of PV roofing tiles, PV roofing membranes, balance of system products, and management system products to our dealers or other parties. The Company does not perform any installations of PV products. The Company does, however, install water monitoring systems and recognizes corresponding license/subscription revenue consistent with the requirements of AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition . SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Amounts billed or received from customers in advance of performance are recorded as deferred revenue.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit with original maturities of three months or less and money market accounts that are readily convertible into cash.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, and notes payable. These financial instruments are stated at their respective carrying values, which approximate their fair values.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company maintains cash balances at various financial institutions primarily located in California. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation up to $100,000. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

Accounts Receivable

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due.

Inventories

Inventories consist of PV cells and other component material for specific customer orders and spare parts, and are valued at lower of cost (first-in, first-out) or market. Management provides a reserve to reduce inventory to its net realizable value. Certain factors could impact the realizable value of inventory, so management continually evaluates its recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration expected demand, new product development, the effect new products might have on the sale of existing products, product obsolescence, and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required. If actual market conditions are more favorable, reserves or write-downs may be reversed.

Warranty Reserves

It is customary in the Company’s business and industry to warrant or guarantee the performance of PV roofing products at certain levels of conversion efficiency for extended periods, often as long as 25 years. It is also customary to warrant or guarantee the functionality of inverters and balance of systems for 10 years. The Company therefore maintains warranty reserves based on an estimated percentage of revenues upon shipment of products to customers as a component of cost of sales to cover the potential liability that could arise from these guarantees. The Company’s potential liability is generally in the form of product replacement. As necessary, the Company’s warranty reserve will also include specific accruals for known product issues and an accrual for an estimate of incurred but not reported product issues based on industry loss information.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of the assets, generally ranging from three to seven years. Leasehold improvements are amortized over the lesser of the lease term or useful life of the asset. Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Per Statement of Financial Accounting Standards (“SFAS”) No. 142,  Goodwill and Other Intangible Assets , goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead must be tested for impairment annually or more frequently if circumstances indicate that indicators of impairment may be present. Management assesses goodwill for impairment at the reporting unit level on an annual basis at fiscal year end or more frequently under certain circumstances. Such circumstances include (i) significant adverse change in legal factors or in the business climate, (ii) an adverse action or assessment by a regulator, (iii) unanticipated competition, (iv) a loss of key personnel, (v) a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of, and (vi) recognition of an impairment loss in a subsidiary that is a component of a reporting unit. Management must make assumptions regarding estimating the fair value of the company reporting unit. If these estimates or related assumptions change in the future, the Company may be required to record an impairment charge. For the year ended May 31, 2007, the Company tested its goodwill for impairment under the provisions of SFAS No. 142, and recorded the charges described in Note 5.

Intangible assets with finite lives are amortized over their estimated useful lives, which range from five to ten years. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist in accordance with SFAS No. 144,  Accounting for the Impairment or Disposal of Long-lived Assets. The projected undiscounted net cash flows expected to be derived from the use of those assets are compared to the respective net carrying amounts to determine whether any impairment exists. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Factors the Company considers important which could trigger an impairment review include:

•                  Significant underperformance relative to historical or projected future operating results;

•                  Significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and

•                  Significant negative industry or economic trends.

For the year ended May 31, 2007, the Company tested its intangible assets for impairment under the provisions of SFAS No. 144, and recorded the charges described in Note 5.

Deferred Financing Costs

Costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt on a straight line basis which is not materially different from the results obtained using the effective interest method.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) , and its related interpretations, and complies with SFAS No. 138,  Accounting for Certain Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 133”) . SFAS No. 133 and SFAS No. 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under SFAS No. 133 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments, and are evaluated and accounted for in accordance with the provisions of the Emerging Issues Task Force Issue (“EITF”) No. 00-19,  Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF No. 00-19”) . Pursuant to EITF No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation

In accordance with EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF No. 00-27,  Application of Issue No. 98-5 to Certain Convertible Instruments,   the Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized as non-cash interest expense over the term of the convertible debt, using the effective interest method.

Stock-Based Compensation

Beginning in fiscal year 2007, the Company accounts for share-based compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)  Share-Based Payment , which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of stock options. The Company uses historical data among other information to estimate the expected price volatility, the expected option life and the expected forfeiture rate.

In accordance with SFAS 123R, the Company records compensation expense for Restricted Stock Awards based on the estimated fair value of the award on the date of grant. The estimated fair value is determined based on the closing price of the Company’s Common Stock on the award date multiplied by the number of awards expected to vest. The number of awards expected to vest is based on the number of awards granted adjusted by estimated forfeiture rates. The total compensation cost is then recognized ratably over the vesting period.

Litigation

From time to time, the Company is involved in disputes, litigation and other legal actions. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.

Basic and Diluted Net Loss per Share

Basic net loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding for the period. Fully diluted loss per share reflects the potential dilution of securities by including other potential issuances of common stock, including shares to be issued upon exercise of stock options and warrants, in the weighted average number of shares of common stock outstanding for a period and is not presented where the effect is anti-dilutive.

A total of 44,318,780 shares underlying convertible debt and 22,837,699 shares underlying warrants issued as of May 31, 2007, have been excluded from the calculation because they are deemed to be anti-dilutive.

Note 2 – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception totaling approximately $52,453,000 through May 31, 2007. As of May 31, 2007, we had cash and cash equivalents of $319,000, and negative working capital of $8,492,000. During the year ended May 31, 2007, we funded our operations from private sales of equity and debt securities and have no unused sources of liquidity. We believe our current cash will only provide sufficient working capital to fund our operations through September 2007. Our current cash requirements are significant due to significant inventory purchases; the need to bring in additional personnel to support our sales efforts; delays in product shipments as a result of the shift to outsourcing and the suspension of membrane product shipments; research and development expenses; and other operational expenses. We expect to continue to use significant sources of cash to fund our operations during fiscal 2008. Thus, additional equity or debt financing will need to be raised in the near future to implement our business strategy.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital or it could be forced to cease operations. In order to continue as a going concern, the Company will also need to develop and grow its customer base and revenues and achieve a profitable level of operations. Management’s plans to obtain such resources for the Company include raising additional capital through sales of debt and equity, the proceeds of which will be used to pay the scheduled principal and accrued amounts due currently and in default to other creditors. The financial statements included herein do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,”  an amendment of SFAS No. 133,  “Accounting for Derivative Instruments and Hedging Activities”  and SFAS No. 140,  “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  With respect to SFAS No. 133, SFAS No. 155 simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates the interim guidance in Statement 133 Implementation Issue No. D1,  “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provided that beneficial interests in securitized financial assets are not subject to the provision of SFAS No. 133. With respect to SFAS No. 140, SFAS No. 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109 “ which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, established a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In September 2006, the SEC released Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements . SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying the materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments. “  EITF No. 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF No. 96-19, “ Debtor’s Accounting for a Modification or Exchange of Debt Instruments .” The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. Adoption of EITF No. 06-6 by the Company during the quarter ended February 28, 2007 did not have a significant impact on its consolidated financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities “. At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in shareholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under SFAS No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to shareholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. Earlier application of EITF No. 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of EITF No. 06-7 did not significantly affect the Company’s financial position or results of operations.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “ Accounting for Contingencies .” Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting this position on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 “, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 159. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations or cash flows.

Note 4 – Acquisitions

Acquisitions were recorded using the purchase method of accounting and the results of operations of acquired companies are included in the Company’s consolidated results from the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets, liabilities, and intangible assets acquired, including in-process research and development (“IPR&D”), based on their estimated fair values in accordance with SFAS No. 141,  Business Combinations . The excess purchase price over those fair values is recorded as goodwill.

The portion of the acquisition price that was allocated to patents and other identifiable intangible assets will be amortized over their estimated useful lives, which range from five to ten years. Amounts allocated to IPR&D are expensed and charged to operations on the date the acquisition closes. Amounts allocated to goodwill are not amortized and will be tested annually for impairment. Intangible assets are carried and reported at acquisition cost, net of accumulated amortization subsequent to acquisition.

On March 30, 2006, the Company completed the acquisition and merger of Barnabus/CRE Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Connect Renewable Energy, Inc. (“CRE”), pursuant to the terms of the Agreement and Plan of Merger dated February 8, 2006 among the Company, CRE and certain other parties (the “Merger Agreement”). As a result of the merger, CRE became a wholly-owned subsidiary of the Company. A director of the Company was the President and Chief Executive Officer of CRE before the merger. Pursuant to the Merger Agreement, all of the outstanding shares of common stock of CRE were converted into the right to receive an aggregate of 5,000,000 shares of the Company’s common stock. CRE manufactures and distributes high efficiency PV roofing products designed to match the colors and edge profiles of cement tiles commonly used in residential and commercial construction. This acquisition provided the Company with building integrated solar tiles and architectural glass.

In connection with the merger, the Company entered into a consulting agreement with Connect by Computer, LLC, an entity affiliated with Mr. Ronald Gangemi, pursuant to which Mr. Gangemi has agreed to provide consulting services to the Company in the capacity of Chief Technology Officer and to serve as a director for a period of two years. In consideration of such services, the Company agreed to pay Mr. Gangemi $16,000 per month. The Company also agreed to grant to Connect by Computer, LLC, 1,000,000 shares of common stock effective as of the date of the merger and 2,000,000 (subsequently amended to 200,000) additional shares of common stock subject to the achievement by CRE of certain net sales targets following the merger. The net sales targets were not achieved and the additional 200,000 shares were not granted.

The purchase price at the time of the acquisition was allocated per SFAS No. 141 based on the estimated fair value of net tangible and intangible assets acquired, and liabilities assumed, to the following assets and liabilities:

Cash	$161,000
Accounts receivable	37,000
Inventory	443,000
Other assets	8,000
Property, furniture & equipment, net	73,000
Identifiable intangibles	5,900,000
Goodwill	6,077,000
TOTAL ASSETS ACQUIRED	12,699,000

Accounts payable	298,000
Accrued interest	56,000
Litigation contingency	112,000
Note payable-current maturity	106,000
Note payable-related parties	650,000
Customer deposits	8,000
Accrued liabilities	12,000
TOTAL LIABILITIES ASSUMED	1,242,000

Deferred tax liability	1,307,000

Fair value of net assets acquired	$10,150,000

Consideration paid:
Cash	$1,410,000
Stock	8,580,000
Transaction costs	160,000

Total consideration paid	$10,150,000

Of the $5,900,000 of acquired intangible assets, $900,000 was assigned to research and development assets that were written off at the date of acquisition in accordance with FASB Interpretation No. 4,  Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. The remaining $5,000,000 of acquired intangible assets were estimated to have a weighted average useful life of approximately 8 years. The intangible assets that make up that amount include patented technologies of $4,500,000 (8 year weighted average useful life), customer relationships of $400,000 (8 year weighted average useful life), and backlog of $100,000 (6 month weighted average useful life). For the year ended May 31, 2007, the Company has performed annual impairment tests of the carrying value of goodwill and intangible assets of its CRE acquisition. The tests determined that as of May 31, 2007, no indications of impairment existed for purchased intangible assets and goodwill associated with its acquisition of CRE.

On April 10, 2006, the Company completed the acquisition and merger of all of the outstanding shares of Solar Roofing Systems Inc., an Ontario, Canada corporation. The Company’s subsidiary, 2093603 Ontario, Inc. acquired the outstanding shares of Solar Roofing Systems for consideration equal to $3,204,263 in cash, 736,082 shares of the Company’s common stock and 2,446,074 Class A shares of 2093603 Ontario, Inc.  Each Class A share of 2093603 Ontario, Inc. is exchangeable for one share of the Company’s common stock, in accordance with the terms and conditions set forth in the articles of incorporation of 2093603 Ontario, Inc.

In addition and pursuant to the SRS Stock Purchase Agreement, the Company, prior to March 31, 2007, was required to calculate and issue post-closing earnout shares to former SRS shareholders. The Company determined that 1,591,073 shares are issuable to the former SRS shareholders based on the provisions of the SRS Stock Purchase Agreement, but the Company has not yet issued said shares. The Company recorded additional goodwill and an accrued liability of $732,000 in connection with the final post-closing transaction. Further, in accordance with the SRS Stock Purchase Agreement, the Company is required to register the shares of Registrable Stock (as defined in the SRS Stock Purchase Agreement) prior to the first anniversary of the closing of said purchase and use its best efforts to have that registration statement declared effective by the SEC within the time prescribed in the SRS Stock Purchase Agreement, which has not been done. The Company’s intention, following receipt of additional funding, is to issue and subsequently register additional shares of its common stock pursuant to a subsequent registration statement.

Solar Roofing Systems, Inc. (“SRS”) manufactures high efficiency building integrated solar roofing membranes for commercial and residential customers. The purchase price at the time of the acquisition was allocated per SFAS No. 141 based on the estimated fair value of net tangible and intangible assets acquired, and liabilities assumed, to the following assets and liabilities:

Cash and cash equivalents	$54,000
Accounts receivable	47,000
Inventories	1,055,000
Prepaid expenses and other current assets	15,000
Property and equipment, net	254,000
Identifiable intangibles	5,900,000
Goodwill	6,599,000
TOTAL ASSETS ACQUIRED	13,924,000

Accounts payable	66,000
Accrued liabilities	67,000
Advances from stockholders	308,000
Current maturities of notes payable	48,000

Long-term debt	65,000

TOTAL LIABILITIES ASSUMED	554,000
Deferred tax liability	1,835,000

Fair value of net assets acquired	$11,535,000

Consideration paid:
Cash	$5,014,000
Stock	6,110,000
Transaction costs	411,000
Total Consideration Paid	$11,535,000

Of the $5,900,000 of acquired intangible assets, $900,000 was assigned to research and development assets that were written off at the date of acquisition in accordance with FASB Interpretation No. 4,  Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. The remaining $5,000,000 of acquired intangible assets were estimated to have a weighted average useful life of approximately 8 years. The intangible assets that make up that amount include patented technologies of $3,500,000 (8-year weighted-average useful life), customer relationships of $400,000 (8-year weighted-average useful life), and backlog of $200,000 (6-month weighted-average useful life) and trademarks of $900,000 (indefinite useful life, not amortized).

The results of operations of both CRE and SRS have been included in the Company’s consolidated statements of operations since the completion of the acquisitions on March 30 and April 11, 2006, respectively. The following unaudited pro forma information presents a summary of the results of operations, assuming the acquisitions had occurred on June 1, 2005: net sales—$520,000; net loss—$13,784,000; and loss per share—$0.25.

During the year ended May 31, 2007, SRS temporarily suspended the manufacture of its products due to quality control issues related to certain of its finished products sold under warranty to customers and materials included in inventory. As a result, we recorded a charge to operations of $1,370,000 for the impairment of the value of inventory on hand at May 31, 2007 and $1,510,000 for the cost of replacing products sold under warranty for a total charge to operations during the year ended May 31, 2007 of $2,880,000.

The Company performed impairment testing of the carrying value of goodwill and intangibles of its SRS acquisition. The tests determined that as of May 31, 2007, indications of impairment existed. Accordingly the Company recorded charges of $3.5 million and $2.7 million to write-down the value of SRS intangible assets and goodwill, respectively.

On December 22, 2006, the Company acquired WaterEye Corporation (“WaterEye”) via a merger of WaterEye with and into the Company’s wholly-owned subsidiary, Open Energy/WE Acquisition Corporation, a Nevada Corporation. The Company issued 6,911,711 shares of its common stock as consideration for the acquisition valued at $2,911,000.  The acquisition was recorded using the purchase method of accounting.  Net assets and liabilities of WaterEye acquired and assumed totaled $160,000 and $24,000, respectively, and the Company recorded the balance of consideration paid for WaterEye of $2,775,000 as goodwill.  The Company subsequently evaluated the carrying value of WaterEye’s goodwill as of May 31, 2007.  As a result of this evaluation, the Company recorded a charge to operations for the year ended May 31, 2007 totaling $2,525,000 for the impairment and write-down of goodwill.

The results of operations of WaterEye have been included in the Company’s consolidated statements of operations since the completion of the acquisition on December 22, 2006. The pro forma effect of the WaterEye acquisition was not material.

Note 5 – Goodwill and Intangible Assets

As of May 31, 2007 and 2006, intangible assets consist of the following (in thousands):

	Weighted average amortization
	period	May 31,
	(years)	2007	2006
Amortized intangible assets:
Patented technologies	8	$5,699	$8,000
Customer relationships	8	462	800
Backlog	0.5	300	300
Subtotal		6,461	9,100
Less: accumulated amortization		(1,682)	(425)
Total amortized intangibles		4,779	8,675

Unamortized intangible assets:
Trademarks		110	928
Patents pending		—	62
Total unamortized intangibles		110	990

Total intangibles		$4,889	$9,665

As of May 31, 2007 and 2006, remaining goodwill applies to the following acquisitions (in thousands):

	May 31,
	2007	2006
CRE	$6,097	$6,097
SRS	3,846	5,846
WaterEye	278	—
	$10,221	$11,943

Aggregate amortization expense for all intangible assets for the years ended May 31, 2007 and 2006 totaled $1,682,000 and $425,000, respectively. Estimated amortization of intangible assets is $713,000 annually for fiscal 2008 through 2011 and $2,037,000 thereafter.

Note 6 – Inventories

Inventories consisted of the following (in thousands):

	May 31,
	2007	2006
Raw materials	$2,532	$1,786
Work-in-process	540	880
Finished goods	702	310
Less reserves	(1,917)	(44)
Total	$1,857	$2,932

Note 7 – Fixed Assets

Fixed assets consisted of the following (in thousands):

	May 31,
	2007	2006
Computers and Networks	$310	$102
Machinery and Equipment	735	185
Furniture and fixtures	89	22
Leasehold improvement	59	38
Construction in progress	369	257
Subtotal	1,562	604
Less: accumulated depreciation	(264)	(23)
Fixed assets, net	$1,298	$581

Depreciation expense was $243,000 and $23,000 for the years ending May 31, 2007 and 2006, respectively.

Note 8 – Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	May 31,
	2007	2006
Accrued personnel compensation and payroll tax withholding	$2,533	$1,342
Accrued warranty	1,520	—
Accrued interest	879	177
Common stock issuable in connection with SRS acquisition	734	—
Accrued legal fees	135	112
Accrued loan fees	—	200
Accrued litigation settlement	—	265
Other	363	136
Total	$6,164	$2,232

Accrued personnel compensation and payroll tax withholding

Included in accrued personnel compensation and payroll tax withholding at May 31, 2007 and 2006 are liabilities totaling $2,417,000 and $1,311,000, respectively, representing estimated taxes, withholding and penalties related to the stock-based compensation resulting from issuances of restricted shares of common stock to certain officers and employees of the Company during the years ended May 31, 2007 and 2006 as described in Note 13. In connection with the issuance of these shares, the Company failed to withhold the required amounts related to the individuals’ federal and state tax liabilities, pay the related employer tax liabilities associated with the issuances, and did not remit the amounts to the appropriate federal and state government agencies associated with amounts vested during the years ended May 31, 2007 and 2006. As discussed in Note 12, the Company has recorded corresponding amounts due from the officers and employees at May 31, 2007 and 2006 totaling $1,993,000 and $1,139,000, respectively. These amounts are classified as due from related parties on the accompanying balance sheets and represent the amount of the liability that is owed by the individuals to the Company for the required withholdings not made on their behalf.

Note 9 – Notes Payable

Notes payable consist of the following (in thousands):

	May 31,
	2007	2006
Unsecured demand promissory note payable to an unrelated party, bearing interest at 18% per annum calculated annually with no fixed term of repayment	$190	$190
Unsecured promissory note to a financial institution, bearing interest at 7.57% per annum, calculated monthly, payable in 9 equal monthly installments through December 2006	—	82
Secured credit facility agreement for borrowings up to CDN $250,000, bearing interest at prime plus 3% (11.5% and 11% at May 31, 2007 and 2006, respectively), matures March 2008, secured by equipment and personally guaranteed by certain shareholders of the Company	62	108
Promissory note in connection with the purchase of computer software bearing interest at 8%, due in six monthly installments of $15,000 through April 2007, Company currently in default on amounts owed	77	—
Other	10	—
Long-term portion	339	380
Less current maturities	325	320
Notes payable, net of current maturities	$14	$60

Accrued interest related to these notes at May 31, 2007 and 2006 totaled $55,000 and $21,000, respectively.

Note 10 – Convertible Debentures and Warrants

0% Subordinated Convertible Debentures and Related Warrants

In February and March 2006, the Company completed a private placement pursuant to which it issued five-year warrants and $5.25 million 0% subordinated convertible debentures due July 31, 2008 (“0% Debentures”) at par to Coach Capital LLC, Eversource Group Limited, Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and Nadelson Internacional S.A. The warrants are exercisable into 2,354,261 shares of the Company’s common stock. The warrant exercise price and 0% Debenture conversion price, which were initially set at $2.23 per share and $1.46, respectively, both became $0.2875 per share on December 22, 2006, and are subject to further adjustment upon the occurrence of certain specified events including, but not limited to, the issuance of securities at a deemed price below the current exercise price, stock dividends, stock splits, mergers or reorganizations, and the Company’s failure to meet certain revenue milestones. A previous reduction in the warrant exercise price from $2.23 to $0.5833 per share on August 22, 2006 resulted in a non-cash interest charge of $447,000 for the year ended May 31, 2007 due to the change in the estimated fair value of the warrants before and after the exercise price reduction as determined by the Black Scholes option pricing model using the following assumptions:  estimated volatility of 87%; risk free interest rate of 4.82%; an estimated life of 4.58 years and no dividend yield. A reduction in the warrant exercise price from $0.5833 to $0.2875 per share on December 22, 2006 resulted in a non-cash interest charge of $104,000 for the year ended May 31, 2007 due to the change in the estimated fair value of the warrants before and after the exercise price reduction as determined by the Black Scholes option pricing model using the following assumptions:  estimated volatility of 94%; risk free interest rate of 4.53%; an estimated life of 4.25 years and no dividend yield.

As of March 30, 2006, the 0% Debentures and warrants were amended and restated to provide that the anti-dilution adjustments will occur only upon a future exercise or conversion of a convertible security, rather than upon the issuance of a convertible security, and will be calculated based upon the actual price used for the exercise or conversion. In July 2006, the 0% Debentures and warrants were further amended to provide for a minimum conversion price and exercise price, respectively, of $0.05 per share. The warrants were also amended to fix the aggregate number of warrant shares that are issuable to the number of shares of common stock for which the warrants were exercisable at the time the warrants were originally granted, or 2,354,261 shares.

On September 25, 2006, Coach Capital LLC, Eversource Group Limited and Nadelson Internacional S.A. converted an aggregate of $3,750,000 principal amount of 0% Debentures, representing the entire principal amount of 0% Debentures that were issued to them at $0.5833 per share, and the Company correspondingly issued 2,571,576 shares of its common stock to Coach Capital LLC, 2,571,576 shares of its common stock to Eversource Group Limited and 1,285,788 shares of its common stock to Nadelson Internacional S.A. On February 22, 2007, Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG converted the remaining $1,500,000 principal amount of 0% Debentures into 5,217,391 shares of common stock at $0.2875 per share.

5% and 10% Secured Convertible Debentures and Related Warrants

In March 2006, the Company entered into a securities purchase agreement with Cornell Capital Partners, L.P. (“Cornell”), pursuant to which, as subsequently amended, the Company agreed to issue and sell to Cornell up to an aggregate of $15.0 million of secured convertible debentures (“5% Debentures) and warrants to purchase up to an aggregate of 13,250,000 shares of the Company’s common stock. On March 31, 2006, Cornell purchased $10,000,000 of the 5% Debentures and the Company issued to Cornell warrants to purchase up to an aggregate of 7,000,000 shares of common stock. Cornell also agreed to purchase an additional $5,000,000 of 5% Debentures and warrants to purchase up to 3,000,000 shares of common stock on the date the Company’s registration statement covering the shares issuable upon conversion of the 5% Debentures and exercise of the warrants was declared effective. Initially, the warrants were to have an exercise price of $1.50 per share and a term of five years. Each 5% Debenture matures three years from its date of issuance and bears interest at five percent (5%) per annum.

The conversion price of the 5% Debentures is the lower of (i) a fixed conversion price (initially $1.50) or (ii) 95% of the lowest volume weighted average price of the common stock during the 30 trading days immediately preceding the conversion date. The 5% Debentures are secured pursuant to the terms of (1) a pledge and escrow agreement among the Company, Cornell and David Gonzalez, Esq., as escrow agent, and (2) security agreements among the Company, Cornell and two of the Company’s subsidiaries. In accordance with the pledge and escrow agreement, the Company deposited 44,117,647 newly issued shares of the Company’s common stock into escrow, and granted to Cornell a security interest in those shares to secure the Company’s obligations to Cornell under the 5% Debentures and related agreements.

Under the security agreements, the Company and its subsidiaries granted to Cornell a blanket security interest in the Company’s consolidated assets. The 5% Debentures holders agreed to subordinate their security interests for certain transactions occurring in the normal course of business.

The Company agreed to file with the SEC by May 15, 2006, which date the Company refers to as the filing date, a registration statement including the shares underlying the 5% Debentures and warrants, and to use its best efforts to have such registration statement declared effective by July 29, 2006, which date the Company refers to as the effectiveness date. If a registration statement was not filed by the filing date or declared effective by the effectiveness date, as applicable, the Company would have become obligated to pay to Cornell, either in cash or in shares of common stock, liquidated damages equal to 1% of the liquidated value of the 5% Debentures outstanding for each 30 day period (pro-rated for partial periods) that the registration statement was not filed or declared effective, as applicable. The Company is obligated to keep the registration statement effective until all the shares have been sold or are eligible for sale without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933.

In July 2006, the Company and Cornell agreed to amend the investment agreements described above, effective as of their original date, as follows:

•                 Provide for a floor price of $0.05 per share on the adjustable conversion price of the 5% Debentures;

•                 Provide for a floor price of $0.05 per share on the exercise price of the warrants applicable to adjustments with respect to certain future issuances of securities by the Company, and upon certain distributions of assets and similar recapitalization events;

•                 Extend the deadline for having a registration statement declared effective until August 12, 2006; and

•                 Cap liquidated damages payable in respect of failure to have an effective registration statement at 15% of the liquidated value of the debentures outstanding.

In addition, on August 17, 2006 the Company and Cornell agreed to further amend the investment agreements described above, as follows:

•                 Provide for the purchase by Cornell of $1,500,000 of the remaining 5% Debentures as of the date of the amendment, with the remaining $3,500,000 to be purchased by Cornell upon the effectiveness of the registration statement;

•                 Waive any breaches of the investment agreements with Cornell related to the Company’s tax withholding liabilities as described in Note 8 to the financial statements;

•                 Further extend the deadline for having a registration statement declared effective until September 5, 2006; and

•                 Reduce the exercise price of the warrant to be issued in connection with Cornell’s purchase of the remaining $5,000,000 of 5% Debentures to $0.80 from $1.50 per share and increase the total number of warrant shares underlying such warrants to 6,250,000 from 3,000,000. These warrants were issued on the date of the amendment.

In addition, Cornell granted the Company a waiver of certain of the restrictive covenants contained in the investment agreements to permit the Company to take certain remedial actions relative to the Company’s tax withholding liabilities described in Note 8, including the following with respect to any officer or employee: repurchasing vested shares, canceling any unvested shares, granting substitute equity awards, or permitting such persons to sell, pledge or transfer their shares.

Effective as of September 15, 2006, Cornell agreed to further extend the deadline for having the registration statement declared effective until October 31, 2006, and waived the event of default set forth in each of the 5% Debentures, provided that the registration statement was declared effective on or before October 31, 2006. On October 25, 2006, Cornell agreed to reduce the aggregate number of shares of common stock that the Company was required to register on Cornell’s behalf from 54,117,647 to 18,730,000 shares.

On August 30, 2006, the Company filed a registration statement on Form SB-2 covering, among others, the shares issuable upon conversion of the debentures and exercise of the warrants, which was declared effective on October 27, 2006 (the “SB-2 registration statement”). On October 30, 2006, the Company completed the sale of the 5% $3,500,000 debenture to Cornell. We evaluated the embedded conversion feature in the March 2006, August 2006 and October 2006 debentures in accordance with the provisions of SFAS 133 and EITF 00-19, and concluded that bifurcation of the conversion feature is not required.

During the fiscal year ended May 31, 2007 Cornell converted the following principal amounts of 5% Debentures, and the Company has correspondingly issued the following shares of common stock to Cornell, all of which were included in the SB-2 registration statement:

	Shares of
	Principal	Common
Conversion Date	Amount	Stock
August 22, 2006	$200,000	342,877
September 5, 2006	800,000	1,371,507
December 22, 2006	200,000	695,652
January 12, 2007	200,000	695,652
January 24, 2007	200,000	695,652
March 29, 2007	200,000	670,241
April 13, 2007	800,000	2,751,978
May 15, 2007	600,000	2,063,983
May 16, 2007	200,000	687,994
May 22, 2007	1,100,000	3,670,337
May 31, 2007	305,000	969,793
	$4,805,000	14,615,666

On March 30, 2007, the Company entered into an agreement with Cornell Capital Partners, L.P. for the private placement of (i) a Convertible Secured Debenture in the original principal amount of $3,000,000 and (b) warrants to purchase up to 6,000,000 shares of our common stock, which were issued and sold for an aggregate purchase price of $3,000,000. We received gross proceeds of $3,000,000 (before expenses) from the financing transaction, which were used for general corporate and working capital purposes. The Debenture accrues interest at a rate of 10% per annum and matures one year from the issuance date. No payments of interest or principal are due under the Debenture until maturity. Subject to limitations contained in the Debenture for the maximum amount that may be converted, the Debenture is convertible at any time at Cornell’s option into shares of our common stock at the conversion price of $0.50 per share. The conversion price is subject to adjustment in the event we issue shares of common stock for a consideration per share less than the conversion price in effect immediately prior to such issuance or sale, except for issuances in connection with an approved stock plan, the conversion, exchange or exercise of an outstanding security, an acquisition, or conversion of the Debenture. The warrants issued to Cornell also have an initial exercise price of $0.50 per share, subject to adjustment, and a term of five years from the issuance date. We evaluated the embedded conversion feature in the March 2006 debenture in accordance with the provisions of SFAS 133 and EITF 00-19, and concluded that bifurcation of the conversion feature is not required.

The issuance of the March 30, 2007 debentures and warrants caused a reduction in the warrant exercise price for the previously issued Cornell warrants to $0.50 per share, and resulted in a non-cash interest charge for the year ended May 31, 2007 in the amount of $396,000 for the first two warrants issued and $132,000 for the third warrant issued due to the change in the estimated fair value of the warrants before and after the exercise price reduction as determined by the Black Scholes option pricing model using the following assumptions:  estimated volatility of 111%; risk free interest rate of 4.48%; an estimated life of 4 years and 4.42 years respectively, and no dividend yield.

On May 21, 2007, the Company entered into a Letter Agreement (the “Amendment”) with Cornell Capital Partners, L.P. which amended certain terms of the secured convertible debentures issued by the Company to Cornell pursuant to a Securities Purchase Agreement dated March 30, 2006, as amended. Pursuant to the Amendment: (i) the ownership cap set forth in Section 3(b)(i) of each debenture, which limits the holder’s ability to convert the debenture or receive shares of common stock as payment of interest on the debenture, was increased from 4.99% to 9.99%, and (ii) the Company permanently waived the conversion limitation set forth in Section 3(b)(ii) of each debenture, which would have limited the principal amount of the debenture that could be converted at the market conversion price in any 30-day period.

Discounts recorded in connection with the value of warrants, beneficial conversion feature, and original issue discount recorded in connection with the 0% Debentures, 5% Debentures and 10% Debentures, are being recognized as non-cash interest over the term of the debt using the effective interest method. Upon conversion prior to amortization of the total discount, recognition of expense is accelerated for any previously unamortized discount. For the years ended May 31, 2007 and 2006, the Company recognized $7,080,000 and $342,000 respectively, of non-cash interest expense in connection with the amortization of debt discount. The carrying value of the 5% Debentures and 10% Debentures will accrete to the face value over the life of the debentures, as the value of the discounts is expensed.

The carrying value of the debentures as of May 31, 2007 has been calculated as follows (in thousands):

	Debentures
	0%	5%	10%	Total
OboxFace value of debentures	$—	$10,195	$3,000	$13,195

Less debt discounts:
Beneficial conversion feature	2,756	3,929	187	6,872
Warrants	1,677	3,705	897	6,279
Original issue discount	—	1,200	310	1,510
Plus accreted interest expense	4,433	2,817	172	7,422
Debentures carrying value at May 31, 2007	—	4,178	1,778	5,956
Less current portion	—	—	1,778	1,778
Long-term portion convertible debentures	$—	$4,178	$—	$4,178

As of May 31, 2007, the debentures, plus accrued interest of $743,000, are convertible into 44,318,780 shares of our common stock. Aggregate maturities of the principal amounts of convertible debentures are $3,000,000 in 2008 and $10,195,000 in 2009.

Note 11 – Stockholders’ Equity

Common Stock

During the year ended May 31, 2006, 3,089,790 shares of common stock were issued in a private placement for net proceeds totaling $2,432,000. In January 2006, the Company issued 65,000 shares of common stock with a fair value of $132,400 as a loan fee associated with the issuance of notes payable totaling $650,000.

In accordance with an employment agreement with an officer, the Company granted a total of 8,235,662 common shares that are subject to forfeiture prior to vesting. The fair value of these shares at the date of grant was estimated to be approximately $16,600,000 and was originally recorded as unearned compensation. Compensation expense for financial statement purposes will be recognized on a straight-line basis over the term of the vesting schedule which runs through September 30, 2008. 686,305 shares vested quarterly commencing on December 31, 2005. All 2007 contractual vesting was deferred in connection with these shares and the remainder of the 4,804,137 unvested shares will vest ratably on March 31, 2008, June 30, 2008 and September 30, 2008. As of May 31, 2007 and 2006, the Company has recorded $5,396,000 and $4,047,000, respectively, of expense related to these shares as stock based compensation expense.

In accordance with an employment agreement with an officer, the Company granted a total of 1,407,805 shares of common stock that are subject to forfeiture prior to vesting. The fair value of these shares at the date of grant was estimated to be approximately $2,700,000 and was originally recorded as unearned compensation. Compensation expense will be recognized on a straight-line basis over the term of the vesting schedule which runs through September 30, 2008. The shares vested at the rate of 117,317 shares per quarter commencing on March 15, 2006. All 2007 vesting was deferred in connection with these shares and the remainder of the 821,220 unvested shares will vest ratably on March 31, 2008, June 30, 2008 and September 30, 2008. As of May 31, 2007 and 2006, the Company has recorded $1,024,000 and $341,000, respectively, of expense related to these shares as stock based compensation expense.

As discussed in Note 4, the Company issued a total of 6,000,000 shares of common stock in connection with the acquisition of CRE, completed in March 2006, and a total of 736,082 shares of common stock in connection with the acquisition of SRS, completed in April 2006. In addition, in connection with the SRS acquisition, 2,446,074 shares of Class A common stock of its subsidiary, 2093603 Ontario, Inc. were issued. Each Class A share of 2093603 Ontario, Inc. is exchangeable for one share of the Company’s common stock, and accordingly, has been included in the Company’s outstanding share total as of May 31, 2007 and 2006.

In July, 2006, pursuant to a technology license agreement, the Company granted 100,000 shares of common stock valued at $1.085 per share and a warrant exercisable for 2,233,438 shares of common stock. The fair value of the warrants was valued at approximately $1,678,000 by using the Black-Scholes option pricing model, assuming an expected life of 5 years, a risk-free interest rate of 5.25%, an expected volatility of 88%, and no dividend yield.

On August 22, 2006, 5% Convertible Debentures with a face value of $200,000 were converted into 342,877 shares of the Company’s common stock.

On August 23, 2006, the Company issued 75,000 shares of common stock as part of a legal settlement. The Company recorded a $70,000 charge to operations for the year ended May 31, 2007.

On September 5, 2006, $800,000 principal amount of 5% Convertible Debentures was converted into 1,371,507 shares of the Company’s common stock.

On September 25, 2006, holders of $3,750,000 0% Convertible Debentures converted their entire principal amount of convertible debentures into a total of 6,428,940 shares of the Company’s common stock.

On September 29, 2006, the Company issued 20,000 shares of common stock to IBIS International in exchange for their participation and sponsorship of the Company’s Chief Executive Officer’s meetings with various European financial institutions.

On December 1, 2006, the Company granted options to purchase an aggregate of 3,655,000 shares of common stock with an exercise price ranging from $0.48 to $1.50 per share to 23 employees, four directors and two consultants.

On December 14, 2006, the Company amended the Consulting Agreement dated as of March 30, 2006 with Connect by Computer, LLC (“CBC”), an entity affiliated with Mr. Gangemi. In connection with the amendment, the Company reduced the aggregate number of shares that are issuable to CBC upon meeting certain revenue milestones set forth in the Consulting Agreement from 2,000,000 shares to 400,000 shares of common stock and granted CBC an option to purchase 1,827,000 shares of the Company’s common stock at an exercise price of $0.44 per share. The fair value of the option was valued at approximately $522,000 by using the Black-Scholes option pricing model, assuming an expected life of 6 years, a risk-free interest rate of 4.46%, an expected volatility of 70%, and no dividend yield. The option vests based on the achievement of certain product development, commercialization and intellectual property milestones prior to May 31, 2008. As of August 2007, the Company has agreed to vest 572,720 of the options and recorded $166,080 of expense for the year ended May 31, 2007.

On December 21, 2006, the Company entered into a Consulting Agreement with Expedite Ventures and, pursuant to the provisions of said agreement, the Company issued 338,983 shares of common stock to Expedite Ventures on January 9, 2007. On January 20, 2007, the agreement was amended to eliminate the common stock element of compensation and the shares previously issued to Expedite Ventures were cancelled.

On December 22, 2006, in connection with the acquisition of WaterEye, the Company issued 6,911,711 shares of common stock as consideration for the acquisition, of which 345,586 shares were placed in escrow to satisfy any indemnification claims the Company may have against WaterEye. In addition, the Company granted options to purchase 947,193 shares of common stock with an exercise price of $0.39 per share to Thomas D. Wolfe, the founder of WaterEye and now Senior Vice President of Engineering and Development of the Company.

On December 22, 2006, 5% Convertible Debentures with a face value of $200,000 were converted into 695,652 shares of the Company’s common stock.

On December 29, 2006, 100,000 shares of common stock previously issued in connection with the technology license agreement related to the SunCone TM CSP technology were returned to the Company and cancelled.

On January 12, 2007, 5% Convertible Debentures with a face value of $200,000 were converted into 695,652 shares of the Company’s common stock.

On January 24, 2007, 5% Convertible Debentures with a face value of $200,000 were converted into 695,652 shares of the Company’s common stock.

On January 27, 2007, the Company entered into a Consulting Agreement with Timothy Dougherty, pursuant to which the Company issued 338,983 shares of common stock under the Company’s 2004 Consultant Stock Plan.

On February 22, 2007, Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG converted the remaining $1,500,000 principal amount of its 0% Debentures at $0.2875 per share. The Company correspondingly issued 5,217,391 shares of its common stock.

On March 29, 2007, 5% Convertible Debentures with a face value of $200,000 were converted into 670,241 shares of the Company’s common stock.

Pursuant to the SRS Stock Purchase Agreement, the Company, prior to March 31, 2007, was required to calculate and issue post-closing earnout shares to former SRS shareholders. The Company determined that 1,591,073 shares are issuable to the former SRS shareholders based on the provisions of the SRS Stock Purchase Agreement, but the Company has not yet issued said shares. On January 3, 2007, the Company recorded additional goodwill and an accrued liability of $732,000 in connection with the final post-closing transaction. Further, in accordance with the SRS Stock Purchase Agreement, the Company is required to register the shares of Registrable Stock (as defined in the SRS Stock Purchase Agreement) prior to the first anniversary of the closing of said purchase and use its best efforts to have that registration statement declared effective by the SEC within the time prescribed in the SRS Stock Purchase Agreement, which has not been done. The Company’s intention, following receipt of additional funding, is to issue and subsequently register additional shares of its common stock pursuant to a subsequent registration statement.

On April 13, 2007, 5% Convertible Debentures with a face value of $800,000 were converted into 2,751,978 shares of the Company’s common stock.

On May 15, 2007, 5% Convertible Debentures with a face value of $600,000 were converted into 2,063,983 shares of the Company’s common stock.

On May 16, 2007, 5% Convertible Debentures with a face value of $200,000 were converted into 687,994 shares of the Company’s common stock.

On May 22, 2007, Cornell exercised warrants associated with the 5% Convertible Debentures and the Company issued 1,000,000 shares of common stock.

On May 22, 2007, 5% Convertible Debentures with a face value of $1,100,000 were converted into 3,670,337 shares of the Company’s common stock.

On May 31, 2007, 5% Convertible Debentures with a face value of $305,000 were converted into 969,793 shares of the Company’s common stock.

Warrants Activity for the Period and Summary of Outstanding Warrants

During the years ended May 31, 2006 and 2007, the Company’s Board of Directors approved the issuance of warrants to purchase an aggregate of 23,837,669 shares of its common stock in connection with the issuance of the 0%, 5%, and 10% debentures and the technology licensing agreement. Such warrants were initially exercisable at prices ranging from $0.50 to $2.23 per share and expire at various times through March 2012. Each warrant contains provisions for the adjustment of the exercise price in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. See Note 10.

During the year ended May 31, 2007, a warrant holder exercised warrants to purchase 1,000,000 shares of the Company’s common stock for an aggregate of $500,000.

A summary of warrant activity for the years ended May 31, 2006 and 2007 is as follows:

		Initial	Current
	Number of	Exercise	Exercise
	Warrants	Price	Price	Expiration Date
Outstanding at May 31, 2005	—
Granted	2,354,261	$2.23	$0.2875	January 31, 2011
Granted	7,000,000	$1.50	$0.5000	March 31, 2011
Outstanding at May 31, 2006	9,354,261
Granted	2,233,438	$1.50	$1.5000	June 30, 2013
Granted	6,250,000	$0.80	$0.5000	August 17, 2011
Granted	6,000,000	$0.50	$0.5000	March 29, 2012
Exercised	(1,000,000)		$0.5000
Outstanding at May 31, 2007	22,837,699

Outstanding at May 31, 2007 consists of:
	2,354,261		$0.2875	January 31, 2011
	2,233,438		$1.5000	June 30, 2013
	18,250,000		$0.5000	March 31, 2011, August 17, 2011, and March 29, 2012
	22,837,699

We evaluated the outstanding warrants in accordance with the provisions of EITF 00-19 and concluded that classification of the fair value of the warrants as equity at May 31, 2007 was appropriate.

Consultant Compensation Plan

Under the Company’s 2004 Consultant Compensation Plan, the Board of Directors is authorized to issue up to 9,771,000 shares to consultants without further shareholder approval. In February 2006, the Company granted an aggregate of 90,000 shares to two officers of the Company for services rendered as consultants prior to being hired as employees, and an additional 10,000 shares to a former consultant. On January 27, 2007, the Company entered into a Consulting Agreement with Timothy Dougherty, pursuant to which the Company issued 338,983 shares of common stock under the Company’s 2004 Consultant Stock Plan.

Through May 31, 2007, the Company has recorded $194,000 of expense related to these shares as stock based compensation expense. Pursuant to the securities purchase agreement described in Note 10, the Company is prohibited from issuing additional shares under the Consultant Compensation Plan without prior approval from Cornell, other than upon the exercise of previously-issued options, for so long as the convertible debentures initially issued to Cornell are outstanding.

Shares Issued for Services

In February and March 2006 as compensation for their services to the Company, a total of 382,500 shares of common stock were granted to members of the Board of Directors and an employee. Through May 31, 2007, the Company has recorded $697,000 of expense related to these shares as stock based compensation expense. For the fiscal year ended May 31, 2007, a total of 62,500 shares of common stock were issued to employees as part of their employment agreements, through May 31, 2007, the Company has recorded $69,000 of expense related to these shares as stock based compensation expense.

Escrowed Common Stock

The 5% and 10% Debentures (see Note 10) are secured pursuant to the terms of (1) a pledge and escrow agreement among the Company, Cornell and David Gonzalez, Esq., as escrow agent, and (2) security agreements among the Company, Cornell and two of our subsidiaries. In accordance with the pledge and escrow agreement, we deposited 44,117,647 shares issued in the name of the Company, into escrow, and granted to Cornell a security interest in those shares to secure our obligations to Cornell under the 5% and 10% Debentures and related agreements. The escrowed shares are not included in common stock issued and outstanding at May 31, 2007.

Shares to be Issued

We entered into two employment agreements, one of which was with an officer of the Company, calling for the periodic issuances of common stock as partial employment compensation. Under these agreements, we have committed to issue an aggregate of 225,000 shares, issuance and vesting taking place on a quarterly basis. Related to these two agreements at May 31, 2007 and 2006, $35,000 and $34,000, respectively, has been recorded as selling, general and administrative expenses in the accompanying statement of operations.

Note 12 - Accounting for Stock-Based Compensation

On December 1, 2006, the Company adopted the Open Energy Corporation 2006 Equity Incentive Plan (the “Plan”), which provides for the granting of stock and non-stock based compensation awards, including options, stock awards, stock appreciation rights, and cash awards to employees, officers, directors or consultants. The aggregate maximum number of shares of the Company’s common stock that may be issued under the Plan is 8,500,000 shares. During the year ended May 31, 2007, options to purchase 7,079,193 shares of common stock were granted to 25 employees, four directors and one consultant under the Plan, and options to purchase 1,827,000 shares of common stock were granted to another consultant outside of the Plan. At May 31, 2007, 2,275,390 shares remained available for future grant under the Plan. Shares generally vest over a period of eighteen months to three years and options expire ten years from the date of grant . Options granted under the Plan have exercise prices ranging from $0.19 to $1.50 per share.

Under the provisions of SFAS No. 123R, the fair value of options granted is estimated at the measurement date and is recognized as stock-based compensation expense ratably over the requisite service period of the award. Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates. We developed our estimates based on historical data and market information, which can change significantly over time. A small change in the estimates used can have a relatively large change in the estimated valuation, and consequently, a material effect of the results of operations.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities with maturities equal to the expected lives of applicable options. We have not declared or paid any dividends and do not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future optionees’ behavior. Expected volatility is based on the annualized daily historical volatility plus implied volatility of our stock price, including consideration of the implied volatility and market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS No. 123R also requires that the Company recognize compensation expense for only the portion of options expected to vest. Based on very limited historical experience, the Company has assumed no forfeitures in the determination of stock-based compensation expense under SFAS No. 123R. If the actual number of forfeitures differs from our estimates, additional adjustments to compensation expense may be required in future periods. The weighted-average fair value per share was calculated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield - 0%; expected volatility - 70%; risk-free interest rate - (4.56% - 4.69%); and expected life of 6 years.

Stock-based compensation expense recognized under SFAS No. 123R for the year ended May 31, 2007 related to stock options was $765,000. A summary of the changes in options outstanding during the year ended May 31, 2007 is as follows:

		Weighted Average Exercise	Weighted Average Remaining Contractual	Aggregate Intrinsic
Options	Shares	Price	Term	Value
Outstanding at May 31, 2006	—	$—	—	$—
Granted	7,079,193	0.52	9.06	—
Exercised	—	—	N/A	—
Forfeited	(640,000)	0.39	N/A	—
Cancelled	(214,583)	0.53	N/A	—
Outstanding at May 31, 2007	6,224,610	$0.53	9.54	$—

Exercisable at May 31, 2007	1,686,016	$0.56	9.80	$—

The weighted-average grant-date fair value of options granted during the year ended May 31, 2007 was $0.52 per share. As of May 31, 2007, the total remaining unrecognized compensation cost related to unvested stock options totaled $648,000, which is expected to be recognized over the weighted-average future period of 2.5 years.

		Weighted Average Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at May 31, 2006
Granted	7,079,193	0.27
Vested	(1,686,016)	0.29
Forfeited	(640,000)	0.24
Cancelled	(214,583)	0.31
Nonvested at May 31, 2007	4,538,594	$0.29

In accordance with their employment agreements, certain officers and a non-executive employee were awarded restricted stock grants that vest over periods ranging from 2.8 to 3.0 years. As of May 31, 2007, there was $8,559,000 of unrecognized compensation cost related to nonvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.3 years. Stock-based compensation recognized during the years ended May 31, 2007 and 2006 related to vesting of the restricted stock was $6,420,000 and $4,388,000, respectively.

Stock based compensation recognized during the years ended May 31, 2007 and 2006 related to common stock granted for services was $233,000 and $838,000, respectively.

Note 13 – Due from Related Parties

As described in Note 8, the Company has accrued estimated payroll taxes, withholding and penalties owed as of May 31, 2007 and 2006 totaling $2,417,000 and $1,311,000, respectively, in connection with the grant of restricted shares of common stock to certain officers and employees of the Company (see Notes 8 and 11) during the year ended May 31, 2006. The withholding portion of this accrual totaling $1,993,000 and $1,139,000 has been recorded at May 31, 2007 and 2006, respectively, as amounts due from related parties based on agreements with the respective officers and employees for them to remit funds to the Company for an amount equal to the withholding obligations. The Company believes that the amounts due from the individuals is fully collectable and requires no allowance for uncollectible amounts at either May 31, 2007 or 2006.

Note 14 – Advances from Related Parties

The Company assumed advances from various related parties, including shareholders, in connection with the acquisition of SRS. These advances are due on demand and bear interest at 6% per annum. As of May 31, 2007 and 2006, balances due to related parties totaled $312,000 and $314,000, respectively, and related accrued interest totaled $81,000 and $56,000, respectively.

Note 15 – Commitments and Contingencies

Suncone License Agreement

In July 2005, the Company entered into a technology license agreement, through which the Company obtained an exclusive license to apply technology known as Suncone™ CSP (Concentrated Solar Power) to distributed energy systems, electric power plants, saline water desalination systems and other applications (the “Suncone License Agreement”). Under the agreement, the Company is responsible for funding the development and commercialization of the technology. As consideration for granting the license, the agreement entitles the licensor to receive a royalty of 5% to 8 % of gross sales from licensed products, and 2% of sales of electrical power or desalinated water.

In August 2005, the Company entered into a Technology Consulting Agreement with the licensor under the Suncone License Agreement which requires the Company to pay $10,000 per month for consulting services and $2,000 per month for office expenses during the term of the Suncone License Agreement. The Company incurred $492,887 of research and development expense and did not incur any royalty expense during the year ended May 31, 2006, associated with this agreement.

In March 2006, the Company entered into an amended and restated technology license with Dr. Melvin Prueitt pursuant to which the Company’s license of certain patent rights and technology which the Company refers to as Suncone™ CSP (Concentrating Solar Power) system was amended. As amended, the license agreement provides for an exclusive and worldwide license for the defined field of use of collecting solar energy to generate electricity, desalinate water and for all other industrial applications. The Company also has the right to sublicense the licensed technology. The license agreement expires at the earlier of January 27, 2026 or the date of expiration of the last to expire of any issued patent within the patent rights subject to the license agreement. The Company also agreed to fund a six month development project to develop a prototype of a solar collector and to expend or devote resources equal to at least $300,000 during such time period.

Pursuant to the license agreement, the Company agreed to pay to the licensor certain royalties for sales of products incorporating the licensed technology (“Licensed Products”). The subset of Licensed Products that consists of generated electrical power or desalinated water or other pumped liquids that are generated or purified, as applicable, using any product or device which, or the manufacture, use or sale of which, is covered by a valid claim of the licensed patent rights is referred to as “licensed commodity products.” The royalty payments for licensed products and the subset of licensed commodity products are as follows:

•                2% of net sales of licensed commodity products;

•                Sales of Licensed Products (other than licensed commodity products) for each three month period commencing October 21, 2005: 8% of net sales up to $500,000; 7% of net sales up to $1,000,000; 6% of net sales up to $1,500,000; and 5% of net sales over $1,500,000;

•                Minimum royalties during each three month royalty period beginning in October 2005 ranging from $4,000 to $50,000.

In addition, the Company granted to the licensor 100,000 shares of common stock and a five year warrant to purchase up to 2,233,438 shares of common stock at an initial exercise price of $1.50 per share. The warrant vests incrementally upon the completion of certain milestones specified in the warrant.

In July 2006, the Company and Dr. Prueitt signed an Amended and Restated Technology License Agreement. Material changes to the original agreement are:

•                     elimination of the Company’s minimum royalty payment obligations;

•                     replacement of a staggered royalty rate structure with a flat percentage equal to the prior lowest staggered royalty rate;

•                     modification of the vesting schedule applicable to the warrant granted to Dr. Prueitt in connection with the license agreement to provide for quarterly vesting of 300,000 shares beginning on September 30, 2006 (with the final 133,438 shares vesting on June 30, 2008), and modification of the warrant to survive any termination of the license agreement, such that it will expire only pursuant to its own terms; and

•                     the addition of the right of either party to terminate the agreement upon 90 days notice without cause.

Operating Leases

The Company conducts all of its operations from leased facilities. Most of the leases are for 36 month terms, contain annual escalation clauses, and some provide for renewal after the expiration of the initial term. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. One lease contains an option that expires in October 2008 to purchase the facility at fair value.

Rent expense was $404,000 and $47,000 for the twelve months ended May 31, 2007 and 2006, respectively. Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of May 31, 2007 are as follows: 2008 - $481,000; 2009 - $440,000; 2010 - $324,000; 2011 - $230,000; and 2012 - $192,000.

Agreements for investor relations services

The Company is committed to an agreement for investor relations’ services for $10,000 per month plus reasonable expenses beginning April 1, 2007 and ending March 31, 2009.

Common Stock

The Company has employment contracts with certain members of its executive management team and certain other senior managers. The agreements are for three year terms and include stock grants. The stock vests quarterly over the three year period. As of May 31, 2007, 4,093,110 shares had vested with 5,675,357 remaining unvested.

Employment Contract

We entered into an Employment Agreement dated August 25, 2005, between our company and David Saltman whereby our company appointed Mr. Saltman as President and Chief Executive Officer. The term of the employment agreement is from September 15, 2005 to September 30, 2008. Pursuant to the terms of the employment agreement, our company agreed to pay Mr. Saltman an annual base salary of $250,000 plus annual bonuses as determined by our board of directors and based upon our company’s financial achievements. On January 30, 2007, the Company and Mr. Saltman, entered into an amendment to his employment agreement, dated August 25, 2005, to amend the vesting terms of a stock grant issued to Mr. Saltman in connection with his employment agreement. In connection with the original employment agreement, on August 25, 2005, the Company issued 8,235,662 shares of common stock to Mr. Saltman. Such shares were scheduled to vest quarterly over a three-year period commencing December 31, 2005, with 686,305 shares scheduled to vest for the first 11 quarters and 686,307 shares scheduled to vest in the 12th and final quarter. On January 30, 2007, the Company and Mr. Saltman amended the agreement to provide that all shares that were scheduled to vest on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, would instead vest ratably on March 31, 2008, June 30, 2008, and September 30, 2008. All unvested shares will be cancelled if the employment agreement is terminated for cause by our company or if Mr. Saltman terminates the employment agreement other than for good reason, as defined in the employment agreement. Finally, Mr. Saltman is entitled to certain benefits, expenses, an automobile allowance and reasonable office support services as set out in the employment agreement.

If our company terminates the employment agreement for the death or disability of Mr. Saltman or for cause as defined in the employment agreement, our company will pay Mr. Saltman, or his legal representative as applicable, a sum in cash of an amount equal to the accrued but unpaid salary and any applicable bonuses. If Mr. Saltman terminates the employment agreement for good reason, as defined in the employment agreement, or if our company terminates the employment agreement for any reason other than for cause, then our company will pay Mr. Saltman a termination fee in cash of an amount in accordance with section 6(b) of the employment agreement.

Supply of Materials

There is currently an industry-wide shortage of semi-conductor grade silicon, an essential raw material in the production of certain of the Company’s primary products. Continued shortages of silicon used in the manufacture of the Company’s products may result in significant price increases in PV cells or the Company’s inability to obtain needed raw materials on a timely basis, which could result in delays in manufacturing and adversely affect gross margins and results of operations.

Dependence on Limited Number of Suppliers

The Company historically purchased the majority of certain raw materials and components used to manufacture its products from one supplier. Although the Company is in discussions with multiple suppliers, it is anticipated that in the future, the Company will continue to depend on a limited number of suppliers.

Restrictions on Dividend Payments

The Company’s agreements with Cornell in connection with outstanding debentures prohibit its paying dividends without their approval.

Note 16 – Related Party Transactions

During fiscal 2005, a company owned by a person related to an officer of the Company advanced CDN $200,000 (approximately $171,000) to the former officer and the former officer then advanced this amount to the Company. The amount was unsecured, non-interest bearing and has no fixed terms for repayment. The Company repaid $205,000 on May 11, 2006 to satisfy this claim.

During fiscal 2006, the Company repaid $860,000 in loans to Connect by Computer, LLC, which is wholly owned by a former director of the Company. The loans were part of the acquisition price paid for the merger with CRE.

During the year ended May 31, 2006, a total of $14,000 was paid to Customatrix, Inc. for consulting services. Customatrix, Inc. is 30% owned by an officer of the Company.

Note 17 - Income Taxes

Deferred tax assets and liabilities at May 31, 2007 and 2006 are comprised of the following:

	May 31, 2007			May 31, 2006
	US	Foreign	Total	US	Foreign	Total
Deferred tax assets
Net operating loss	$7,563	$1,677	$9,240	$3,094	$544	$3,638
Inventory	763	—	763	18	—	18
Warranty	602	—	602	—	—	—
Deferred compensation	2,394	—	2,394	641	—	641
Impairment of note receivable	272	—	272	—	—	—
Credits	208	—	208	64	—	64
Total gross deferred tax assets	11,802	1,677	13,479	3,817	544	4,361
Valuation allowance	(11,802)	(1,677)	(13,479)	(3,817)	(544)	(4,361)
Net deferred tax assets	$—	$—	$—	$—	$—	$—

Deferred tax liabilities
Intangible assets	$(452)	$(139)	$(591)	$(862)	$(1,423)	$(2,285)
Goodwill	—	—	—	(46)	—	(46)
Beneficial conversion feature of convertible debt	(1,161)	—	(1,161)	(2,505)	—	(2,505)
Total deferred tax liabilities	$(1,613)	$(139)	$(1,752)	$(3,413)	$(1,423)	$(4,836)

The Company has recorded a valuation allowance amounting to the entire net deferred tax asset balance due to its lack of a history of earnings, possible limitations on the use of carryforwards, and the expiration of certain of the net operating loss carryforwards (“NOL”) which gives rise to uncertainty as to whether the net deferred tax asset is realizable. Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, the utilization of the NOL may be limited. There were no significant differences from the Company’s total provision for income taxes as compared to applying the statutory foreign and U.S. federal income tax rates for the years ended May 31, 2007 and 2006.

The Company has NOL carryforwards of approximately $18.0 million which expire beginning in 2008 through 2027. The Company has investment and research activity credit carryforwards aggregating $64,000, which will substantially expire in 2009 and 2010.

A reconciliation of the expected tax computed at the U.S. federal statutory income tax rate to the total benefit for income taxes at May 31, 2007 is as follows:

	Years ended May 31,
	2007		2006
Expected tax at 34%	$(14,559)	(34.00)%	$(4,133)	(34.00)%
State income tax, net of federal	(2,498)	(5.83)%	(627)	(5.15)%
Change in valuation allowance	9,119	21.30%	3,921	32.15%
Intangibles	2,805	6.56%	—	—%
Non-deductible expenses	87	0.20%	56	46%
Warrants	1,527	3.56%	—	—%
Stock options	305	0.70%	—	—%
Other	(48)	(0.11)%	(102)	(0.11)%
Provision (benefit) for income taxes	$(3,262)	(7.62)%	$(885)	(11.53)%

The Company has adopted the position under APB 23 that earnings of its foreign subsidiaries will be permanently reinvested outside of the United States. As such, United States deferred taxes have not been provided for on these earnings.

Note 18 – Discontinued Operations

In September 2005, the Company determined to sell its oil and gas holdings in order focus its efforts entirely on the renewable energy component of the business. The sale of the Company’s oil and gas interests was completed in January 2006. During the year ended May 31, 2006, no revenues were reported in discontinued operations, while a loss of $849,000 was incurred in connection with discontinued operations.

Note 19 – Subsequent Events

On June 15, 2007, the Company entered into a Note and Warrant Purchase Agreement with an accredited investor for the private placement of a $950,000 promissory note (the “6/15/07 Note”) and a related warrant to acquire up to 4,000,000 shares of common stock (the “6/15/07 Warrant) for a purchase price of $750,000. In connection with this transaction, the Company’s Chief Executive Officer entered into a Stock Pledge Agreement pursuant to which certain of his shares of the Company’s common stock were pledged to secure the performance of the 6/15/07 Note, and he agreed to guaranty any deficiency above and beyond the value of the shares. In the event of a default with respect to the 6/15/07 Note, the investor may (i) foreclose on the common stock pledged or (ii) convert all unpaid amounts due under the 6/15/07 Note into (A) a convertible debenture which is convertible into shares of common stock of Open Energy and (B) a warrant exercisable for shares of common stock.

The maturity date of the 6/15/07 Note is October 15, 2007, which may be extended for one month at the Company’s option. If extended or if the Company is in default under the terms of the 6/15/07 Note, the amount due to the investor is increased by $50,000 to $1,000,000. In the event of a default, any amounts then owed shall bear interest at the rate of 18% per annum. The Company has the option to prepay the note in whole or in part without penalty prior to the maturity date.

The 6/15/07 Warrant is exercisable for three years, and is subject to anti dilution provisions and a floor exercise price of $0.05 per share. If issued, the convertible debenture will accrue interest at a rate of 10% per annum, with accrued interest due and payable on June 15, 2008 and will be convertible into shares of the Company’s common stock at an initial price of $0.50 per share, which is subject to adjustment. The Investor may not convert if the conversion shares issued would result in the Investor beneficially owning greater than 4.99% of the Company’s outstanding common stock.

On August 31, 2007, Open Energy Corporation entered into a securities purchase agreement with an accredited investor for the private placement of a convertible promissory note in the principal amount of $1,000,000 (the “8/31/07 Note”) and a related warrant to acquire up to 1,200,000 shares of common stock (the” 8/31/07 Warrant”) for a purchase price of $950,000. The 8/31/07 Note matures six months after August 31, 2007 but the Company has the right to prepay it in whole or in part without penalty prior to the maturity date. Commencing on the maturity date, the 8/31/07 Note accrues interest at the rate of 10% per annum. The principal and accrued interest are convertible into common stock of the Company at $0.50 per share. However, the Investor may not convert if the conversion shares issued would result in the Investor beneficially owning greater than 4.99% of Open Energy’s outstanding common stock.

In the event of default, the 8/31/07 Note will accrue interest at a rate of 10% per annum and the Investors may convert any or all of the outstanding principal and interest into common stock at a fixed conversion price equal to 30% of the Volume Weighted Average Price on the closing date. In no event shall the conversion price be lower than $0.05.

The 8/31/07 Warrant is exercisable for sixty (60) months after August 31, 2007. The exercise price is the greater of $0.55 per share or the closing bid price of the stock on the last trading day preceding the closing date plus five cents,  subject to adjustments and anti dilution provisions which include a price floor of $0.05 per share.

OPEN ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS - unaudited

(In thousands, except share data)

	February 29, 2008	May 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,872	$319
Accounts receivable, net of allowance for doubtful accounts of $471 and $138 at February 29, 2008 and May 31, 2007, respectively	3,329	415
Inventories, net	3,589	1,857
Deferred charges	1,136	—
Prepaid expenses and other current assets	245	380
Total current assets	12,171	2,971

Fixed assets, net	1,001	1,298
Due from related parties	343	1,993
Deferred financing costs, net	1,831	93
Intangible assets, net	4,369	4,889
Goodwill	10,221	10,221
Total assets	$29,936	$21,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,876	$1,687
Notes payable, current maturities	32	325
Current portion of convertible debentures, net	3,386	1,778
Advances from related parties	329	312
Other accrued liabilities	6,136	6,164
Deferred revenue	1,347	1,197
Total current liabilities	15,106	11,463

Notes payable, net of current maturities	—	14
Long-term portion of convertible debentures, net	4,087	4,178
Deferred tax liability	3,538	1,752
Total liabilities	22,731	17,407

Stockholders’ equity
Common stock, $0.001 par value; 1,125,000,000 shares authorized; 127,584,358 and 103,801,854 shares issued and outstanding at February 29, 2008 and May 31, 2007, respectively	128	104
Additional paid-in capital	87,757	56,407
Accumulated deficit	(80,680)	(52,453)
Total stockholders’ equity	7,205	4,058
Total liabilities and stockholders’ equity	$29,936	$21,465

The accompanying notes are an integral part of these consolidated financial statements.

OPEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(In thousands, except per share data)

	Three Months Ended February 29, 2008	Three Months Ended February 28, 2007	Nine Months Ended February 29, 2008	Nine Months Ended February 28, 2007
Revenues, net	$2,746	$1,779	$5,619	$3,839
Cost of sales	4,438	2,127	9,664	4,494
Gross loss	(1,692)	(348)	(4,045)	(655)

Operating expenses
Selling, general and administrative	4,663	4,436	14,653	12,409
Research and development	58	264	223	689
Restructuring costs	722	—	722	—
Impairment of technology agreement and note receivable	—	—	—	2,376
Total operating expenses	5,443	4,700	15,598	15,474

Loss from operations	(7,135)	(5,048)	(19,643)	(16,129)

Other income (expense)
Interest and other income	156	4	294	68
Interest expense	(2,704)	(1,727)	(10,804)	(6,567)
Other expense	168	(69)	214	(178)
Loss on foreign exchange	—	3	(69)	(135)
Total other expense	(2,380)	(1,789)	(10,365)	(6,812)

Loss before income tax benefit	(9,515)	(6,837)	(30,008)	(22,941)
Income tax benefit	581	599	1,781	1,902
Net loss	$(8,934)	$(6,238)	$(28,227)	$(21,039)

Net loss per share - basic and fully diluted	$(0.07)	$(0.08)	$(0.24)	$(0.29)

Weighted average shares outstanding - basic and fully diluted	124,906,580	82,728,025	119,544,435	71,396,278

 The accompanying notes are an integral part of these consolidated financial statements.

OPEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(In thousands)

	Nine Months Ended February 29, 2008	Nine Months Ended February 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(28,227)	$(21,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	744	1,232
Interest from amortization of warrants and beneficial conversion feature	7,926	5,785
Amortization of deferred financing costs	633	38
Amortization of original issue discount	1,154	256
Stock issued in legal settlement	—	70
Stock based compensation	7,840	5,404
Increase in allowance for doubtful accounts	332	—
Reduction of inventory reserves	(1,131)	—
Loss on disposition of fixed assets	148	—
Impairment of technology license	—	1,693
Reserve for note receivable and accrued interest receivable	—	683
Deferred taxes	(1,781)	(1,902)
Change in operating assets and liabilities:
Accounts receivable	(3,246)	47
Due from related parties	1,649	(876)
Inventories	(601)	(625)
Deferred charges	(1,136)	—
Other current assets	136	191
Accounts payable	2,189	826
Other accrued liabilities	52	1,252
Deferred revenue	150	806
Net cash used in operating activities	(13,169)	(6,159)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(76)	(576)
Additions to intangible assets	—	(83)
Acquisitions, net of cash acquired	—	49
Net cash used in investing activities	(76)	(610)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	950	—
Proceeds from issuance of convertible debt	22,000	5,000
Payments on convertible debt	(3,279)	—
Payments on notes payable	(1,067)	(152)
Payments on advances from related parties	—	(2)
Payment of debt issuance costs	(1,806)	(400)
Net cash provided by financing activities	16,798	4,446

Net increase (decrease) in cash and cash equivalents	3,553	(2,323)

Cash and cash equivalents at beginning of period	319	2,758

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,872	$435

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for:
Interest	$869	$11
Non-cash investing and financing activities:
Stock issued and to be issued in connection with acquisition	—	2,911
Liabilities assumed in connection with acquisition	—	24
Assets acquired in connection with acquisition	—	2,873
Payment of convertible note and accrued interest with warrant exercise	$(253)	$—
Stock issued upon exercise of warrants	$253	$—
Warrants issued in connection with debt financing	$10,579	$905
Beneficial conversion feature associated with convertible debt	$9,145	$118
Stock issued upon conversion of debt	$8,296	$6,850
Stock and warrants issued for technology license	$—	$1,787
Acquisition of fixed assets pursuant to notes payable agreement	$—	$91
Acquisition of fixed assets pursuant to capital lease	$—	$16

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Business

Open Energy Corporation (the “Company” or “OEC”) is a renewable energy company focused on the development and commercialization of a portfolio of solar electric technologies for residential, commercial and industrial applications.  The Company currently designs, manufactures and distributes building-integrated photovoltaic (BIPV) roofing tiles, roofing membranes and architectural photovoltaic glass products under the SolarSave® trade name.  The company currently maintains two facilities:  a corporate office in Solana Beach, California for senior management, marketing, sales, customer service, legal and finance; an engineering facility in Grass Valley, California for product design, project engineering, prototyping, customer glass manufacturing, and materials management.  In addition, the Company is planning to open a sales and logistics office in Sacramento, adjacent to one of OEC’s major channel partner facilities.

Shares of the Company’s common stock currently trade on the OTC Bulletin Board under the symbol “OEGY.OB” (formerly BBSE.OB).

Note 2 - Basis of Presentation and Significant Accounting Policies

Interim Financial Statements

The consolidated balance sheet as of February 29, 2008 the consolidated statements of operations for the three and nine month periods ended February 29, 2008 and February 28, 2007 and the consolidated statements of cash flows for the nine month periods ended February 29, 2008 and February 28, 2007 are unaudited. These financial statements reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary to state fairly the financial position, results of operations and cash flows for the interim periods presented. The balance sheet as of May 31, 2007 was derived from the Company’s audited financial statements. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the year ending May 31, 2008. These financial statements and the notes thereto should be read in conjunction with the audited financial statements included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2007, filed with the Securities and Exchange Commission (the “SEC”).

Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred net losses of approximately $8.9 million and $28.2 million during the three and nine months ended February 29, 2008, respectively, and has incurred losses since inception totaling $80.7 million through February 29, 2008.

During the nine months ended February 29, 2008, the Company funded its operations primarily from private sales of debt securities and has no unused sources of liquidity. The Company believes its current cash will only provide sufficient working capital to fund its operations through April 30, 2008.  On April 16, 2008, the Company signed a non-binding term sheet for a financing that would provide working capital to fund the Company’s operations for the next few months.  Until definitive agreements related to such financing are executed, there can be no assurances that such financing will be made available.  The Company’s current cash requirements are significant due to funding the growth of its business to be the leading provider of cost effective, elegant and technologically advanced solar solutions for residential and commercial applications. The Company will continue to use significant amounts of cash to fund its operations during fiscal year 2008. Thus, additional equity or debt financing currently needs to be raised to implement the Company’s business strategy.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital or it could be forced to cease operations. In order to continue as a going concern, the Company will also need to develop and grow its customer base and revenues and achieve a profitable level of operations.  Management’s plans to obtain such resources for the Company include raising additional capital through sales of debt and equity, the proceeds of which will be used to pay the scheduled principal and accrued amounts due currently and in arrears to other creditors, and to fund operating and working capital requirements. The financial statements included herein do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Connect Renewable Energy, Inc. (“CRE”), Solar Roofing Systems, Inc. (“SRS”), and WaterEye Corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Deferred Revenue and Deferred Charges - Sales Subject to State Rebates

The Company records deferred revenue in connection with sales to certain customers of products that qualify for state rebates that have been assigned to the Company by the customer.  Based on the assignment of the rebate to the Company, the Company bills the customer net of the anticipated rebate and assumes the responsibility for collection of the rebate.  The rebate processing cycle involves a multi-step process in which the Company accumulates and submits information required by the state agency necessary for the collection of the rebate.  The entire process can take up to 120 days or more to complete.  Although title to the products sold have transferred to the customer, due to uncertainty relating to the collection of the rebate, the Company defers revenue on a portion of the selling price related to the rebate.  As the rebate processing advances through the various stages of the processing cycle, the deferral percentage is decreased until such time that the rebate claim is submitted to the state agency, at which point, any remaining deferred revenue relating to that specific transaction is recognized.

Cost of sales related to revenue that has been deferred in connection with rebate collection process is recorded as deferred charges until such time as the related revenue is recognized.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109 (“FIN 48”) which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.  The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued Statements of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, established a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.   On November 14, 2007, the FASB provided a one-year deferral for implementation of SFAS No. 157 for other nonfinancial assets and liabilities.  The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) on Emerging Issues Task Force (“EITF”) 00-19-2 Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5,   Accounting for Contingencies ..  Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The adoption of FSP EITF 00-19-2 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115  , which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In March 2007, the FASB issued FASB Staff Position EITF 07-03 (“FSP 07-03”), Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. FSP 07-03 addresses whether nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. FSP 07-03 will be effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years.  The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141R”).  SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method  ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R also establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (c) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (d) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is not permitted. The Company has not yet determined the impact, if any, SFAS No. 141R will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company has not yet determined the impact, if any, that SFAS No. 160 will have on its consolidated financial statements.

In March, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No. 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not believe that the adoption of the disclosure provisions required under SFAS No. 161 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

Note 3 – Convertible Note and Warrant Financing

12/7/2007 Notes

On December 7, 2007, the Company entered into an amendment of a certain Securities Purchase Agreement, dated as of September 19, 2007 between the Company and an accredited investor pursuant to which amendment the Company issued (i) convertible notes (the “12/7/07 Notes”) in the aggregate principal amount of $1,000,000 and (ii) warrants (the “12/7/07 Warrants”) to acquire up to 2,000,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000.  The transaction resulted in net proceeds to the Company of $913,000, which was used for the repayment of debt and general corporate and working capital purposes.

The maturity date of the 12/7/07 Notes is three years from December 7, 2007, which may be accelerated at the option of the investors if (i) a trigger event (as defined in the 12/7/07 Notes) has occurred and is continuing, and (ii) through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced. The Company does not have the right to prepay the 12/7/07 Notes in whole or in part without penalty prior to the maturity date.  The 12/7/07 Notes are convertible into shares of the Company’s common stock at an initial price of $0.50 per share, subject to adjustment, including anti-dilution protection, on the terms set forth in the 12/7/07 Notes.

The 12/7/07 Notes accrue interest at a rate of 6% per annum, with accrued interest due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 beginning on the first such date after December 7, 2007. The Company has not made the interest payments due on the following dates: January 1, 2008 and April 1, 2008.  The total past due interest owed through March 31, 2008 is approximately $19,000.  As a result of the failure to make such interest payments when due, the 12/7/07 Notes and accrued interest are redeemable at the holders’ option.  Accordingly, the outstanding principal balance of $1.0 million, net of unamortized discounts totaling $461,000, has been reclassified from a long-term liability to a current liability as of February 29, 2008.  The Company has proposed to the note holders an arrangement pursuant to which all current past due interest would be paid through the issuance of warrants to purchase shares of the Company’s common stock, but such arrangement has not yet been finalized.

The 12/7/07 Warrants are exercisable for up to 2,000,000 shares of the Company’s common stock at an exercise price of $0.506 per share, subject to adjustment, including anti-dilution protection, on the terms set forth in the 12/7/07 Warrants.

In connection with the December 7, 2007 amendment and related transactions, the Company paid approximately $86,437 in placement agent fees and expenses and agreed to issue warrants to acquire 80,000 shares of common stock to its placement agents.

In connection with the 12/7/07 Notes and 12/7/07 Warrants, the Company recorded debt discount in the aggregate amount of $487,500 in accordance with EITF 98-05, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of Issue No. 98-05 to Certain Convertible Instruments. As a result of the debt discounts recorded in connection with the note, the effective interest rate on the date of issuance was estimated to be approximately 22%.

9/19/2007 Note

On September 19, 2007, the Company issued to an accredited investor (i) a convertible note in the principal amount of $20,000,000 (the “9/19/07 Note”) and (ii) a warrant to acquire up to 40,000,000 shares of common stock (the “9/19/07 Warrant”) for an aggregate purchase price of $20,000,000.

The maturity date of the 9/19/07 Note is three years from September 19, 2007, which may be accelerated at the option of the holder if (i) a trigger event (as defined in the 9/19/07 Note) has occurred and is continuing on the maturity date, and (ii) through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced.  The Company does not have the right to prepay the 9/19/07 Note in whole or part without penalty prior to the maturity date. The Company may not declare or pay any cash dividend or distribution on its capital stock while the 9/19/07 Note is outstanding without the prior express written consent of the holder.  The 9/19/07 Note is convertible at the option of the holder into shares of the Company’s common stock at an initial price of $0.50 per share, subject to adjustment as specified in the 9/19/07 Note.

The 9/19/07 Note accrues interest at a rate of 6% per annum, with accrued interest due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 beginning on the first such date after September 17, 2007.  The Company has not made the interest payments due on the following dates: October 1, 2007, January 1, 2008 and April 1, 2008.  The total past due interest owed through March 31, 2008 is approximately $641,000.  On April 17, 2008 we issued warrants to acquire a total of 3,003,370 shares of our common stock to the holders of the Series B Convertible Notes as full payment of interest owed through March 31, 2008 (see note 17).

The 9/19/07 Warrant is exercisable for up to 40,000,000 shares of common stock at an exercise price of $0.506, which is subject to adjustment as described in the 9/19/07 Warrant.  The 9/19/07 Warrant expires 84 months after the initial closing date of September 19, 2007.  In addition, a separate warrant to purchase 1,600,000 shares at $0.50 per share was issued to an investment banker for services rendered in connection with the financing.

In connection with the 9/17/07 Note and 9/17/07 Warrant, the Company recorded debt discount in the aggregate amount of $16,910,000 in accordance with EITF 98-05, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of Issue No. 98-05 to Certain Convertible Instruments. As a result of the debt discounts recorded in connection with the note, the effective interest rate on the date of issuance was estimated to be approximately 64%.

8/31/07 Note

On August 31, 2007, the Company entered into a Securities Purchase Agreement with an accredited investor for the private placement of (i) a convertible note in the principal amount of $1,000,000 (the “8/31/07 Note”) and (ii) a warrant to acquire up to 1,200,000 shares of common stock (the “8/31/07 Warrant”) for an aggregate purchase price of $950,000. The maturity date of the 8/31/07 Note was February 29, 2008, at which time the Company repaid the 8/31/07 Note in full.  The 8/31/07 Note accrued interest at a rate of 10% per annum, with accrued interest due and payable February 29, 2008. The 8/31/07 Note was convertible into shares of the Company’s common stock at the option of the holder at an initial price of $0.50 per share, subject to adjustment as specified in the 8/31/07 Note.

The 8/31/07 Warrant is exercisable for up to 1,200,000 shares of common stock at an exercise price of $0.709, subject to adjustment according to the anti-dilution provisions in the 8/31/07 Warrant, provided that, in no event shall the exercise price be reduced to less than five cents ($0.05) per share (such floor price to be adjusted in the same manner that the exercise price is adjusted), and is exercisable through August 31, 2012. In addition, a warrant to purchase 72,000 shares at $0.709 per share and expiring on August 31, 2012 was issued to an investment banker for services rendered in connection with the financing.

The Company and the investor also executed a Registration Rights Agreement pursuant to which the Company has agreed to provide certain registration rights with respect to the 8/31/07 Note and the 8/31/07 Warrant.

In connection with the 8/31/07 Note and 8/31/07 Warrant, the Company recorded debt discount in the aggregate amount of $1,000,000 in accordance with EITF 98-05, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of Issue No. 98-05 to Certain Convertible Instruments.

Amortization of discounts recorded in connection with the above referenced convertible notes and warrants, and discounts recorded in connection with the convertible notes, term notes and warrants issued in prior periods, is being recognized as non-cash interest over the term of the respective debt using the effective interest method. Upon conversion or extinguishment prior to amortization of the total discount, recognition of expense is accelerated for any previously unamortized discount. For the three and nine month periods ended February 29, 2009, the Company recognized approximately $2,000,000 and $9,100,000 of non cash interest expense in connection with the amortization of debt discount. The carrying value of the debentures will accrete to the face value over the life of the debt, as the value of the discounts is expensed. As a result of the debt discounts recorded in connection with the note, the effective interest rate on the date of issuance was estimated to be approximately 147%.

The face and carrying values of debentures outstanding were as follows:

	February 29, 2008	May 31, 2007
Face value of debentures	$24,000	$13,195

Less unamortized debt discounts:
Beneficial conversion feature	(8,103)	(2,924)
Warrants	(8,390)	(3,396)
Original issue discount	(34)	(919)
Debentures carrying value	7,473	5,956
Less current portion	(3,386)	(1,778)
Long-term portion convertible debentures	$4,087	$4,178

On February 25, 2008, the Company redeemed all remaining principal amounts outstanding pursuant to the series of Secured Convertible Debentures (the “5% Debentures”) issued by the Company in 2006 to YA Global Investments, L.P., and its affiliates (formerly known as Cornell Capital Partners, L.P.).   The total redemption payment, which included principal, accrued interest and a redemption premium, totaled approximately $3,143,000.  While the scheduled maturity date of the 5% Debentures was in March 2009, the 5% Debentures permitted redemption for so long as the Company’s common stock was trading below $.050 per share, with the payment of a redemption premium.  The Company recognized an immaterial gain on the early extinguishment.  YA Global Investments holds one additional Secured Convertible Debenture in the principal amount of $3 million (the “10% Debenture”), which matures in March 2008.  The 10% Debenture has a fixed conversion price equal to $0.50 per share.  See “Note 15 – Subsequent Events” regarding the extension of maturity date of the 10% Debenture.

Note 4 - Accounting for Stock-Based Compensation

Stock Options

On November 2, 2006, the Board of Directors adopted the Open Energy Corporation 2006 Equity Incentive Plan (the “Plan”), which provides for the granting of stock and non-stock based compensation awards, including options, stock awards, stock appreciation rights, and cash awards to employees, officers, directors or consultants. The Board of Directors approved an original allocation of 8,500,000 shares to the Plan that was subsequently expanded to 16,500,000 shares as of August 31, 2007. As of February 29, 2008, 921,280 shares remained available for future grant under the Plan. Options generally vest over a three year period and expire ten years from the date of grant.  Options granted under the Plan have exercise prices ranging from $0.31 to $0.58 per share. On August 31, 2007, an option for 1,000,000 shares (500,000 options were subsequently cancelled) was granted to our Chief Executive Officer, outside of the Plan in connection with guarantees made by him in connection with the 6/15/07 Note. Based on the weighted average fair value of the options of $0.40 per share, the grant resulted in stock-based compensation expense of $200,000 for the nine month period ended February 29, 2008.

Under the provisions of SFAS 123R, the fair value of options granted is estimated at the measurement date using an appropriate fair value model and is recognized as stock-based compensation expense ratably over the requisite service period of the award. We estimate the fair value of stock-based awards based on the Black-Scholes fair value model which requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates. We develop our estimates based on historical data and market information, which can change significantly over time. A small change in the estimates used can result in a relatively large change in the estimated valuation, and consequently, a material effect on the results of operations.

During the three and nine months ended February 29, 2008, the Company granted a total of 1,100,000 and 12,670,000 options, respectively.  The aggregate fair value of the options granted was $425,000 and $5,973,000 during the three and nine months ended February 29, 2008, respectively, the majority of which will be amortized as stock compensation expense over 3 years.

The weighted average estimated fair value of stock options granted during the three months ended February 29, 2008 and February 28, 2007 was $0.39 and $0.29 per share, respectively, using the Black-Scholes option pricing model with the following weighted average assumptions for the three months ended February 29, 2008 and February 28, 2007:

	February 29, 2008	February 28, 2007
Dividend yield	0.0%	0.0%
Expected volatility	175%	70%
Risk-free interest rate	4.17%	4.54%
Expected life in years	6	6
Forfeiture Rate	4.2%	0.0%

Stock-based compensation expense in connection with options vesting during the three and nine months ended February 29, 2008 was $889,000 and $3,023,000, respectively.  During the quarter, the Company modified approximately 636,000 options of certain employees and a former director, which included accelerated vesting, repricing and extension of the post-employment exercise period.  Since expected vesting for the majority of the modified options was determined to be improbable at the date of the modifications, the net change to stock compensation cost as a result of the modifications was a reduction of $50,000.

A summary of the stock option activity during the nine months ended February 29, 2008 is as follows:

				Weighted
			Weighted	Average
			Average	Remaining
			Exercise	Contractual
Options	Shares		Price	Term
Outstanding at May 31, 2007	6,224,610		$0.53	9.54
Granted	12,670,000	(1)	0.48	9.61
Exercised	—		—	N/A
Forfeited / Cancelled	(988,890)		0.47	N/A
Outstanding at February 29, 2008	17,905,720		$0.50	9.15

Exercisable at February 29, 2008	6,334,603		$0.47	8.58

(1)          Includes an option for 1,000,000 shares that was granted to our Chief Executive Officer, outside of the plan, in connection with the 6/15/07 Note, of which 500,000 options are vested and 500,000 were cancelled upon repayment of the 6/15/07 Note on October 5, 2007 (see Note 12).

As of February 29, 2008, the total remaining unrecognized compensation cost related to unvested stock options amounted to $3,085,765, which is expected to be recognized over a weighted-average period of 2.16 years.

A summary of nonvested stock options as of February 29, 2008 is as follows:

		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Value
Nonvested at May 31, 2007	4,538,594	$0.29
Granted	12,670,000	0.47
Vested	(4,648,587)	0.36
Forfeited / Cancelled	(988,890)	0.36
Nonvested at February 29, 2008	11,571,117	$0.44

Restricted Stock

In accordance with their employment agreements, certain of the Company’s officers and a non-executive employee were awarded restricted stock grants that vest over periods ranging from 2.75 to 3.00 years.  Stock compensation expense recognized in connection with these grants during the three and nine months ended February 29, 2008 was approximately $1,605,000 and $4,815,000, respectively.  As of February 29, 2008, there was approximately $3,745,000 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a weighted-average period of 0.6 years.

Note 5 - Accounts Receivable

Accounts receivable consists of the following (in thousands):

	February 29, 2008	May 31, 2007
State rebates receivable	$2,027	$106
Trade accounts	1,723	447
Other accounts receivable	50	—
Less: Allowance for doubtful accounts	(471)	(138)
Total	$3,329	$415

State rebates receivable from the California Energy Commission represents rebates assigned to the Company, but not yet collected (see Note 13).

Note 6 – Inventories, net

Inventories consist of the following (in thousands):

	February 29,	May 31,
	2008	2007
Raw materials	$4,139	$2,532
Work-in-process	83	540
Finished goods	153	702
Less reserves	(786)	(1,917)
Total	$3,589	$1,857

Note 7 – Deferred Charges

At February 29, 2008, the Company had deferred charges of $1,136,000.  These charges represent the cost of sales related to revenue that has been deferred in connection with the rebate collection process.

Note 8 - Fixed Assets

Fixed assets consist of the following (in thousands):

	February 29,	May 31,
	2008	2007
Computers and networks	$323	$310
Machinery and equipment	664	735
Furniture and fixtures	93	89
Leasehold improvement	82	59
Construction in progress	169	369
	1,331	1,562
Less: accumulated depreciation and amortization	(330)	(264)
Fixed assets, net	$1,001	$1,298

Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of fixed assets are provided over the estimated useful lives of the assets, or the related lease terms if shorter, by the straight-line method. Useful lives range as follows:

Computers and networks	3 years
Machinery and equipment	5-7 years
Furniture and fixtures	5-7 years
Leasehold improvements	Lesser of lease term or useful life of the improvement

For the three months ended February 29, 2008 and February 28, 2007, depreciation expense of fixed assets was approximately $77,000 and $73,000, respectively.  For the nine months ended February 29, 2008 and February 28, 2007, depreciation expense was $224,000 and $164,000 respectively.

Note 9 - Due from Related Parties

Amounts due from related parties as of February 29, 2008 and May 31, 2007 of $343,000 and $1,993,000, respectively, consist of estimated balances owed by certain officers and other employees to the Company for income tax withholding in connection with previously issued restricted stock grants. See Notes 4 and 12.  In December 2007, the Company received $1,498,770 from its Chairman and Chief Executive Officer to satisfy the employee portion of the required withholding taxes on restricted stock grants to him that have vested to date.  In January 2008, the Company paid past-due federal and state employment taxes, as well as related estimated interest and penalties associated with previously unpaid taxes.  The February 29, 2008 balance represents the remaining obligation for one employee and one former employee to repay the Company for taxes paid and to be paid on their behalf.

Note 10 - Deferred Financing Costs, net

The Company capitalizes costs directly related to financing agreements and certain qualified debt restructuring costs, and amortizes these costs as additional interest expense over the terms of the related debt.

During the nine months ended February 29, 2008, the Company recorded deferred financing costs of $108,000 in connection with the 12/7/07 Notes which will be fully amortized by December 2010.  In connection with the 9/19/07 Note the Company recorded deferred financing costs of $2,051,000 which will be fully amortized by September 2010 (see Note 3).

Net deferred financing costs are comprised of the following (in thousands):

	February 29, 2008	May 31, 2007
Deferred financing costs	$2,159	$152
Accumulated amortization	(328)	(59)
Deferred financing costs, net	$1,831	$93

For the three and nine months ended February 29, 2008, the Company recognized amortization expense of $266,000 and $633,000, respectively, related to deferred financing fees.  The accumulated amortization balance at February 29, 2008 includes $55,000 written-off in connection with the payment of the 5% Cornell Debentures in February 2008.

Note 11 – Goodwill and Intangible Assets

As of February 29, 2008, goodwill and intangible assets consist of the following (in thousands):

Amortizable intangible assets	$6,461
Less: accumulated amortization	(2,202)
Total amortized intangibles	4,259
Unamortized intangible assets	110
Total intangibles	$4,369

Goodwill	$10,221

Aggregate amortization expense for all intangible assets for the three months ended February 29, 2008 and February 28, 2007 totaled $174,000 and $182,000, respectively.  For the nine months ended February 29, 2008 and February 28, 2007, amortization expense was $520,000 and $975,000, respectively.  The following table represents the total estimated amortization of intangible assets subsequent to February 29, 2008 (in thousands):

Year ending May 31,
2008 (remaining 3 months)	$193
2009	713
2010	713
2011	713
2012 and thereafter	1,927
Total	$4,259

Note 12 - Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	February 29,	May 31,
	2008	2007
Accrued warranty	$2,650	$1,520
Accrued inventory in transit	1,158	—
Accrued interest	933	879
Common stock issuable	734	734
Payroll liabilities	297	2,533
Accrued restructuring costs	112	—
Other	251	498
Total	$6,135	$6,164

Accrued warranty.  Changes in the warranty reserve for the three months ended were the following (in thousands):

	February 29, 2008	May 31, 2007
Beginning balance	$2,259	$16
Provisions	391	1,504
Warranty settlements	—	—
Ending balance	$2,650	$1,520

Included in the accrued warranty reserve is $996,000 related to warranty work to repair diodes on the Company’s SolarSave™ membrane product that was shipped in prior quarters, $1,072,000 related to a product corrosion issue on the Company’s SolarSaveTM membrane product shipped in prior quarters, $372,000 related to tile delamination, and $210,000 related to a general reserve on products sold to-date.

Common stock issuable.  Common stock issuable represent the liability to SRS stockholders under the terms of the stock purchase agreement the Company entered into with Solar Roofing Systems, Inc. and SRS stockholders in February 2006 (see Note 17).

Payroll liabilities.  Included in payroll liabilities at February 29, 2008 and May 31, 2007 are liabilities totaling $125,000 and $2,417,000, respectively, representing estimated employer and employee taxes, employee withholding, interest and penalties related to stock-based compensation resulting from the vesting through February 29, 2008 and May 31, 2007 of previous issuances of restricted common stock to certain officers and employees of the Company.  In connection with the issuance of these shares, the Company failed to withhold the required amounts related to the individuals’ federal and state income and payroll tax liabilities, pay the related employer tax liabilities associated with the issuances, and did not remit the amounts to the appropriate federal and state government agencies associated with amounts vested at the times required by law.  In January 2008, the Company paid past-due taxes related to these restricted stock grants, as well as related estimated interest and penalties associated with previously unpaid taxes.  The Company has recorded corresponding amounts due from the officers and employees at February 29, 2008 and May 31, 2007 totaling $343,000 and $1,993,000, respectively.  These amounts are classified as due from related parties on the accompanying balance sheets and represent the amount of the liability that is owed by the individuals to the Company for the required withholdings not made on their behalf.  In December 2007, the Company received $1,498,770 from its Company’s Chairman and Chief Executive Officer to satisfy the employee portion of the required withholding taxes on his restricted stock grants.  The February 29, 2008 balance represents the remaining obligation for one employee and one former employee to repay the Company for taxes to be paid on their behalf.

Accrued restructuring costs.  The Company has remaining accrued restructuring costs related to the settlement of its Canadian facility lease of $112,000 (see Note 17).

Note 13 – Deferred Revenue

Deferred revenue consists of the following (in thousands):

	February 29, 2008	May 31, 2007
Rebate revenue	$1,136	$—
Other	211	1,197

Total	$1,347	$1,197

Note 14 - Notes Payable

Notes payable consist of the following (in thousands):

	February 29,	May 31,
	2008	2007
Unsecured demand promissory note payable to an unrelated party, bearing interest at 18% per annum calculated annually with no fixed term of repayment	—	190
Promissory note in connection with the purchase of computer software bearing interest at 8%, due in six monthly installments of $15,000 through April 2007	—	77
Secured credit facility agreement for borrowings up to CDN $250,000, bearing interest at prime plus 3% (8.75% and 11.5% at February 29, 2008 and May 31, 2007, respectively), matures March 2008, secured by equipment and personally guaranteed by certain shareholders of the Company	25	62
Other	7	10
Total	32	339
Less current maturities	32	325
Notes payable, long term maturities	$—	$14

On September 14, 2007, the Company agreed to apply the principal and interest due under the 18% unsecured demand promissory notes to Coach Capital, LLC (for the three Demand Notes dated August 4, November 9, and December 2, 2005) to the exercise price of certain warrants held by them as payment in full of the Company’s obligations under the 18% unsecured demand promissory notes.  The Company applied an aggregate amount of $252,785 to the exercise price pursuant to the Warrant Exercise Notices received from Coach Capital. The amount of $193,386 at $0.2875 per warrant share for a total of 672,646 common shares was applied to the Coach Capital exercise, and $59,399 at $0.2875 per warrant share for a total of 206,605 common shares was applied to the Nadelson Internacional S.A. exercise. After this exercise, Coach Capital has no further warrants outstanding and Nadelson has 129,718 warrants outstanding.

On June 15, 2007,  the Company entered into a Note and Warrant Purchase Agreement with an accredited investor for the private placement of a $950,000 promissory note (the “6/15/07 Note”) and a related warrant to acquire up to 4,000,000 shares of common stock for a purchase price of $750,000.  The maturity date of the 6/15/07 Note was October 15, 2007, and it was paid in full on October 5, 2007. The warrant is exercisable for three years, and was subject to anti dilution provisions and a floor exercise price of $0.05 per share. In addition to the purchase discount of $200,000, debt discount in the amount of $590,000 was recorded based on the estimated fair value of the warrants. In addition, a warrant to purchase 400,000 shares of common stock at the rate of $0.50 per share that expires on June 15, 2012, was issued to an investment banker for services rendered in connection with the financing.

Accrued interest related to notes payable at February 29, 2008 and May 31, 2007 totaled $0 and $55,000, respectively.

Note 15 – Equity

Common Stock Activity for the Period

Conversion of 5% Debentures

On February 14, 2008, 5% convertible debentures with a face value of $241,900 were converted into 1,000,000 shares of the Company’s common stock and on February 22, 2008, 5% convertible debentures with a face value of $483,800 were converted into 2,000,000 shares of the Company’s common stock.

Issuance of Convertible Notes and Warrants

On December 7, 2007, the Company entered into an amendment of the September 19, 2007 Securities Purchase Agreement described in Note 3 above.  In connection with the December 7, 2007 amendment the Company issued convertible notes in the aggregate principal amount of $1,000,000 and warrants to acquire up to 2,000,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000.  The transaction resulted in net proceeds to the Company of $913,000, which was used for the repayment of debt and general corporate and working capital purposes.  The maturity date on the 12/7/07 Notes is three years from December 7, 2007, which may be accelerated at the option of the Investors if a trigger event (as defined in the 12/7/07 Notes) has occurred and is continuing, and through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced. The Company does not have the right to prepay the 12/7/07 Notes in whole or in part without penalty prior to the maturity date (See Note 3).  The 12/7/07 Notes are convertible into shares of the Company’s common stock at an initial price of $0.50 per share, subject to adjustment, including anti-dilution protection, on the terms set forth in the 12/7/07 Notes.  The 12/7/07 Warrants are exercisable for up to 2,000,000 shares of the Company’s common stock at an exercise price of $0.506 per share, subject to adjustment, including anti-dilution protection, on the terms set forth in the 12/7/07 Warrants.  In connection with the December 7, 2007 amendment and related transactions, the Company paid approximately $86,437 in placement agent fees and expenses and agreed to issue warrants to acquire 80,000 shares of common stock to its placement agents.

On September 19, 2007, the Company entered into a Securities Purchase Agreement with an accredited investor for the private placement of a convertible note in the principal amount of $20,000,000 exercisable at an initial price of $0.50 per share and subject to adjustment as specified in the 9/19/07 Note, and warrants to acquire up to 40,000,000 shares of common stock at a price of $0.506 per share, for a purchase price of $20,000,000. The maturity date on the 9/19/07 Note is three years from September 19, 2007, and the 9/19/07 Warrant expires 84 months from September 19, 2007.  The Company may not declare or pay any cash dividend or distribution on its capital stock while the 9/19/07 Note is outstanding without the prior express written consent of the holder (See Note 17 - subsequent Events).  In addition, a warrant to purchase 1,600,000 shares of common stock at the rate of $0.506 per share that expires 84 months from September 19, 2007, was issued to an investment banker for services rendered in connection with the financing.

Conversion of Warrants

In connection with the repayment of the 18% unsecured demand promissory notes to Coach Capital described in Note 14 the Company applied an amount of $193,386 at $0.2875 per warrant share to the exercise price of warrants held by Coach Capital and issued a total of 672,646 common shares to Coach Capital.  The Company also applied $59,399 at $0.2875 per warrant share to the exercise price of warrants held by Nadelson Internacional S.A. and issued a total of 206,605 common shares to Nadelson Internacional S.A. in connection with such exercise. After this exercise, Coach Capital has no further demand warrants outstanding and Nadelson has 129,718 warrants outstanding.

Outstanding Warrants to Purchase Common Stock

As of February 29, 2008, the Company had outstanding warrants to purchase an aggregate of 70,877,010 shares of its common stock.  Such warrants were initially exercisable at prices ranging from $.2419 to $1.50 per share and expire at various times through December 2014.  The warrants contain provisions for the adjustment of the exercise price in the event of subsequent issuances of certain securities at lower prices, stock dividends, stock splits, reorganizations, reclassifications and consolidations.

A summary of warrants outstanding at February 29, 2008 is as follows:

	Current
Number of	Exercise
Warrants	Price	Expiration Date
1,475,010	$0.2419	January 31, 2011
6,000,000	$0.5000	March 31, 2011
1,800,000	$1.5000	June 30, 2013
6,250,000	$0.5000	August 17, 2011
6,000,000	$0.5000	March 29, 2012
4,400,000	$0.5000	June 15, 2010
1,272,000	$0.7090	August 31, 2012
41,600,000	$0.5060	September 19, 2014
2,080,000	$0.5060	December 7, 2014
70,877,010

Escrowed Common Stock

The Company’s obligations under its 5% convertible debentures issued to Cornell Capital partners, L.P. were secured pursuant to the terms of (1) a pledge and escrow agreement among the Company, Cornell Capital Partners, L.P. and David Gonzalez, Esq., as escrow agent, and (2) security agreements among the Company, two of our subsidiaries and Cornell Capital Partners, L.P. In accordance with the pledge and escrow agreement, we deposited 44,117,647 shares issued in the name of the Company, into escrow, and granted to Cornell a security interest in those shares to secure our obligations to them under the 5% convertible debentures and related agreements. The escrowed shares are not included in common stock issued and outstanding at February 29, 2008, or May 31, 2007.  On February 25, 2008, the Company redeemed all remaining principal amounts outstanding pursuant to the series of 5% Debentures issued by the Company in 2006 and Cornell’s Security interest in the pledged shares terminated.

Note 16 – Restructuring Costs

On December 13, 2007, the Company adopted a plan to shut down operations at its Aurora, Ontario facility in Canada (the “Plan”).  The Plan was substantially complete as of January 31, 2008.  The Plan did not involve the discontinuance of any business line.  The Company is continuing development and manufacturing of its SolarSave membrane product, which was historically manufactured at its Aurora facility.  In connection with the Plan, the company terminated 28 of the 30 full-time employees at the Aurora facility.  Pursuant to the Plan, existing operations and specified assets at the Aurora facility were transferred to the Company’s Grass Valley, California facility.  The Company sold certain of the assets located at the Aurora facility.

The Company recorded total costs associated with the Plan of $722,000.  The Company incurred $267,000 related to employee termination costs, $210,000 for asset impairment and relocation costs, $202,000 for lease and lease settlement costs and $43,000 in legal and administrative costs.   At February 29, 2008, $112,000 representing lease settlement costs remained outstanding and will be paid monthly through July, 2008.  The following schedule summarizes the restructuring activity for the quarter ended February 29, 2008.

Canada Restructuring Accrual:
Balance as of November 30, 2007	$—

Provision	722,000
Payments	(610,000)

Balance as of February 29, 2008	$112,000

Note 17 - Subsequent Events

9/19/2007 Note

On April 16, 2008, we entered into an amendment of our 9/19/2007 Note with the holder thereof, which amendment:

•                  Permits us to issue shares of our common stock that are not registered pursuant to the Securities Act of 1933, as amended, in lieu of cash interest payments on the 9/19/2007 Note;

•                  Permits us to issue warrants to acquire shares of our common stock, in lieu of cash interest payments on the 9/19/2007 Note, which warrants will have an exercise price per share equal to the greater of $0.506 per share or 5-day weighted average price per share of our common stock and ; and

•                  Waives any prior defaults or trigger events caused by our previous failure to pay interest on our 9/19/2007 Note when due, upon the issuance of warrants in lieu of such accrued interest.

On April 17, 2008, we issued warrants to the holder of our 9/19/2007 Note to acquire a total of 3,003,370 shares of our common stock with an exercise price of $0.506 per share in lieu of accrued and unpaid interest that was in arrearage.  The other terms of such warrants are substantially the same as the 9/19/07 Warrants (see note 3).

Modification of Convertible Debt

On March 17, 2008, the Company entered into an Extension Agreement with YA Global Investments, L.P. (formerly Cornell Capital Partners, LP) pursuant to which the parties agreed to extend the maturity date of the 10% Debenture in the principal amount of $3,000,000 from March 30, 2008 to April 30, 2008.

Non-Binding Term Sheet for Bridge Financing

On April 16, 2008, the Company entered into a non-binding term sheet for a financing that would provide cash sufficient to pay off the 10% Debenture described in the immediately preceding paragraph (the “Bridge Financing”).  The Bridge Financing would consist of a six-month loan, secured by a first priority lien in the Company’s inventory, cash accounts and specified accounts receivable.  The Bridge Financing would require incremental prepayment upon the Company’s collection of specified state rebate funds included in the accounts receivable upon which the loan is secured.  In addition, the term sheet provides for the issuance of warrants to acquire shares of the Company’s common stock to the lender in lieu of cash interest payments.  The Bridge Financing is subject to the negotiation and execution of definitive agreements.

SRS Settlement Agreement

On March 7, 2008, the Company entered into a settlement and general release agreement (the “Settlement Agreement”) with the former stockholders (the “SRS Stockholders”) of Solar Roofing Systems, Inc.  The Settlement Agreement was entered into to settle certain disagreements related to the rights and liabilities of the Company and the SRS Stockholders under the terms of the stock purchase agreement the Company entered with Solar Roofing Systems, Inc. and the SRS Stockholders in February 2006.

Under the terms of the Settlement Agreement, among other things, in exchange for mutual releases given by the Company and the SRS Stockholders in favor of the other, the Company agreed to:

•                                          pay off principal and interest of approximately $436,000 for certain loans owed to the SRS Stockholders;

•                                          issue an aggregate of 368,040 shares of common stock to the SRS Stockholders;

•                                          issue an aggregate of 1,834,554 shares of common stock in exchange for 1,834,554 shares of stock to be issued to the SRS Stockholders by 2093603 Ontario, Inc.;

•                                          reduce the exercise price of certain currently outstanding options from $1.50 per share to $0.40 per share and to extend the expiration date of such options from April 30, 2008 to July 31, 2008; and

•                                          file a registration statement to register shares of common stock of the Company issued in connection with the Settlement Agreement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$
Accounting Fees and Expenses*
Legal Fees and Expenses*
Miscellaneous*

Total	$

* To be filed by amendment.

ITEM 14.  Indemnification of Directors and Officers.

Section 78.138(7) of the Nevada Revised Statutes states that, unless a corporation’s articles of incorporation provide differently, the directors and officers of a Nevada corporation are not individually liable to the corporation, its shareholders or its creditors for any damages resulting from the director’s or officer’s act or failure to act, unless it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties; and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Articles provide for indemnification to the full extent permitted under such statute, with the exception that liability is not eliminated for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Section 78.7502 of the Nevada Revised Statutes requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any proceeding to which he or she is made a party by reason of his or her service as a director or officer. Nevada law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as directors or officers (including a proceeding brought by or in the right of the corporation), but only if: (i) their liability is not the result of a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law or (ii) they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Our bylaws provide for indemnification to the extent permitted in the preceding sentence, but provide that any such indemnification (unless otherwise ordered by a court) shall be made only upon a determination by (i) a majority vote of the disinterested directors, (ii) independent legal counsel in a written opinion or (iii) by the stockholders, that the officer or director in question has met the applicable standard of conduct. A Nevada corporation may not indemnify directors or officers for final, non-appealable, adverse judgments in a suit by or in the right of the corporation unless a court order determines that indemnification would be fair and reasonable, but then only for expenses.

Our directors and officers liability insurance provides coverage for the wrongful acts of our company’s (or its subsidiaries’) directors and officers. Wrongful acts are defined as any actual or alleged error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act by any directors or officers while acting solely in their capacities as such.

Three separate insuring agreements provide various coverages to our company. The first agreement protects individual directors and officers in those circumstances where our company is not permitted or required to provide indemnification. The second agreement reimburses our company to the extent that corporate assets are used to fulfill our company’s indemnification obligations. Coverage is also provided for direct liability assessed against the corporate entity in securities related matters. The third agreement provides coverage for outside directors and officers for any claim arising from an alleged wrongful act, but only in excess of any indemnification and insurance provided by an outside entity. In addition, the policy provides a sub-limit of $75,000 for wrongful employment practices allegations made against the directors, officers, or any other employee of our company. Our company is not itself covered for such employment practice allegations.

The program provides a total (aggregate) of $10 million of insurance limits available during the policy term of one-year beginning on March 1, 2006 and ending on March 1, 2007. The carrier on this D&O program currently maintains an A.M. Best rating of A, IX or better.

The policy has a retention of $75,000 for corporate reimbursement coverage and employment practices claim coverage. The retention for securities claims coverage is $150,000. There is no retention for non-indemnifiable loss.

ITEM 15.  Recent Sales of Unregistered Securities

During the fiscal year ended May 31, 2004, we issued 34,605,000 shares of common stock pursuant to a private placement, for which we received a total cash consideration of $23,070. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates. The proceeds of this offering were used for general corporate purposes.

Pursuant to the terms of Mr. Saltman’s employment agreement, he was granted a total of 8,235,662 shares of common stock on September 15, 2005, such shares vesting quarterly commencing on December 31, 2005, with 686,305 shares being issued for each of the first eleven quarters and 686,307 shares being issued in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Mr. Saltman terminates the employment agreement other than for good reason. These shares were issued as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates.

Pursuant to the terms of Ms. Bostater’s employment agreement, she was granted a total of 1,407,805 shares of common stock on March 15, 2006. 117,317 shares vested on each of March 15, 2006 and March 30, 2006, and 117,317 shares vest at the end of each calendar quarter thereafter. All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Ms. Bostater terminates the employment agreement other than for good reason. These shares were issued as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates.

On December 5, 2005, we issued an aggregate of 3,089,790 shares of common stock to Carnavon Trust Reg. And Aton Select Fund Limited in consideration of an aggregate of $2,431,962 previously advanced by these investors to our company from March 2005 to October 2005. We offered and sold these shares without registration under the Securities Act, to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder and an appropriate legend was placed on the stock certificates. The proceeds of this offering were used for general corporate purposes.

On February 9 and February 13, 2006, we issued 40,000 fully vested shares of common stock to each of our directors, namely David Saltman, Norman Dodd, Derek May, Ron Gangemi, Andrew Leitch, E. Douglas Ward and Vera Pardee (a former director), with the exception of Tedman Williams (a former director), who received 60,000 shares in consideration for services rendered to us during his tenure as director. Mr. Leitch received an additional 20,000 shares for chairing the audit committee. We offered and sold these shares without registration under the Securities Act, to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and an appropriate legend was placed on the stock certificates.

From November 2005 to January 2006 we issued 65,000 shares of common stock to Coach Capital LLC as consideration for a loan fee of $500,000 that Coach made to us. These securities were issued as restricted securities exempt from registration under Regulation S of the Securities Act, and an appropriate legend was placed on the stock certificates. On February 8, 2006, we sold and issued to Coach Capital (i) a warrant exercisable for 672,646 shares of common stock subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $1,500,000 which becomes due and fully payable on July 31, 2008, for which we received gross proceeds of $1,500,000. The net proceeds were used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. On September 25, 2006, Coach Capital LLC converted its entire principal amount of the 0% Debentures that we issued to it for 2,571,576 shares of common stock at $0.5833 per share, all of which shares are being registered pursuant to this registration statement. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates, the warrants and the debentures.

On March 17, 2006 and February 13, 2006, we sold and issued to each of Eversource Group Limited and Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG, respectively, (i) a warrant exercisable for 672,646 shares of common stock, subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $1,500,000 which becomes due and fully payable on July 31, 2008, for which we received gross proceeds of $3,000,000. The net proceeds were used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. On September 25, 2006, Eversource Group Limited converted its entire principal amount of the 0% Debentures that we issued to it for 2,571,576 shares of common stock at $0.5833 per share, all of which shares are being registered pursuant to this registration statement. As of October 2, 2006, the remaining 0% Debentures held by Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG were convertible into 2,571,576 shares of common stock, subject to certain restrictions, and subject to adjustment upon the occurrence of certain specified events including, but not limited to, issuance of securities at a deemed price below the current conversion price, stock dividends, stock splits, mergers or reorganizations, and our failure to meet certain revenue milestones, provided that the conversion price may not fall below $0.05 per share. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates, the warrants and the debentures.

On February 13, 2006, we sold and issued to Nadelson Internacional S.A. (i) a warrant exercisable for 336,323 shares of common stock, subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $750,000 which becomes due and fully payable on July 31, 2008, for which we received gross proceeds of $750,000. The net proceeds have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. On September 25, 2006, Nadelson Internacional S.A. converted their entire principal amount of the 0% Debentures that we issued to it for 1,285,788 shares of common stock at $0.5833 per share, all of which shares are being registered pursuant to this registration statement.   These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates, the warrants and the debentures.

Pursuant to an employment agreement with a non-executive employee, we agreed to issue 75,000 shares of restricted stock, and as of September 30, 2006, 12,500 shares had been issued, with the remaining shares to be issued quarterly through March 31, 2009, subject to his continued employment. These shares were issued as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates.

On March 15, 2006, we issued 10,000 fully vested shares of common stock to a non-executive employee for employee services. These Shares were issued as restricted Securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates.

On March 30, 2006, pursuant to an Agreement and Plan of Merger dated February 8, 2006 among the Company, CRE, the stockholders of CRE, and Barnabus/CRE Acquisition Corporation, we issued 5,000,000 shares of common stock in exchange for all of the outstanding shares of CRE. Pursuant to the terms of the Merger Agreement, we entered into a Consulting Agreement with an affiliate of CRE and as an inducement to give up a pre-existing incentive compensation arrangement, we issued the consultant 1,000,000 shares of our common stock. All of these securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates, the warrants and the debentures.

On March 30, 2006, we entered into a securities purchase agreement with Cornell, pursuant to which we agreed to issue and sell to Cornell up to an aggregate of $15,000,000 of secured convertible debentures and warrants to purchase up to an aggregate of 13,250,000 shares of common stock, subject to adjustment as discussed below. Cornell purchased $10,000,000 of the debentures in March 2006. Of the $10,000,000 purchase price, $5,000,000 was delivered directly to us and $5,000,000 was deposited into escrow. The funds deposited into escrow were released to us on May 25, 2006, after we filed a registration statement on May 12, 2006 with the SEC for the purpose of registering the resale of the shares of common stock underlying the debentures and the warrants. Such registration statement was subsequently withdrawn. Cornell purchased an additional $1,500,000 of debentures on August 17, 2006 and is obligated to purchase the remaining $3,500,000 of the debentures on the date this registration statement is declared effective by the SEC, subject to customary closing conditions. As of October 2, 2006, $15,000,000 of debentures, if all issued on that date, would be convertible into 25,715,168 shares of common stock (including the 1,714,384 shares of common stock that were issued on August 22, 2006 and September 5, 2006, upon conversions of $1,000,000 principal amount of debentures), subject to certain restrictions. The net proceeds received thus far have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates.

On April 1, 2006, we appointed Robert A. Britts Chief Operating Officer and entered into an employment agreement with him. Pursuant to the terms of the employment agreement, we agreed to provide 150,000 shares of common stock to Mr. Britts, such shares to be issued, subject to his continued employment, quarterly commencing on April 1, 2006, with the last installment being issued on December 31, 2008. As of October 2, 2006, 37,500 of such shares had been issued to Mr. Britts. These grants were issued as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates.

Pursuant to a license agreement with Dr. Melvin L. Prueitt, we granted to Dr. Prueitt 100,000 shares of common stock and a warrant exercisable for 2,233,438 shares (which warrant provides for quarterly vesting of 300,000 shares beginning on September 30, 2006, with the final 133,438 shares vesting on June 30, 2008). These grants were issued as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificates and the warrant.

On April 10, 2006, pursuant to a February 8, 2006 Stock Purchase Agreement by and among us, SRS, SRS’ stockholders and 2093603 Ontario Inc. (Exchangeco), Exchangeco acquired all of the outstanding shares of SRS other than those already owned by us in exchange for CDN $3,709,067, 736,081 unregistered shares of our common stock issued to the U.S. shareholders of SRS and 2,446,070.5 Class A shares of Exchangeco issued to the Canadian shareholders of SRS. Upon the occurrence of certain events specified in the stock purchase agreement, the Class A shares of Exchangeco shall become exchangeable, one for one, into shares of our common stock. These grants were issued as restricted securities exempt from registration under Regulation D of the Securities Act, and an appropriate legend was placed on the stock certificates.

0% Debentures

In July 2006, the Company and the holders of the 0% Debentures and associated warrants agreed to amend such instruments effective as of their original issue date to provide for a minimum conversion price for the 0% Debentures and a minimum warrant exercise price of $0.05. The warrants were also amended to fix the aggregate number of warrant shares that are issuable to the number of shares of common stock for which the warrants were exercisable at the time the warrants were originally granted 2,354,261.

On September 20, 2006, Coach Capital LLC, Eversource Group Limited and Nadelson Internacional S.A. converted an aggregate of $3,750,000 principal amount of 0% Debentures, representing the entire principal amount of 0% Debentures that were issued to them at $0.5833 per share, and the Company correspondingly issued 2,571,576 shares of its common stock to Coach Capital LLC, 2,571,576 shares of common stock to Eversource Group Limited and 1,285,788 shares of common stock to Nadelson Internacional S.A.

As of January 15, 2007, the remaining 0% Debentures held by Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG were convertible into 5,217,391 shares of the Company’s common stock at $0.2875 per share, subject to certain restrictions, and subject to adjustment as described above. On February 22, 2007, Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG converted the remaining $1,500,000 principal amount of 0% Debentures at $0.2875 per share and the Company correspondingly issued 5,217,391 shares of its common stock.

5%  Secured Convertible Debentures and Related Warrants

In March 2006, the Company entered into a securities purchase agreement with Cornell Capital Partners, L.P. (“Cornell”), pursuant to which, as subsequently amended, the Company agreed to issue and sell to Cornell up to an aggregate of $15.0 million of secured convertible debentures (“5% Debentures) and warrants to purchase up to an aggregate of 13,250,000 shares of the Company’s common stock. On March 31, 2006, Cornell purchased $10,000,000 of the 5% Debentures and the Company issued to Cornell warrants to purchase up to an aggregate of 7,000,000 shares of common stock. Cornell also agreed to purchase an additional $5,000,000 of 5% Debentures and warrants to purchase up to 3,000,000 shares of common stock on the date the Company’s registration statement covering the shares issuable upon conversion of the 5% Debentures and exercise of the warrants was declared effective. Initially, the warrants were to have an exercise price of $1.50 per share and a term of five years. Each 5% Debenture matures three years from its date of issuance and bears interest at five percent (5%) per annum.

The conversion price of the 5% Debentures is the lower of (i) a fixed conversion price (initially $1.50) or (ii) 95% of the lowest volume weighted average price of the common stock during the 30 trading days immediately preceding the conversion date. The 5% Debentures are secured pursuant to the terms of (1) a pledge and escrow agreement among the Company, Cornell and David Gonzalez, Esq., as escrow agent, and (2) security agreements among the Company, Cornell and two of the Company’s subsidiaries. In accordance with the pledge and escrow agreement, the Company deposited 44,117,647 newly issued shares of the Company’s common stock into escrow, and granted to Cornell a security interest in those shares to secure the Company’s obligations to Cornell under the 5% Debentures and related agreements.

Under the security agreements, the Company and its subsidiaries granted to Cornell a blanket security interest in the Company’s consolidated assets. The 5% Debentures holders agreed to subordinate their security interests for certain transactions occurring in the normal course of business.

The Company agreed to file with the SEC by May 15, 2006, which date the Company refers to as the filing date, a registration statement including the shares underlying the 5% Debentures and warrants, and to use its best efforts to have such registration statement declared effective by July 29, 2006, which date the Company refers to as the effectiveness date. (This date was subsequently extended by mutual agreement). If a registration statement was not filed by the filing date or declared effective by the effectiveness date, as applicable, the Company would have become obligated to pay to Cornell, either in cash or in shares of common stock, liquidated damages equal to 1% of the liquidated value (subsequently capped at 15%) of the 5% Debentures outstanding for each 30 day period (pro-rated for partial periods) that the registration statement was not filed or declared effective, as applicable. The Company is obligated to keep the registration statement effective until all the shares have been sold or are eligible for sale without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933.

In July 2006, the Company and Cornell agreed to amend the investment agreements relating to the debentures and warrants, effective as of their original issue dates, as follows:

•	to provide for a floor price of $0.05 on the adjustable conversion price of the 5% Debentures;

to provide for a floor price of $0.05 per share on the exercise price of the warrants applicable to adjustments with respect to certain future issuances of securities by us, and upon certain distributions of assets and similar recapitalization events;

•	to extend the deadline for having the registration statement declared effective until August 12, 2006; and

•	to cap liquidated damages payable in respect of failure to have an effective registration statement at 15% of the liquidated value of the debentures outstanding.

In August 2006, the Company and Cornell agreed to the following, effective as of their original issue dates, as follows:

•

to provide for the purchase by Cornell of $1,500,000 of the remaining secured convertible debentures as of the date of the letter agreement, with the remaining $3,500,000 to be purchased by Cornell upon the effectiveness of the registration statement that we are required to file pursuant to the investor registration rights agreement, subject to customer closing conditions;

•	to waive any breaches of the investment agreements with Cornell related to certain of our tax withholding liabilities;

•	to further extend the deadline for having the registration statement declared effective until September 5, 2006; and

•

to provide that instead of a third warrant being issued to Cornell upon the last closing, such warrant was issued on August 17, 2006, at an exercise price of $0.80 (rather than $1.50) per share, and is exercisable for 6,250,000 shares (rather than 3,000,000 shares).

In addition, Cornell granted us a waiver of certain of the restrictive covenants contained in the investment agreements to permit us to take certain remedial actions relative to our tax withholding liabilities described under “Payroll Withholding Taxes” below, including the following with respect to any officer or employee: repurchasing vested shares, canceling any unvested shares, granting substitute equity awards, or permitting such persons to sell, pledge or transfer their shares.

On August 30, 2006, the Company filed a registration statement on Form SB-2 covering, among others, the shares issuable upon conversion of the debentures and exercise of the warrants, which was declared effective on October 27, 2006 (the “SB-2 registration statement”).

On May 21, 2007, the Company entered into a Letter Agreement with Cornell Capital Partners, L.P. The letter agreement was entered into in exchange for Cornell agreeing to exercise 1,000,000 of their warrants. Pursuant to the letter agreement (i) the ownership cap set forth in Section 3(b)(i) of each debenture, which limits the holder’s ability to convert the debenture or receive shares of common stock as payment of interest on the debenture, was increased from 4.99% to 9.99%, and (ii) the Company permanently waived the conversion limitation set forth in Section 3(b)(ii) of each debenture, which would have limited the principal amount of the debenture that could be converted at the market conversion price in any 30-day period.

On August 29, 2007, the Company entered into a Letter Agreement with Cornell Capital Partners, L.P. which amended certain terms of the secured convertible debentures issued by the Company to Cornell pursuant to a Securities Purchase Agreement dated March 30, 2006, as amended. Specifically, the Company (i) agreed to consider registering 4,000,000 shares of common stock pursuant to Rule 462(b) of the 1933 Securities Act, as amended; however OEC will only register additional shares in an amount and at a price that together represent no more than 20% of the shares originally subject to the Initial Registration Statement that remain unsold; (ii) Cornell agreed to not request further registration until 90 days after the effective date of the new registration statement; (iii) their right of first negotiation was waived with respect to the Capital Raising Offer letter sent to Cornell August 6, 2007 and they provided their consent to complete the transaction; (iv) they consented to the Company increasing the number of shares allocated to Open Energy’s stock option plan by 8,000,000 for a total of 16,500,000; and (v)  Cornell confirmed that none of the previous debentures are in default.

Since March 31, 2006, Cornell has converted the principal amounts of 5% Debentures totaling $7,570,000 into 19,897,003 shares of common stock. Giving effect to these conversions, as of November 1, 2007, Cornell had outstanding 5% debentures of $3,450,000 and accrued interest of $825,000.

Conversion Date	Principal Amount	Shares of Common Stock

August 22, 2006	$200,000	342,877
September 5, 2006	800,000	1,371,507
December 22, 2006	200,000	695,652
January 12, 2007	200,000	695,652
January 24, 2007	200,000	695,652
March 29, 2007	200,000	670,241
April 13, 2007	800,000	2,751,978
May 15, 2007	600,000	2,063,983
May 16, 2007	200,000	687,994
May 22, 2007	—	1,000,000
May 22, 2007	1,100,000	3,670,337
May 31, 2007	305,000	969,793
June 14, 2007	900,000	2,857,143
June 21, 2007	240,000	735,971
July 20, 2007	357,449	926,514
July 24, 2007	221,610	574,417
August 8, 2007	1,475,941	3,825,664
August 15, 2007	575,000	1,490,410
August 21, 2007	2,500,000	6,480,041
August 27, 2007	500,000	1,180,359
October 8, 2007	800,000	1,826,484
	$12,375,000	35,512,669

10% Secured Convertible Debentures and Related Warrants

On March 30, 2007, Open Energy Corporation entered into an agreement with Cornell Capital Partners, L.P. for the private placement of (i) a Convertible Secured Debenture in the original principal amount of $3,000,000 and (b) a Warrant to purchase up to 6,000,000 shares of our common stock, par value $0.001 per share, which were issued and sold for an aggregate purchase price of $3,000,000. We received gross proceeds of $3,000,000, before expenses, from the financing transaction, which were used for general corporate and working capital purposes. The Debenture accrues interest at a rate of 10% per annum and matures on March 30, 2008. No payments of interest or principal are due under the Debenture until maturity. Subject to limitations contained in the Debenture for the maximum amount that may be converted, the Debenture is convertible at any time at Cornell’s option into shares of our common stock at a conversion rate which is calculated by dividing (i) the amount of the outstanding and unpaid principal and interest of the Debenture to be converted into shares of common stock by (ii) the conversion price of $0.50. The conversion price is subject to adjustment in the event we issue shares of common stock for a consideration per share less than the conversion price in effect immediately prior to such issuance or sale, except for issuances in connection with an approved stock plan, the conversion, exchange or exercise of an outstanding security, an acquisition, or conversion of the Debenture. The Warrant issued to Cornell has an initial exercise price of $0.50 per share, subject to adjustment, and a term of five years from the issuance date. The issuance of the March 30, 2007 debentures and warrants caused a reduction in the warrant exercise price for the previously issued Cornell warrants to $0.50 per share.

Employment Agreement Shares

Pursuant to an employment agreement with a non-executive employee, the Company agreed to issue an aggregate of 75,000 shares of restricted common stock to such employee, to be issued in quarterly installments through March 31, 2009, subject to his continued employment. On June 30, 2007, the Company issued 6,250 of such shares as restricted securities exempt from registration pursuant to Section 4(2) of the Securities Act, and an appropriate legend was placed on the stock certificate.

6/15/07 Note

On June 15, 2007, the Company entered into a Note and Warrant Purchase Agreement with an accredited investor for the private placement of a $950,000 promissory note (the “6/15/07 Note”) and a related warrant to acquire up to 4,000,000 shares of common stock (the “6/15/07 Warrant) for a purchase price of $750,000. In connection with this transaction, the Company’s Chief Executive

Officer entered into a Stock Pledge Agreement pursuant to which certain of his shares of the Company’s common stock were pledged to secure the performance of the 6/15/07 Note, and he agreed to guaranty any deficiency above and beyond the value of the shares. Had there been an event of a default with respect to the 6/15/07 Note, the investor had the option to either (i) foreclose on the common stock pledged or (ii) convert all unpaid amounts due under the 6/15/07 Note into (A) a debenture which is convertible into shares of common stock of Open Energy and (B) a warrant exercisable for shares of common stock.

 The maturity date of the 6/15/07 Note was October 15, 2007, and it was paid in full on October 5, 2007. The Note was purchased at a discount, thus the effective interest paid was $200,000. The 6/15/07 Warrant is exercisable for three years, and is subject to anti dilution provisions and a floor exercise price of $0.05 per share. In addition, a warrant to purchase 400,000 shares of common stock at the rate of $.50 per share that expires on June 15, 2012, was issued to an investment banker for services rendered in connection with the financing.

8/31/07 Note

On August 31, 2007, Open Energy Corporation closed a securities purchase agreement with an accredited investor for the private placement of a convertible promissory note in the principal amount of $1,000,000 (the “8/31/07 Note”) and a related warrant to acquire up to 1,200,000 shares of common stock (the” 8/31/07 Warrant”) for a purchase price of $950,000. The 8/31/07 Note matures six months after August 31, 2007 but the Company has the right to prepay it in whole or in part without penalty prior to the maturity date. Commencing on the maturity date, the 8/31/07 Note accrues interest at the rate of 10% per annum. The principal and accrued interest is convertible into common stock of the Company at $0.50 per share. However, the Investor may not convert if the conversion shares issued would result in the Investor beneficially owning greater than 4.99% of Open Energy’s outstanding common stock.

In the event of default, the 8/31/07 Note will accrue interest at a rate of 10% per annum and the Investors may convert any or all of the outstanding principal and interest into common stock at a fixed conversion price equal to $0.1868 per share. In no event shall the conversion price be lower than $0.05. The 8/31/07 Warrant is exercisable through August 31, 2012. The exercise price is $0.709, subject to adjustments and anti dilution provisions which include a price floor of $0.05 per share.

6% Convertible Note and Related Warrants

On September 19, 2007, Open Energy Corporation entered into a Securities Purchase Agreement with an accredited investor for the private placement of (i) a convertible note in the principal amount of $20 million and (ii) a warrant to acquire up to 40 million shares of common stock. The net proceeds from the transaction totaled $18.46 million. This amount is not reflected in the financial statements as of August 31, 2007.

The maturity date on the Note is three years from September 19, 2007, which may be extended at the option of the investor if (i) a trigger event (as defined in the Note) has occurred and is continuing on the maturity date, and (ii) through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced. Open Energy does not have the right to prepay the note in whole or in part without penalty prior to the maturity date. If a trigger event occurs with respect to the Note, the investor may require Open Energy to redeem all or any portion of the Note.

The Note will accrue interest at a rate of 6% per annum, with accrued interest due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 beginning on the first such date after September 19, 2007. The Note will be convertible into shares of common stock at an initial price of $0.50 per share, which is subject to downward adjustment as described in the Agreement.

The Warrant is exercisable for up to 40 million shares of Common Stock at an exercise price of $0.506 per share, subject to downward adjustment as described in the Agreement.

ITEM 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit

3.1	Articles of Incorporation, incorporated by reference from Exhibit 3.1 to the Form SB-2 filed August 1, 2002.

3.2	Bylaws, incorporated by reference from Exhibit 3.1 to the Form 10-Q filed April 19, 2006.

3.3	Certificate of Amendment filed with the Secretary of State of Nevada on February 23, 2004, incorporated by reference from Exhibit 3.3 to the Form 10-KSB filed September 12, 2005.

3.4	Certificate of Amendment filed with the Secretary of State of Nevada on May 4, 2005, incorporated by reference from Exhibit 3 to Form 8-K filed August 31, 2005.

3.5	Certificate of Merger filed with the Secretary of State of Nevada on April 21, 2006, incorporated by reference from Exhibit 3.1 to the Form 8-K filed April 25, 2006.

4.1	Secured Convertible Debenture No. CCP-4, issued on October 30, 2006 in favor of Cornell Capital Partners, LP., incorporated by reference from Exhibit 4.1 to the Form 8-K filed November 3, 2006.

4.2

Agreement and Plan of Merger, dated December 21, 2006, by and among Open Energy Corporation, Open Energy/WE Acquisition Corporation, WaterEye Corporation, and certain other parties thereto, incorporated by reference from Exhibit 2.1 to Form 8-K filed December 28, 2006.

4.3

Securities Purchase Agreement dated March 30, 2007 by and between Open Energy Corporation and Cornell Capital Partners, L.P., incorporated by reference from Exhibit 4.1 to Form 8-K filed April 5, 2007.

4.4	Secured Convertible Debenture dated March 29, 2007 issued by Open Energy Corporation to Cornell Capital Partners, L.P., incorporated by reference from Exhibit 4.2 to Form 8-K filed April 5, 2007.

4.5

Security Agreement dated March 29, 2007 by and among Open Energy Corporation, Connect Renewable Energy, Inc., Solar Roofing Systems, Inc., WaterEye Corporation and Cornell Capital Partners, L.P., incorporated by reference from Exhibit 4.3 to Form 8-K filed April 5, 2007.

4.6	Warrant to Purchase Common Stock dated March 29, 2007 issued by Open Energy Corporation to Cornell Capital Partners, L.P., incorporated by reference from Exhibit 4.4 to Form 8-K filed April 5, 2007.

4.7	Registration Rights Agreement dated March 29, 2007 by and between Open Energy Corporation and Cornell Capital Partners, L.P. incorporated by reference from Exhibit 4.5 to Form 8-K filed April 5, 2007.

4.8	Letter Agreement, dated May 21, 2007, between Open Energy Corporation and Cornell Capital Partners, L.P., incorporated by reference from Exhibit 10.1 to the Form 8-K filed May 24, 2007.

4.9	Note and Warrant Purchase Agreement dated June 15, 2007, incorporated by reference from Exhibit 10.1 to the Form 8-K filed June 21, 2007.

4.10	Form of Warrant, incorporated by reference from Exhibit 10.2 to the Form 8-K filed June 21, 2007.

4.11	Form of Stock Pledge Agreement, incorporated by reference from Exhibit 10.3 to the Form 8-K filed June 21, 2007.

4.12	Form of Note, incorporated by reference from Exhibit 10.4 to the Form 8-K filed June 21, 2007.

4.13	Convertible Debenture dated June 15, 2007, incorporated by reference from Exhibit 10.5 to the Form 8-K filed June 21, 2007.

4.14	Form of Default Warrant, incorporated by reference from Exhibit 10.6 to the Form 8-K filed June 21, 2007.

4.15	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Form 8-K filed June 21, 2007.

4.16

Securities Purchase Agreement, dated August 31, 2007, by and between Open Energy Corporation and Everest Asset Management AG, incorporated by reference from Exhibit 4.1 to Form 8-K filed September 6, 2007.

4.17	Convertible Note, dated August 31, 2007, issued by Open Energy Corporation to Everest Asset Management AG, incorporated by reference from Exhibit 4.2 to Form 8-K filed September 6, 2007.

4.18	Warrant, dated August 31, issued by Open Energy Corporation to Everest Asset Management AG, incorporated by reference from Exhibit 4.3 to Form 8-K filed September 6, 2007.

4.19

Registration Rights Agreement, dated August 31, 2007, by and between Open Energy Corporation and Everest Asset Management AG, incorporated by reference from Exhibit 4.4 to Form 8-K filed September 6, 2007.

4.20

Securities Purchase Agreement, dated September 19, 2007, by and between Open Energy Corporation and the Investor listed on the Schedule of Buyers, incorporated by reference from Exhibit 4.1 to the Form 8-K filed September 25, 2007.

4.21	Convertible Note, dated September 19, 2007, issued by Open Energy Corporation to The Quercus Trust, incorporated by reference from Exhibit 4.2 to the Form 8-K filed September 25, 2007.

4.22	Warrant, dated September 19, 2007 issued by Open Energy Corporation to The Quercus Trust, incorporated by reference from Exhibit 4.3 to the Form 8-K filed September 25, 2007.

4.23	Letter Agreement, dated August 30, 2007, by and between Open Energy Corporation and YA Global Investments, L.P., incorporated by reference from Exhibit 4.1 to the Form 10-KSB/A filed October 31, 2007.

5.1	Legal Opinion**

10.1†	Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.1 to the Form 8-K filed November 8, 2006.

10.1.1†	Form of Stock Option Agreement under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.2 to the Form 8-K filed November 8, 2006.

10.1.2†	Form of Stock Award Agreement for Restricted Stock under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.3 to the Form 8-K filed November 8, 2006.

10.1.3†	Form of Stock Award Agreement for Stock Units under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.4 to the Form 8-K filed November 8, 2006.

10.2†	Amendment No. 1 to CBC Consulting Agreement, dated December 14, 2006, incorporated by reference from Exhibit 10.1 to the Form 8-K filed December 19, 2006.

10.3

Agreement and Plan of Merger dated as of December 21, 2006, by and among Open Energy, incorporated by reference from Exhibit 2.1 to the Form 8-K filed December 19, 2006. Corporation, Open Energy/WE Acquisition Corporation, WaterEye Corporation, and certain other parties thereto.

10.4†	Employment Agreement dated as of December 22, 2006, by and between Open Energy Corporation and Thomas D. Wolfe, incorporated by reference from Exhibit 10.4 to the Form 10-QSB filed February 1, 2007.

10.5

Indenture Agreement (Lease) and Amendment No. 1 to Lease with Acton Management Co. Limited dated November 22, 2006, incorporated by reference from Exhibits 10.1 and 10.2, respectively, to the Form 8-K filed November 29, 2006.

10.6†	Amendment No. 1 to Executive Employment dated January 30, 2007 by and between Open Energy and David Saltman incorporated by reference from Exhibit 10.6 to the Form 10-QSB filed February 1, 2007.

10.7†	Amendment No. 2 to Executive Employment dated January 30, 2007 by and between Open Energy and Cheryl Bostater, incorporated by reference from Exhibit 10.7 to the Form 10-QSB filed February 1, 2007.

10.10†	Employment Agreement, dated November 1, 2006, by and between Open Energy Corporation and Jeffrey Stein, incorporated by reference from Exhibit 10.5 to the Form 10-QSB filed April 23, 2007.

10.11†

Amendment No. 1 to Employment Agreement, dated April 6, 2007, by and between Open Energy Corporation and Jeffrey Stein, incorporated by reference from Exhibit 10.6 to the Form 10-QSB filed April 23, 2007.

10.12	Letter Agreement, dated May 21, 2007, between Open Energy Corporation and Cornell Capital Partners, L.P., incorporated by reference from Exhibit 10.1 to the Form 8-K filed May 24, 2007.

10.13†	Employment Agreement with Aidan H. Shields dated June 15, 2007, incorporated by reference from Exhibit 10.9 to the Form 8-K filed June 21, 2007.

10.14†	Employment Agreement with John E. Hart dated June 15, 2007, incorporated by reference from Exhibit 10.10 to the Form 8-K filed June 21, 2007.

10.15†

Employment Agreement with David Field dated November 1, 2006 and Amendment No. 1 to the Employment Agreement dated June 15, 2007, incorporated by reference from Exhibit 10.11 to the Form 8-K filed June 21, 2007.

10.16	Employment Agreement, dated November 1, 2007, by and between Open Energy Corporation and Christopher Gopal, incorporated by reference from Exhibit 10.1 to the Form 8-K filed November 7, 2007.

10.17

Distributor Agreement, dated November 16, 2007 by and among Open Energy Corporation, Tri-Valley Supply, Inc., and solely with respect to Section 8(c), Petersen-Dean, Inc., incorporated by reference to the Form 8-K filed on November 27, 2007.

14.1	Code of Ethics, incorporated by reference from Exhibit 14.1 to the Form 10-KSB filed September 12, 2005.

16.1	Letter from Peterson & Co., LLP to the Securities and Exchange Commission, dated December 1, 2006, incorporated by reference from Exhibit 16.1 to the Form 8-K/A filed December 1, 2006.

21.1	List of Subsidiaries, incorporated by reference from Exhibit 21.1 to the Form 10-KSB filed on September 13, 2007.

23.1*	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.

24.1*	Power of Attorney (included on signature page).

*Filed herewith.

**To be filed by amendment.

†Indicates a management contract or compensatory plan.

ITEM 17.  Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)  For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Solana Beach, State of California, on May 30, 2008.

OPEN ENERGY CORPORATION

By:	/s/ David Saltman
David Saltman
Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David P. Saltman, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ David P. Saltman	Chairman and Chief Executive Officer (Principal Executive Officer)	May 30, 2008
David P. Saltman

/s/ Aidan H. Shields	Chief Financial Officer and Treasurer (Principal Financial and	May 30, 2008
Aidan H. Shields	Accounting Officer)

/s/ David Field	President, Chief Operating Officer and Director	May 30, 2008
David Field

	Director	May 30, 2008
Patricia M. Eckert

/s/ Steven J. Kemper	Director	May 30, 2008
Steven J. Kemper

/s/ Kenneth F. Potashner	Director	May 30, 2008
Kenneth F. Potashner

/s/ Edward Douglas Ward	Director	May 30, 2008
Edward Douglas Ward